UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Marathon Oil Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

of Stockholders and Proxy Statement

2012

Wednesday, April 25, 2012

10:00 a.m. Central Time

Conference Center Auditorium

Marathon Oil Tower

5555 San Felipe Street

Houston, Texas 77056

Please vote promptly either by:

▶    telephone,

▶    the Internet, or

▶    marking, signing and returning your proxy or voting instruction card.

Marathon Oil Corporation 5555 San Felipe Street Houston, TX 77056	Clarence P. Cazalot, Jr. Chairman, President and Chief Executive Officer

March 8, 2012

Dear Marathon Oil Stockholder,

On behalf of your Board of Directors and management, you are cordially invited to attend our 2012 annual meeting of stockholders to be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas, on Wednesday, April 25, 2012 at 10:00 a.m. Central Time.

We are pleased to continue taking advantage of the Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet. Please read the proxy statement for more information on this alternative, which allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. On March 14, 2012, we plan to commence mailing to our U.S. stockholders a Notice containing instructions on how to access our 2012 Proxy Statement and 2011 Annual Report on Form 10-K and vote online. In addition, instructions on how to request a printed copy of these materials may also be found on the Notice. All other stockholders will continue to receive copies of the proxy statement and annual report by mail. The matters to be voted on at the meeting can be found in the 2012 Proxy Statement.

Your vote is important. We hope you will vote either by telephone, over the Internet, or by marking, signing and returning your proxy or voting instruction card as soon as possible, whether or not you plan to attend the meeting.

Sincerely,

Notice of Annual Meeting of Stockholders

on April 25, 2012

We will hold our 2012 annual meeting of stockholders in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas 77056 on Wednesday, April 25, 2012 at 10:00 a.m. Central Time, in order to:

•	elect eight directors;

•	ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2012;

•	consider a non-binding advisory vote to approve our executive compensation;

•	approve the 2012 Incentive Compensation Plan; and

•	transact any other business that properly comes before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Marathon Oil Corporation common stock at the close of business on February 27, 2012. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Marathon Oil is taking advantage of the Securities and Exchange Commission rules which allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

If you received a printed copy of the materials, we have enclosed a copy of the Company’s 2011 Annual Report on Form 10-K to stockholders with this notice and proxy statement.

By order of the Board of Directors,

Sylvia J. Kerrigan
Secretary

Dated: March 8, 2012

Marathon Oil Corporation

5555 San Felipe Street

Houston, TX 77056

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. You should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

• Time and Date:	10:00 a.m. Central Time, April 25, 2012
• Place:	Marathon Oil Corporation Tower
Conference Center Auditorium
5555 San Felipe Street
Houston, Texas 77056
• Record Date:	February 27, 2012
• Voting:	Stockholders

Meeting Agenda

•	Election of eight directors

•	Ratification of the selection of PricewaterhouseCoopers LLP as independent auditor for 2012

•	Non-binding advisory vote to approve our executive compensation

•	Approve the 2012 Incentive Compensation Plan

•	Transact any other business that may properly come before the meeting

Voting Matters

Board Proposals	Board Vote Recommendation	Page Reference (for more detail)

Election of Directors	FOR EACH DIRECTOR NOMINEE	24
Ratification of the selection of PricewaterhouseCoopers LLP as independent auditor for 2012	FOR	29
Non-binding advisory vote to approve executive compensation	FOR	30
Approve the 2012 Incentive Compensation Plan	FOR	31

Board Nominees

The following table provides summary information about each director who is nominated for election. Each director nominee will serve terms expiring at the 2013 annual meeting of stockholders and until their successors are elected and qualified.

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	Committee Assignments

Gregory H. Boyce	57	2008	Chairman and CEO of Peabody Energy Corporation	• Leadership • Industry • International • Engineering	X	Audit; Compensation¿; & HES&CR

Pierre Brondeau	54	2011	Chairman, President and CEO of FMC Corporation	• Technology • Leadership • Engineering • International	X	Compensation; Corp. Gov.; & HES&CR

Proxy Statement Summary (continued)

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	Committee Assignments

Clarence P. Cazalot, Jr.	61	2000	Chairman, President and CEO of Marathon Oil Corporation	• Leadership • Industry • International • Engineering

Linda Z. Cook	53	2011	Retired Executive Director of Royal Dutch Shell plc	• Leadership • Industry • International • Engineering	X	Audit; Compensation; & Corp. Gov.

Dr. Shirley Ann Jackson	65	2000	President of Rensselaer Polytechnic Institute	• Education • Technology • Government • Leadership	X	Audit¿ ; Compensation; & HES&CR

Philip Lader	65	2002	Non-executive Chairman of WPP plc	• Government • International • Leadership • Industry	X	Corp. Gov.; & HES&CR¿

Michael E. J. Phelps	64	2009	Chairman and Founder of Dornoch Capital, Inc.	• Finance • International • Leadership • Industry	X	Audit; Corp. Gov.; & HES&CR

Dennis H. Reilley	58	2002	Former Non-executive Chairman of Covidien Ltd.	• Finance • International • Leadership • Industry	X	Audit; Compensation; & Corp. Gov.¿

Audit	Audit and Finance Committee
Compensation	Compensation Committee
Corp. Gov.	Corporate Governance and Nominating Committee
HES&CR	Health, Environmental, Safety and Corporate Responsibility Committee
¿	Committee Chair
Attendance	In 2011, the director nominees, all of whom are current directors, attendance averaged approximately 94% for the aggregate of the total number of the Board and committee meetings. Ms. Cook was appointed to the Board in July 2011, and thereafter attended 100% of the Board meetings and meetings of the committees on which she sits.

Auditors

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012.

Proxy Statement Summary (continued)

Executive Compensation Advisory Vote

We seek your advisory vote to approve the compensation of our named executive officers and ask that you support the compensation of our named executive officers with a FOR vote. The Board believes that our compensation policies and practices attract talented and experienced executives, motivate them by rewarding individual and collective contributions to our success and retain our executives so that they can directly impact our business.

2012 Incentive Compensation Plan

On February 29, 2012, the Board approved the 2012 Incentive Compensation Plan (the “Plan”) and submitted the Plan to stockholders for approval. We are asking our stockholders to approve the Plan so that it may replace, on a prospective basis, the 2007 Incentive Compensation Plan (the “2007 Plan”). The Plan is designed to attract and retain employees and directors, to strengthen the alignment of their interests with stockholder interests, and to reward outstanding contributions to our development and financial success. Our Board believes it is appropriate to propose a replacement plan at this time in order to optimize our tax deduction under Section 162(m) of the Internal Revenue Code, which requires periodic stockholder approval of incentive compensation plans. If the 2012 Plan is approved by our stockholders, all granting authority under the 2007 Plan will be revoked and no new grants will be made from the 2007 Plan following the date of stockholder approval.

Executive Compensation Components

Type	Form	Terms
Equity	• Stock Options	• Generally vest pro-rata over three years
	• Restricted Stock	• Granted to officers other than CEO (the CEO does not receive restricted stock) • Generally vests at the end of three years
Cash	• Base Salary	• Reviewed annually
	• Annual Cash Bonus	• Determined by the Compensation Committee based upon a combination of quantitative performance metrics and individual performance goals

	• Performance Unit Awards	• Payment is based upon relative total stockholder return ranking at the end of a defined performance period
Retirement	• Tax-qualified plans	• Broad-based defined benefit and Code Section 401(k) plans to provide retirement benefits
	• Nonqualified plans	• Generally provide for benefits that officers do not receive due to Internal Revenue Code limits
Other	• Perquisites	• Executive physical; reimbursement of tax and financial planning up to an annual maximum

Proxy Statement Summary (continued)

Other Key Compensation Features

•	Significant stock ownership requirements, including 6x base salary for CEO

•	Clawback of incentive compensation

•	No severance or employment agreements

•	No tax gross-up of perquisites

2011 Compensation Decisions

For a complete description of our 2011 compensation decisions, please refer to the Compensation Discussion and Analysis beginning on page 46.

2013 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in our 2013 proxy statement must be received in writing by our corporate Secretary no later than the close of business on November 14, 2012.

Proxy Statement

We have sent you this proxy statement because the Board of Directors (the “Board”) is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are Clarence P. Cazalot, Jr., Dennis H. Reilley, and Janet F. Clark.

We will hold the meeting on April 25, 2012 in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas. The proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing of the Notice Regarding the Availability of Proxy Materials, the 2012 Proxy Statement, the proxy card, and the Letter to Stockholders and 2011 Annual Report on Form 10-K on or about March 14, 2012.

Questions and Answers

¢	Who may vote?

You may vote if you were a holder of Marathon Oil Corporation (“Marathon Oil” or the “Company”) common stock at the close of business on February 27, 2012, which is the record date of the meeting. Each share of common stock entitles its holder to one vote on each matter to be voted on at the meeting.

¢	What may I vote on?

You may vote on:

•	the election of eight nominees to serve as directors;
•	the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2012;
•	a non-binding advisory vote to approve our executive compensation; and
•	the approval of our 2012 Incentive Compensation Plan.
¢	How does the Board recommend I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director;
•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2012;
•	FOR the non-binding advisory vote to approve our executive compensation;
•	FOR the approval of the 2012 Incentive Compensation Plan.

¢	If I am a stockholder of record of Marathon Oil shares, how do I cast my vote?

If you are a holder of record of Marathon Oil common stock, you may vote in person at the annual meeting. We will give you a ballot at the meeting.

If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you may vote by proxy on the Internet, vote by proxy using the enclosed proxy card, or vote by proxy over the telephone. The procedures for voting by proxy are as follows:

•	To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will need the 12-digit Control Number included on your Notice Regarding the Availability of Proxy Materials (the “Notice”) or on your proxy card;
•	To vote by proxy using the enclosed proxy card (if you received a printed copy of these proxy materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided; or
•	To vote by proxy over the telephone (if you received a printed copy of these proxy materials by mail), dial the toll-free phone number listed on your proxy card under the heading “Vote by Phone” using a touch-tone phone and follow the recorded instructions.

If you vote by proxy, your vote must be received by 11:59 p.m., Eastern Time on April 24, 2012 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

¢	If I am a beneficial owner of Marathon Oil shares, how do I vote?

If you are a beneficial owner of shares of Marathon Oil common stock held in street name and you received a printed copy of these proxy materials by mail, you should have received a voting instruction card with these proxy materials from the organization that is the record owner of your shares rather than from us. If you are a beneficial owner of shares held in street name and you received a notice by mail, you should have received the notice from the organization that is the record owner of your shares rather than from us. Beneficial owners that received a printed copy of these proxy materials by mail from the record owner may complete and mail that voting instruction card or may vote by telephone or over the Internet as instructed by that organization in the voting instruction card. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions. A beneficial owner planning to vote in person at the annual meeting must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

¢	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Unless you previously requested to receive a printed copy of the proxy materials or reside in a location outside the United States, we are sending a Notice Regarding the Availability of Proxy Materials to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

¢	May I change my vote?

If you are a holder of record of shares of Marathon Oil common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

•	voting again by telephone or over the Internet;
•	sending us a proxy card dated later than your last vote;
•	notifying the Secretary of Marathon Oil in writing; or
•	voting at the meeting.

¢	How many outstanding shares are there?

At the close of business on February 27, 2012, which is the record date for the meeting, there were 704,243,734 shares of Marathon Oil common stock outstanding and entitled to vote.

¢	How big a vote do the proposals need in order to be approved?

Directors are elected by a majority of the votes cast. For a director to be elected, the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be taken into account in director elections. Each of the other proposals will be approved if it receives a majority of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote. Although the advisory vote on Proposal 3 is non-binding, as provided by law, our board will review the results of the vote and, consistent with our record of stockholder engagement, will take it into account in making a determination concerning executive compensation. Except as otherwise provided above, abstentions are counted as votes present and entitled to vote and have the same effect as votes against a proposal. Broker non-votes are not counted as either votes for or votes against a proposal. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

¢	What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from customers. The ratification of the independent auditor is an example of a routine matter on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters such as the election of directors, the proposal related to executive compensation or the approval of the 2012 Incentive Compensation Plan, unless they have received voting instructions from their customers. Shares held by brokers on behalf of these customers which are not voted on non-routine matters are broker non-votes.

¢	What constitutes a quorum?

Under our by-laws, a quorum is one third of the voting power of the outstanding shares of stock entitled to vote.

¢	Will my vote be confidential?

Only the voting records of employee-stock-holders are kept confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests.

¢	How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using their best judgment. Your signed proxy card, or your telephone or Internet vote, gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our corporate Secretary on or after November 12, 2011 and no later than December 12, 2011, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

¢	When must stockholder proposals be submitted for the 2013 annual meeting?

Stockholder proposals submitted for inclusion in our 2013 proxy statement must be received in writing by our corporate Secretary no later than the close of business on November 14, 2012. Stockholder proposals submitted outside the process for inclusion in the proxy statement must be received from stockholders of record on or after November 14, 2012 and no later than December 14, 2012 and must be accompanied by certain information about the stockholder making the proposal, in accordance with our by-laws.

The Board of Directors and Governance Matters

On June 30, 2011, we completed the spin-off of our downstream business creating two independent energy companies (the “Spin-off”), Marathon Petroleum Corporation (“MPC”) and Marathon Oil Corporation. As a result, six members of the Board of Directors (the “Board”) tendered their resignations in order to serve as members of MPC’s board of directors. Our Board currently consists of eight directors.

Under our by-laws and the laws of Delaware, Marathon Oil’s state of incorporation, the business and affairs of Marathon Oil are managed under the direction of the Board. The Board met twelve times in 2011 and attendance for Board and committee meetings averaged 95 percent for the full year. Attendance averaged approximately 94 percent for the aggregate of the total number of Board and committee meetings held through June 30, 2011. Following the Spin-off, attendance averaged approximately 95 percent for the aggregate of the total number of Board and committee meetings held for the remainder of 2011. Under our Corporate Governance Principles, directors are expected to attend the annual meeting of stockholders, and in 2011 all of our then-serving directors attended the meeting in person.

The chairman of the Board presides at all meetings of stockholders and the Board. In connection with the Spin-off, we elected a lead director to preside at executive sessions of non-employee directors. Among other things, the lead director is also responsible for reviewing with the chairman and CEO the proposed Board and committee meeting agendas.

Our Corporate Governance Principles require non-employee directors of the Company to meet at regularly scheduled executive sessions. To comply with this directive, an offer of an executive session is extended to non-employee directors at each regularly scheduled Board meeting. In 2011, non-employee directors of the Company held six executive sessions.

In 2011, the Board had four principal committees, all the members of which were independent, non-employee directors. The tables below show the pre-Spin-off and post-Spin-off committee memberships of each director and the aggregate number of meetings that each corresponding committee held in 2011. Effective at the time of the Spin-off, the principal committees’ memberships were re-organized as set forth on page 13.

Board Committee Memberships - Prior to June 30, 2011	Director	Audit and Finance Committee	Compensation Committee	Corporate Governance and Nominating Committee	Public Policy Committee

	Gregory H. Boyce	X	X		X
	Pierre Brondeau		X	X	X
	David A. Daberko	X	X*	X
	William L. Davis	X		X	X
	Shirley Ann Jackson	X*	X		X
	Philip Lader			X	X*
	Charles R. Lee	X	X		X
	Michael E. J. Phelps	X		X	X
	Dennis H. Reilley		X	X*	X
	Seth E. Schofield	X	X	X
	John W. Snow		X	X	X

* Chair

Board Committee Memberships - Current	Director	Audit and Finance Committee	Compensation Committee	Corporate Governance and Nominating Committee	Health, Environmental, Safety and Corporate Responsibility Committee

	Gregory H. Boyce	X	X*		X
	Pierre Brondeau		X	X	X
	Linda Z. Cook	X	X	X
	Shirley Ann Jackson	X*	X		X
	Philip Lader			X	X*
	Michael E. J. Phelps	X		X	X
	Dennis H. Reilley	X	X	X*

	Number of Meetings in 2011	7	6	6	5**
* Chair **This number includes meetings of the former Public Policy Committee.

Linda Z. Cook was elected to the Board effective July 1, 2011. On July 27, 2011, she was appointed by the Board to serve on the Audit and Finance Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Board and Committee Independence	The principal committee structure of the Board includes the audit and finance, compensation, corporate governance and nominating, and health, environmental, safety and corporate responsibility committees. These committees are comprised entirely of independent directors.

In determining independence, the Board affirmatively determines whether directors have no material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly, immediate family members of the director, or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In 2011, the Board considered contributions totaling $60,000 made by the Company to not-for-profit organizations, Atlantic Council of the United States and Communities in Schools, of which Philip Lader or his immediate family members are directors, trustees, or affiliates, payments for legal services totaling $74,996 made by the Company to a law firm of which Philip Lader is a partner, and royalty payments totaling $379,743 received by the Company from a wholly-owned subsidiary of a company of which Gregory H. Boyce is chairman and chief executive officer. These transactions did not exceed the thresholds set forth in the categorical standards below.

The Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, any direct compensation from the Company in excess of $120,000 during any twelve-month period within the last three years, other than compensation for board or committee service, pension or other forms of deferred compensation for prior service, or compensation paid to an immediate family member who is a non-executive employee of the Company; (3) with respect to the Company’s external auditor, (a) not being engaged, or having an immediate family member engaged, as a current partner by the Company’s external auditor, (b) not being a current employee of the Company’s external auditor, (c) not having an immediate family member who is a current employee of the Company’s external auditor and who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) not being engaged or employed or having an immediate family member engaged or employed, within the past three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company’s present executive officers serve or served on the other company’s compensation committee; (5) not being a current employee, or having an immediate family member who is a current executive officer, of a company that makes or made payments to, or receives or received payments from, the Company for property or services in an amount which, in any of the three preceding fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues; and (6) not being an executive officer of a tax-exempt organization of which the Company has within the three preceding fiscal years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the tax-exempt organization’s consolidated gross revenues.

Applying these categorical standards, the Board determined that the following directors qualify as independent: Gregory H. Boyce; Pierre Brondeau; Linda Z. Cook; Shirley Ann Jackson; Philip Lader; Michael E. J. Phelps; and Dennis H. Reilley.

Audit and Finance Committee	The Audit and Finance Committee has a written charter adopted by the Board, which is attached hereto as Appendix I and is also available on the Company’s website at http://www.marathonoil.com/Audit_Committee_Charter/. The charter requires the committee to reassess and report to the Board on the adequacy of the charter on an annual basis, which the committee did in 2011. All the members of the Audit and Finance Committee are independent (as independence is defined in Securities Exchange Act Rule 10A-3, as well as the general independence requirements of New York Stock Exchange (“NYSE”) Rule 303A.02).

This committee is, among other things, responsible for:

•	appointing, replacing, compensating and overseeing the work of the independent auditor;

•

reviewing the fees proposed by the independent auditor for the coming year and approving in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor;

•	separately meeting with the independent auditor, the internal auditors and management with respect to the status and results of their activities;

•	reviewing and assuring the rotation of the lead audit partner as required by law and considering whether rotation of the independent auditor firm is necessary;

•

reviewing with the chief executive officer, the chief financial officer, and the general counsel the Company’s disclosure controls and procedures and management’s conclusions about the efficacy of such disclosure controls and procedures;

•

reviewing, approving and discussing with management and the independent auditor the annual and quarterly financial statements, reports of internal control over financial reporting, the annual report to stockholders, and the Form 10-K;

•	reviewing earnings press releases;

•	discussing with management guidelines and policies to govern the process by which risk assessment and management is undertaken by the Company;

•	reviewing and recommending dividends;

•	approving and recommending financings, including the recommendations of action to subsidiaries, partnerships and joint ventures;

•	reviewing and reporting on the Company’s compliance with financial covenants and other terms of loans and other agreements;

•	reviewing year-end hydrocarbon reserve estimates and tax estimates;

•

reviewing legal and regulatory compliance regarding the Company’s financial statements, accounting or auditing matters or compliance with the Code of Business Conduct or Policy for Whistleblowing Procedures; and

•	completing an annual performance evaluation of this committee.

The Audit and Finance Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain outside legal, accounting or other consultants.

Audit and Finance Committee Policy For Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee Policy For Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services is attached as Appendix II to this proxy statement and is also available on the Company’s website at http://www.marathonoil.com/Policy_PreAppAudit_Tax_NonAudit/. Among other things, this policy sets forth the procedure for the committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception. Notwithstanding the de minimus exception, it is the intent of the committee that standard practice will be to pre-approve all permissible non-audit services. The committee delegated pre-approval authority of up to $500,000 to the Audit and Finance Committee Chair for unbudgeted items.

Audit Committee Financial Expert

Based on the attributes, education and experience requirements set forth in Section 407 of the Sarbanes-Oxley Act of 2002 and associated regulations, the Board has determined that Michael E. J. Phelps and Dennis H. Reilley each qualify as an “Audit Committee Financial Expert.”

•

Mr. Phelps held a number of senior executive positions, including chief executive officer and chief financial officer for Westcoast Energy, Inc. In addition to his master’s of Law degree, he holds a bachelor of arts degree in economics and history.

•

Mr. Reilley is a former non-executive chairman of Covidien Ltd. He also served as chairman and chief executive officer of Praxair, Inc. In addition to certifying the effectiveness of internal controls and procedures required by his position as CEO, Mr. Reilley’s experience included serving as former chair of Entergy Corporation’s audit committee. He holds a bachelor of science degree in finance from Oklahoma State University.

Hiring of Employees or Former Employees of the Independent Auditor

This policy provides that the Company shall not hire any employee or former employee of its independent auditor for a position in a financial reporting oversight role if such employee or former employee was the lead or concurring partner, or any other member of the audit engagement team who provided more than ten hours of audit, review or attest services during the one-year period preceding the date of the initiation of the audit. The complete policy statement is available on the Company’s website at http://www.marathonoil.com/Guide_Hire_Employees_Indep_Auditor/.

Policy for Whistleblowing Procedures

The policy for Whistleblowing Procedures establishes procedures for the receipt, retention and treatment of concerns received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees to the Company of concerns regarding questionable accounting or auditing matters. The policy for Whistleblowing Procedures is available on the Company’s website at http://www.marathonoil.com/Policy_Whistleblowing_Procedures/.

Compensation Committee	The Compensation Committee is composed solely of directors who satisfy all criteria for independence under applicable law and the rules of the NYSE and who, in the opinion of the Board, are free of any relationship that would interfere with their exercise of independent judgment as members of the committee.

The Compensation Committee has a written charter adopted by the Board, which is available on the Company’s website at http://www.marathonoil.com/Charter_Comp_Committee/. The charter requires the committee to reassess and report to the Board on the adequacy of the charter on an annual basis, which the committee did in 2011.

The committee is, among other things, responsible for:

•	making recommendations to the Board and to the boards of subsidiaries on all matters of policy and procedures relating to executive compensation;

•

reviewing and approving corporate goals and objectives relevant to the chief executive officer’s compensation, and determining and approving the chief executive officer’s compensation level based on the Board’s performance evaluation of the chief executive officer;

•

reviewing and approving the frequency with which to submit to stockholders an advisory vote to approve executive compensation, taking into account any prior stockholder advisory vote regarding such frequency;

•	reviewing and considering the results of any stockholder advisory votes to approve executive compensation;

•	determining and approving the compensation of the other executive officers, and reviewing the succession plan relating to positions held by the other executive officers;

•	recommending to the Board and administering the incentive compensation plans and equity-based plans of the Company;

•	confirming the achievement of performance levels under the Company’s incentive compensation plans;

•	reviewing, recommending, and discussing with management the Compensation Discussion and Analysis section included in the Company’s annual proxy statement; and

•	evaluating its performance on an annual basis.

The committee used Meridian Compensation Partners LLC (“Meridian”) to provide consulting services and advice to the committee on executive compensation matters. The consultant reports directly to the committee and provides information on industry trends and practices and updates on regulatory requirements. Meridian provides no other services to Marathon Oil or its executives.

The committee seeks input from the CEO on compensation decisions and performance appraisals for all other executive officers. However, all final executive officer compensation decisions are made by the committee.

The committee meets at least four times a year and is given the opportunity to meet in executive session at each of its meetings. With input from the independent compensation consultant, the CEO, and the Vice President of Human Resources, the chairman of the committee approves the agendas for committee meetings. When possible, the committee previews and discusses significant compensation decisions at one meeting before giving formal approval at a subsequent meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Gregory H. Boyce, (Chairman), Pierre Brondeau, Linda Z. Cook, Shirley Ann Jackson, and Dennis H. Reilley. Each person qualifies as an independent non-employee director, and no member has served as an officer or employee of the Company. During 2011, none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of our Compensation Committee or Board of Directors.

Corporate Governance and Nominating Committee	The Corporate Governance and Nominating Committee is composed solely of independent directors in accordance with the rules of the NYSE. The committee’s primary purpose is to discharge the Board’s responsibility related to the development and implementation of a set of corporate governance principles, the identification of individuals qualified to become Board members, and the review of the qualifications and make-up of the Board membership.

The committee is, among other things, responsible for:

•

reviewing and making recommendations to the Board concerning the appropriate size and composition of the Board, including candidates for election or re-election as directors, the criteria to be used for the selection of candidates for election as directors, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the composition and functions of the Board committees, and all matters relating to the development and effective functioning of the Board;

•	considering and recruiting candidates to fill positions on the Board;

•	considering nominees recommended by stockholders for election as directors;

•	considering and recommending non-employee director compensation;

•

reviewing and making recommendations to the Board of each Board committee’s membership and committee chairpersons including, without limitation, a determination of whether one or more Audit and Finance Committee members qualifies as an “audit committee financial expert” in accordance with applicable law;

•	assessing and recommending overall corporate governance practices;

•	establishing the process and overseeing the evaluation of the Board;

•	reviewing and, if appropriate, approving any related person transactions;

•	reviewing and approving codes of conduct applicable to directors, officers and employees;

•	reviewing the Company’s policy statement on stockholders’ rights plans and reporting any recommendations to the Board; and

•	evaluating its performance on an annual basis.

A current copy of the Corporate Governance and Nominating Committee’s charter is available on the Company’s website at http://www.marathonoil.com/Charter_CorpGovNom_Committee/.

Director Identification and Selection

The process for director selection and director qualifications is set forth in Article III, Section (a) of the Company’s Corporate Governance Principles which are available on the Company’s website at http://www.marathonoil.com/Corporate_Governance_Principles/. In summary, the chairman of the Corporate Governance and Nominating Committee, the chairman of the Board and chief executive officer, and the secretaries of the Compensation and Corporate Governance and Nominating Committees should work with a third-party professional search firm to review director candidates and their credentials. At least one member of the committee and the chairman of the Board and chief executive officer should meet with the director candidate. This screening process applies to Corporate Governance and Nominating Committee recommended nominees, as well as nominees recommended by the stockholders in accordance with the Company’s by-laws or applicable law. The criteria for selecting new directors include their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in the Company’s Corporate Governance Principles, their business or professional experience, their integrity and judgment, their record of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the needs of the Company from time to time. Directors should also be individuals of substantial accomplishment with demonstrated leadership capabilities, and they should represent all stockholders and not any special interest group or constituency. The committee’s charter also gives the committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

Health, Environmental, Safety, and Corporate Responsibility Committee	The Health, Environmental, Safety, and Corporate Responsibility Committee assists the Board in identifying and monitoring health, environmental, safety, social and political trends, issues, and concerns which affect the Company. Additionally, the committee analyzes the Company’s global reputation and develops recommendations to strategically position the Company to support its business objectives. A copy of the committee charter is available on the Company’s website at http://www.marathonoil.com/HESCR_Committee_Charter/.

The committee is, among other things, responsible for:

•	reviewing and recommending Company policies, programs, and practices concerning broad health, environmental, safety, social, public policy and political issues;

•

identifying, evaluating and monitoring the health, environmental, safety, social, public policy and potential trends, issues and concerns, which affect or could affect the Company’s business activities;

•	reviewing legislative and regulatory issues affecting the Company’s businesses and operations; and

•	reviewing the Company’s political, charitable and educational contributions.

Board’s Role in Risk Oversight	Responsibility for risk oversight rests with the Board and committees of the Board in accordance with the focus areas of each committee:

The Audit and Finance Committee annually reviews the process by which Enterprise Risk Management is undertaken by the Company and the latest assessment of risks and key mitigation strategies. It regularly reviews risks associated with financial and accounting matters and reporting. They monitor compliance with legal and regulatory requirements and internal control systems. They also review risks associated with financial strategies and capital structure of the Company.

The Compensation Committee reviews the executive compensation program to help ensure that it does not encourage excessive risk. It also reviews executive compensation, incentive compensation and succession plans to ensure the Company has appropriate practices in place to support the retention and development of the talent necessary to achieve the Company’s business goals and objectives.

The Health, Environmental, Safety and Corporate Responsibility Committee regularly reviews and oversees operational risks including those relating to health, environment, safety and security. It reviews risks associated with social, political and environmental trends, issues and concerns, domestic and international, which affect or could affect the Company’s business activities, performance and reputation.

The Board receives regular updates from the committees about their activities in this regard and also reviews risk not specifically within the purview of any particular committee and risks of a more strategic nature. Key risks associated with the strategic plan are reviewed annually at the strategy meeting of the Board and periodically throughout the year.

While the Board and committees of the Board oversee risk management, Company management is responsible for managing risk. The Company has a strong enterprise risk management process for identifying, assessing and managing risk, and monitoring risk mitigation strategies. The governance of this process is effectuated through the executive sponsorship of the CEO and CFO and led by an Assistant Treasurer and a committee of executive officers and senior managers responsible for working across the business to manage each enterprise level risk and to identify emerging risks.

Corporate Governance Principles	Our Corporate Governance Principles are available on the Company’s website at http://www.marathonoil.com/Corporate_Governance_Principles/. In summary, the Corporate Governance Principles address the general functioning of the Board, including its responsibilities, the Board size, director elections and limits on the number of Board memberships. These principles also address Board independence, committee composition, the lead director position, the process for director selection and director qualifications, the Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation.

Leadership Structure of the Board	As provided in our Corporate Governance Principles, the Board does not have a policy, one way or the other, on whether or not the roles of the chairman and CEO should be separate and, if they are to be separate, whether the chairman should be selected from the non-employee directors or be an employee. The Board is to make this choice on the basis of what is best for our Company at a given point in time. From the time of the separation of USX Corporation on December 31, 2001 into two independent companies until the Spin-off of MPC on June 30, 2011, we separated the positions of chairman and CEO. Thomas J. Usher served as our chairman, and Clarence P. Cazalot, Jr. served as our President and CEO. Following the Spin-off, Clarence P. Cazalot, Jr. became chairman, president and CEO of our Company. The Board determined that Mr. Cazalot’s knowledge and experience gained as our president and CEO since 2002, along with his membership on the Board since 2000, provided Mr. Cazalot with the right level of experience and skill sets to lead the Board and our Company. His knowledge of our Company and our industry has been and continues to be invaluable to the Board. At this same time, Dennis H. Reilley was appointed lead director. As a former non-executive chairman of Covidien Ltd. and a former chairman, president and CEO of Praxair, Inc., along with service on three other publicly-traded company boards, Mr. Reilley has gained invaluable insight and exposure to many of the major issues we face as a publicly-traded company. As lead director, Mr. Reilley’s duties include presiding at executive sessions of the non-employee directors and reviewing the Board and committee agendas with Mr. Cazalot. We believe the Board leadership structure is appropriate for us at this time.

Diversity	The Corporate Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. When we have an opening on the Board, we will always look at a diverse pool of candidates. In accordance with our Corporate Governance Principles, the assessment of the Board’s characteristics includes diversity, skills, such as an understanding of financial statements and financial reporting systems, manufacturing processes, technology and international experience. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities. After the Spin-off of MPC on June 30, 2011, Linda Z. Cook was appointed to our board. She has valuable domestic and international oil and gas experience and serves on the boards of three other companies.

Communications from Interested Parties	All interested parties, including security holders, may send communications to the Board through the Secretary of the Company. You may communicate with the Chair of our Audit and Finance, Compensation, Corporate Governance and Nominating, and Health, Environmental, Safety and Corporate Responsibility Committees by sending an e-mail to auditandfinancechair@marathonoil.com, compchair@marathonoil.com, corpgovchair@marathonoil.com, or hescrchair@marathonoil.com, respectively. You may communicate with our outside directors, individually or as a group, by sending an e-mail to non-managedirectors@marathonoil.com.

The Secretary will forward to the directors all communications that, in her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include commercial solicitations and matters not relevant to the affairs of the Company.

Code of Business Conduct	Our Code of Business Conduct is available on our website at http://www.marathonoil.com/Code_of_Business_Conduct/. The Code of Business Conduct applies to our directors, officers and employees.

Code of Ethics for Senior Financial Officers	Our Code of Ethics for Senior Financial Officers is available on the Company’s website at http://www.marathonoil.com/Code_Ethics_Sr_Finan_Off/. This code applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and mandates that these officers, among other things:

•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	comply with applicable governmental laws, rules and regulations; and

•

promote the prompt internal reporting of violations of this Code of Ethics to the chair of the Audit and Finance Committee and to the appropriate person or persons identified in the Company’s Code of Business Conduct.

The code further provides that any violation will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.

Compensation of Directors

In 2011, a total of 13 independent, non-employee directors served on our Board for all or a portion of the year. Upon the Spin-off of MPC, six directors (Mr. Daberko, Mr. Davis, Mr. Lee, Mr. Schofield, Mr. Snow and Mr. Usher) left the Board of Marathon Oil in order to join the board of MPC. Following the Spin-off, six non-employee directors remained on our Board (Mr. Boyce, Mr. Brondeau, Dr. Jackson, Mr. Lader, Mr. Phelps and Mr. Reilley). Effective July 1, Ms. Cook joined our Board as a non-employee director.

The Board determines annual retainers and other compensation for non-employee directors. Mr. Cazalot is a director and also an employee of Marathon Oil. Directors who are employees of Marathon Oil receive no additional compensation for their service on the Board.

2011 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion(3) ($)	Total ($)

Gregory H. Boyce(4)	156,000	150,000	0	0	0	0	306,000

Pierre Brondeau(4)(5)	150,000	150,000	0	0	0	0	300,000

Linda Z. Cook(4)(6)	75,000	75,000	0	0	0	10,000	160,000

David A. Daberko(7)	81,000	75,000	0	0	0	8,000	164,000

William L. Davis(7)	75,000	75,000	0	0	0	0	150,000

Shirley Ann Jackson(4)	165,000	150,000	0	0	0	10,000	325,000

Philip Lader(4)	160,000	150,000	0	0	0	10,000	320,000

Charles R. Lee(7)	75,000	75,000	0	0	0	0	150,000

Michael E. J. Phelps(4)	150,000	150,000	0	0	0	0	300,000

Dennis H. Reilley(4)(8)	167,500	150,000	0	0	0	0	317,500

Seth E. Schofield(7)	75,000	75,000	0	0	0	0	150,000

John W. Snow(7)	75,000	75,000	0	0	0	0	150,000

Thomas J. Usher(7)(9)	175,000	50,000	0	0	0	0	225,000

(1)	The amounts shown reflect annual cash retainers, chairman fees, lead director fees, and committee chair retainers for 2011. Directors are eligible to defer up to 100% of their $150,000 annual cash retainer fees.
(2)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2011, in accordance with generally accepted accounting principles in the United States regarding stock compensation, for the annual non-retainer common stock award. These amounts are also equal to the grant date fair value of the awards.
(3)	The amounts shown represent contributions made on behalf of the directors under our matching gifts program.
(4)	The aggregate number of stock unit awards outstanding as of December 31, 2011 for each director is as follows: Mr. Boyce, 24,701; Mr. Brondeau, 5,775; Ms. Cook, 3,012; Dr. Jackson, 71,535; Mr. Lader, 64,801; Mr. Phelps, 21,121; and Mr. Reilley, 68,123. All share and per share data have been adjusted to reflect the effect of the June 30, 2011 Spin-off of MPC.
(5)	Mr. Brondeau joined the Board effective January 1, 2011.
(6)	Ms. Cook joined the Board effective July 1, 2011.
(7)	Upon the Spin-off of MPC on June 30, 2011, Mr. Daberko, Mr. Davis, Mr. Lee, Mr. Schofield, Mr. Snow and Mr. Usher left the Board of Marathon Oil to join the board of directors of MPC. The amounts shown reflect compensation paid while serving on the Board of Marathon Oil. Upon the Spin-off, all outstanding stock unit awards in Marathon Oil were cancelled and replaced with substitute stock unit awards in MPC.
(8)	Mr. Reilley was named Lead Director effective July 1, 2011.
(9)	Mr. Usher served as Chairman of the Board until June 30, 2011. Mr. Cazalot was named Chairman effective July 1, 2011.

In 2011, we paid our non-employee directors as follows:

Annual Cash Retainer	$150,000

Annual Common Stock Unit Award	$150,000

Committee Chair Retainer	$15,000	Audit and Finance Committee
	$12,000	Compensation Committee
	$10,000	All other committees

Chairman of the Board Annual Cash Retainer(a)	$350,000
(discontinued June 30, 2011)

Chairman of the Board Annual Common Stock Unit Award(a)	$100,000
(discontinued June 30, 2011)

Lead Director Retainer(b)	$15,000
(effective July 1, 2011)

Directors do not receive meeting fees for attendance at Board or committee meetings.

(a)

Mr. Usher served as Chairman of the Board through June 30, 2011. Upon the Spin-off of MPC on that date, he left the Board of Marathon Oil to join the board of MPC. Following the Spin-off, Mr. Cazalot was named Chairman, President & CEO of Marathon Oil, effective July 1, 2011. Because Mr. Cazalot is an employee director, he did not receive any additional compensation for his service on the Board.

(b)	Following the Spin-off of MPC, Mr. Reilley was named Lead Director, effective July 1, 2011.

Non-employee directors, other than the chairman, received an annual common stock unit award valued at $150,000. The non-employee chairman received an annual common stock unit award valued at $100,000. During 2011, these awards were credited to an unfunded account on a quarterly basis, based on the closing stock price on the grant date. When dividends are paid on our common stock, directors receive dividend equivalents in the form of common stock units. The awards are payable in shares of common stock upon the director’s departure from the Board.

Directors have the opportunity to defer 100 percent of their annual retainer into an unfunded account. This deferred account may be invested in certain phantom investment options offered under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors, which mirror the investment options offered to employees under our Thrift Plan with the exception of Marathon Oil common stock. When a director leaves the Board, he or she receives cash in a lump sum.

Under our matching gifts program, each year Marathon Oil will match up to $10,000 in contributions made by non-employee directors to certain tax-exempt educational institutions. The annual limit is applied based on the date of the director’s gift to the institution. Due to processing delays, the actual amount paid out on behalf of a director may exceed $10,000 in a given year.

We also have stock ownership guidelines in place for non-employee directors. All non-employee directors are expected to hold three times the value of the annual retainer in Marathon Oil stock. Directors have five years from the commencement of their service on the board to achieve this level of stock ownership.

Proposals of the Board

The Board will present the following proposals at the meeting:

Proposal No. 1	Election of Directors

Our Restated Certificate of Incorporation provides that directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders. Accordingly, we have eight nominees for director whose terms expire in 2012.

Our by-laws require the Board to fix the number of directors, and under our Corporate Governance Principles, the Board is charged with endeavoring to maintain between six and eleven members. The director nominees for election are for a one-year term expiring at the 2013 annual meeting of stockholders. Of the eight current directors, one is an officer of Marathon Oil, six have top executive experience with a wide variety of businesses, one has a distinguished career in academia, business and government, and one has a distinguished career as an international business leader and diplomat. A brief statement about the background and qualifications of each nominee is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. They require that notice be received by the Secretary at least 90 days, but not more than 120 days, before the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

As explained earlier in the question and answer section of this proxy statement, directors are elected by a majority of votes cast. For a director to be elected, this means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be taken into account in director elections. Under our by-laws, if an incumbent director who is nominated for re-election to the Board does not receive sufficient votes to be elected, the director is required to promptly tender his or her resignation to the Board. Our Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation within 90 days from the date of the certification of the election results. In the event of a vacancy, the Board may fill the position or decrease the size of the Board.

Nominees for Director

Terms Expire 2013

Gregory H. Boyce	Director since 2008	Age 57

Chairman and Chief Executive Officer of Peabody Energy Corporation

Mr. Boyce received a bachelor of science degree from the University of Arizona in mining engineering and completed the Advance Management Program from the Graduate School of Business at Harvard University. Mr. Boyce is Chairman and Chief Executive Officer of Peabody Energy Corporation. He has been a director of Peabody Energy Corporation since March 2005, and was appointed Chairman on October 10, 2007. Mr. Boyce was named Chief Executive Officer Elect in March 2005, and assumed the position of Chief Executive Officer in January 2006. He also served as President from October 2003 until January 6, 2008. Mr. Boyce was Chief Operating Officer from October 2003 to December 2005. From 2000 to 2003, he served as Chief Executive Officer - Energy for Rio Tinto plc, an international natural resource company. Mr. Boyce was President and Chief Executive Officer of Kennecott Energy Company from 1994 to 1999 and President of Kennecott Minerals Company from 1993 to 1994. Prior to serving as President of Kennecott Minerals, he had extensive engineering and operating experience with Kennecott. Mr. Boyce also served as Executive Assistant to the Vice Chairman of Standard Oil from 1983 to 1984. He is Chairman of the National Mining Association and is a Board member of the Business Round Table and the American Coalition for Clean Coal Electricity (ACCCE). Mr. Boyce is a member of the Coal Industry Advisory Board of the International Energy Agency and a member of the National Coal Council. He is also a member of the Board of Trustees of St. Louis Children’s Hospital and Washington University of St. Louis. Mr. Boyce is a member of Civic Progress in St. Louis and is a member of the Advisory Council of the University of Arizona’s Department of Mining and Geological Engineering and the School of Engineering and Applied Science National Council at Washington University.

As a chief executive officer, Mr. Boyce’s current position provides him with experience running a major corporation with international operations. This includes developing strategic insight and direction for his company. Global operations require a thorough understanding of different cultures and political regimes. His position as chief executive officer also exposes him to many of the same issues we face in our business, including markets, competitors, operational, regulatory, technology and financial.

Pierre Brondeau	Director since 2011	Age 54

Chairman, President and Chief Executive Officer of FMC Corporation

Mr. Brondeau earned both a bachelor of science degree and a Ph.D from Institut National des Sciences Appliquées of Toulouse in biochemical engineering and received a master’s degree from the University of Montpellier, France in food sciences. He joined FMC Corporation on January 1, 2010, as President and Chief Executive Officer and became Chairman of the Board on October 1, 2010. Mr. Brondeau served as President and Chief Executive Officer of Dow Advanced Materials Division of Dow Chemical Company until September 2009. He was President and Chief Operating Officer of Rohm and Haas Company from May 2008, which was acquired by Dow Chemical in April 2009. From 2006 through May 2008, Mr. Brondeau served as Executive Vice President of electronics and specialty materials of Rohm and Haas Company. He held numerous executive positions during his tenure at Rohm and Haas Company from 1989 through May 2008, in Europe and the United States with global responsibilities for marketing, sales, research and development, engineering, technology and operations. Mr. Brondeau also serves on the Board of Directors of TE Connectivity Ltd. He is a member of the American Chemistry Council’s Executive Committee and Chair of the Finance Committee.

Mr. Brondeau’s years of senior executive experience and executive leadership at large multi-national companies and his knowledge of developing technology, finance, acquisitions and mergers, strategic planning and regulatory issues impacting publicly-traded companies provides a valuable resource for our Board. He also has leadership experience serving as chairman of the board and also as a member of the board of an electronics manufacturer with service on its audit committee.

Nominees for Director (continued)

Terms Expire 2013

Clarence P. Cazalot, Jr.	Director since 2000	Age 61

Chairman, President and Chief Executive Officer of Marathon Oil Corporation

Mr. Cazalot graduated from Louisiana State University in 1972 with a bachelor of science degree in geology and joined Texaco Inc. that same year as a geophysicist. After holding a number of increasingly responsible management positions, Mr. Cazalot was elected a Vice President of Texaco Inc. and President of Texaco’s Latin America/West Africa Division in 1992. In 1994, he was named President of Texaco Exploration and Production Inc. Mr. Cazalot was appointed President of Texaco International Marketing and Manufacturing in 1997, and in 1998 he was named President - International Production and Chairman of London-based Texaco Ltd. He was elected President of Texaco’s worldwide production operations in 1999. Mr. Cazalot joined USX Corporation as Vice Chairman and Marathon Oil Company as President in March 2000. Effective upon the separation of USX’s steel and energy businesses on January 1, 2002, Mr. Cazalot was named President and Chief Executive Officer of Marathon Oil Corporation. On July 1, 2011, Mr. Cazalot also was named as Chairman of the Board. In May 2007, he was awarded an Honorary Doctorate of Humane Letters from Louisiana State University. He serves on the Boards of Directors of Baker Hughes Incorporated, the American Petroleum Institute and the Greater Houston Partnership. He is a member of The Business Council and serves on the Advisory Board of the World Affairs Council of Houston and the James A. Baker III Institute for Public Policy.

As our Chairman, President and Chief Executive Officer, Mr. Cazalot sets the strategic direction of our Company under the guidance of the Board. He has extensive knowledge and experience in the oil and gas industry gained through the executive and management positions with our Company and Texaco. His knowledge and handling of the day-to-day issues affecting our business provide the Board with invaluable information necessary to direct the business and affairs of our Company.

Linda Z. Cook	Director since 2011	Age 53

Retired Executive Director of Royal Dutch Shell plc

Ms. Cook earned a bachelor of science degree from University of Kansas in petroleum engineering. She served as Executive Director of Royal Dutch Shell plc from August 2004 to December 2009 with responsibilities for global natural gas, trading and technology. Previously, Ms. Cook served as Director, President and Chief Executive Officer of Shell Canada Limited from August 2003 to August of 2004. From January 2000 to July of 2003, she served as Chief Executive Officer for Shell Gas & Power. Ms. Cook also serves on the Boards of Directors of The Boeing Company, KBR, Inc. and Cargill, Inc., a privately held company. She is a member of the Board of Trustees for the University of Kansas Endowment Association and the Advisory Board for the University of Texas Energy Institute. She is a member of the Society of Petroleum Engineers. Within the past five years, Ms. Cook previously served on the Board of Directors of Royal Dutch Shell plc.

Ms. Cook has extensive knowledge and experience in the oil and gas industry gained through her position as executive director of Royal Dutch Shell plc and various other executive and management positions with Shell. As a result of these positions, she has valuable experience in the domestic and international oil and gas business. She also gained valuable experience in managing many of the major issues, such as strategic, operational, technology, compensation, management development, acquisitions, dispositions, capital allocation, government and stockholder relations, that we deal with today. Ms. Cook’s service on the boards of two other publicly-traded companies and one privately-held company has provided her exposure to different industries and approaches to governance and other key issues.

Nominees for Director (continued)

Terms Expire 2013

Shirley Ann Jackson	Director since 2000	Age 65

President of Rensselaer Polytechnic Institute

Dr. Jackson received a bachelor of science degree in physics in 1968 and a doctorate in theoretical elementary particle physics in 1973 from the Massachusetts Institute of Technology. She was a research associate at the Fermi National Accelerator Laboratory, a visiting scientist at the European Center for Nuclear Research and, from 1976 to 1991, a theoretical physicist at the former AT&T Bell Laboratories. Dr. Jackson was a professor of theoretical physics at Rutgers University from 1991 to 1995. She was Chairman of the U.S. Nuclear Regulatory Commission from 1995 to 1999. Dr. Jackson was named President of Rensselaer Polytechnic Institute in 1999. Dr. Jackson holds 49 honorary degrees, was awarded the New Jersey Governor’s Award in Science in 1993, was inducted into the National Women’s Hall of Fame in 1998 and was named a fellow of the Association for Women in Science in 2004. In 2005, she chaired the American Association for the Advancement of Science, was President in 2004, and currently is a fellow. Dr. Jackson is a member of the National Academy of Engineering and American Philosophical Society, and is a fellow of the American Academy of Arts and Science and of the American Physical Society. In 2009 she was appointed to serve on the President’s Council of Advisors on Science and Technology (PCAST). In 2011, Dr. Jackson was appointed to the International Security Advisory Board (ISAB) at the U.S. Department of State, advising the Secretary of State and the Undersecretary for Arms Control and International Security. She serves on the Boards of Directors of FedEx Corporation, International Business Machines Corporation, Medtronic, Inc. and Public Service Enterprise Group Incorporated. She is also Chairman of NYSE Regulation, Inc. Within the past five years, Dr. Jackson also previously served as a director of AT&T Corp., NYSE Euronext and United States Steel Corporation. She is a member of the Board of the Council on Foreign Relations, the Board of Regents of the Smithsonian Institution, and a life member of the M.I.T. Corporation. Dr. Jackson also serves as the University Vice Chairman of the U.S. Council on Competitiveness, and co-chaired its Energy Security, Sustainability and Innovation initiative.

Through her current position as President of Rensselaer Polytechnic Institute, former position as Chairman of the U.S. Nuclear Regulatory Commission and other appointments and positions, Dr. Jackson has managed many of the major issues, such as financial, strategic, technology, regulatory, compensation, personnel development, capital allocation and public relations, that we deal with today. She has particular experience with energy policy, technology and management of large projects. Also, her previous and current board positions on other publicly-traded companies have provided over 30 years of audit committee experience, including as chair, compensation committee experience and governance and nominating committee experience, including as chair. This experience has given her exposure to different industries and approaches to governance and other key issues.

Philip Lader	Director since 2002	Age 65

Non-executive Chairman of WPP plc

Ambassador Lader received a bachelor’s degree from Duke University (Phi Beta Kappa), a master’s degree from the University of Michigan and a Juris Doctor degree from Harvard Law School, and completed graduate studies in law at Oxford University. Awarded honorary doctorates by 14 universities and colleges, he served as U.S. Ambassador to the Court of St. James’s from 1997 through 2001 and was Assistant to the President and White House Deputy Chief of Staff, Deputy Director of the Office of Management and Budget, and Administrator of the U.S. Small Business Administration. Formerly President of Sea Pines Company, Executive Vice President of Sir James Goldsmith’s U.S. holding company, and president of universities in Australia and South Carolina. He currently is non-executive Chairman of WPP plc, the global advertising/communications services company, which includes J. Walter Thompson, Ogilvy & Mather, Young & Rubicam, Hill & Knowlton, Grey Global and Burson-Marsteller, among other international marketing/media services companies. Ambassador Lader is a senior advisor to Morgan Stanley and a partner in the law firm of Nelson, Mullins, Riley & Scarborough. He also serves on the Boards of Directors of AES Corporation and United Company RusAl Plc. Ambassador Lader was Vice Chairman of RAND Corporation and is a member of the Boards of Trustees of the Smithsonian Museum of American History and The Atlantic Council, as well as a member of the Council on Foreign Relations. Within the past five years, Ambassador Lader served as a director for Songbird Estates plc (Canary Wharf) and Lloyd’s (of London).

Through his positions as chairman of the world’s largest marketing and media services company, senior-level U.S. government appointments, partner at a major law firm and other appointments and positions, Ambassador Lader has valuable experience and knowledge managing many of the major issues we face as a publicly-traded company. He has extensive experience with public policy matters, which uniquely qualify him to serve as Chairman of our Health, Environmental, Safety and Corporate Responsibility Committee. Ambassador Lader’s other board positions have given him exposure to different industries and approaches to governance and other key issues.

Nominees for Director (continued)

Terms Expire 2013

Michael E. J. Phelps	Director since 2009	Age 64

Chairman and Founder of Dornoch Capital, Inc.

Mr. Phelps received a bachelor’s degree from the University of Manitoba, Winnipeg, Canada, in 1967. He earned a bachelor’s degree in Law in 1970 from the University of Manitoba. In 1971, he attended the London School of Economics and Political Science in London and received a master’s of law degree. Mr. Phelps is chairman and founder of Dornoch Capital, Inc., a private investment company based in Vancouver, British Columbia. Prior to forming Dornoch in 2002, he worked for Westcoast Energy, Inc., a natural gas company with operations across North America and interests in international energy companies in Mexico, Indonesia, China and Australia. Mr. Phelps joined Westcoast in 1982 as a corporate development executive. In 1987, he was promoted to chief financial officer and 18 months later, was named president and CEO. In 1992, he was named chairman and CEO, a position he held until the company was sold to Duke Energy Corporation in 2002. Mr. Phelps serves as Chairman of Prodigy Gold Incorporated (formerly Kodiak Exploration Ltd.) and as a director of Canadian Pacific Railway Company and Spectra Energy Corporation. Within the past five years, he served as a director of Canfor Corporation, Duke Energy Corporation and Fairborne Energy Ltd. He also serves as Chairman of Vancouver General Hospital and UBC Hospital Foundation and is a member of the North American Advisory Board of the London School of Economics.

Through his position as chairman and founder of a private investment company, chairman and CEO of a natural gas company with international operations, and other executive and management positions, Mr. Phelps has valuable experience dealing with operations in Canada and other international locations. This is extremely beneficial due to our Canadian oil sands and other international operations. His previous and current positions on the boards of six other publicly-traded companies have given him exposure to different industries and approaches to governance and other key issues.

Dennis H. Reilley	Director since 2002	Age 58

Former Non-executive Chairman of Covidien Ltd.

Mr. Reilley graduated from Oklahoma State University with a bachelor’s degree in finance in 1975. He began working at Conoco, Inc. in 1975 as a pipeline engineer and in 1979 was promoted to executive assistant to the Chairman. Mr. Reilley held many key positions at E. I. Du Pont de Nemours & Company, which purchased Conoco in 1981. He held senior management positions in DuPont’s Chemicals and Specialties business including vice president and general manager of Specialty Chemicals. In May 1999, he was appointed executive vice president and chief operating officer of DuPont with responsibility for pigments and chemicals, specialty polymers, nylon and polyester. Mr. Reilley became chairman, president and chief executive officer of Praxair, Inc. in 2000. From March 1, 2006 through December 2006, he held the positions of chairman and chief executive officer and through April 2007 served as chairman. Mr. Reilley served as non-executive chairman of Covidien Ltd. from June 29, 2007, through September 30, 2008. Mr. Reilley serves on the Boards of Directors of H. J. Heinz Co., Dow Chemical Company and Covidien Ltd. Within the past five years, he served as a director of Praxair, Inc. and Entergy Corporation. Mr. Reilley is a former Chairman of the American Chemistry Council.

Mr. Reilley has over 34 years of executive and management experience in the oil, petrochemical and chemical industries. As a result of his positions as chairman, president and CEO of Praxair and other executive and management positions, Mr. Reilley has valuable experience in managing many of the major issues that we face as a publicly-traded company in the oil and gas industry. His service on three other publicly-traded company boards has given him valuable insight and exposure to different industries and approaches to governance and other key issues. Mr. Reilley also has a valuable financial background from his education and work experiences.

Proposals of the Board (continued)

Proposal No. 2	Ratification of Independent Auditor for 2012

The Audit and Finance Committee has selected PricewaterhouseCoopers LLP (“PwC”) an independent registered public accounting firm, as our independent auditor to audit the Company’s books and accounts for the year ending December 31, 2012. PwC served as our independent auditor in 2011 and for many years prior thereto. While the Audit and Finance Committee is responsible for appointing, replacing, compensating and overseeing the work of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of PwC as our independent auditor for 2012. If the stockholders fail to ratify this appointment, the Audit and Finance Committee will reconsider whether to retain PwC and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit and Finance Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.

We expect representatives of PwC to be present at the meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions from our stockholders.

Your Board of Directors recommends that you vote FOR the

ratification of the selection of PricewaterhouseCoopers LLP as the

Company’s Independent Auditor for 2012.

Proposals of the Board (continued)

Proposal No. 3	Say on Executive Pay

Advisory Vote to Approve the Compensation of our Named Executive Officers

We seek your advisory vote to approve the compensation of our named executive officers and ask that you support the compensation of our named executive officers as disclosed in this proxy statement.

Although this vote is non-binding, the Compensation Committee values your opinion and will consider the voting results when making future decisions about executive compensation.

Additionally, we think that constructive dialogue with our stockholders provides meaningful feedback about specific executive compensation practices and programs and encourage stockholders to communicate directly with both management and the Committee about executive compensation. Stockholders may contact the Chairman of the Committee to provide input on executive compensation matters at any time by email: compchair@marathonoil.com.

Stockholders may also contact management to provide input on executive compensation matters at any time by contacting Howard J. Thill, Vice President, Investor Relations and Public Affairs by email: hjthill@marathonoil.com.

As described in the Compensation Discussion and Analysis, the Compensation Committee, comprised entirely of independent directors, has effectively established executive compensation programs that reflect both company and individual performance. Executive compensation decisions are made in order to attract, retain and motivate talented executives to deliver business results and value to our stockholders.

Our Compensation Committee consistently exercises great care and discipline in determining executive compensation. We therefore ask that stockholders approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the accompanying tables.

Your Board of Directors recommends that you vote FOR Proposal No. 3 approving these executive compensation matters.

Proposals of the Board (continued)

Proposal No. 4	Approval of 2012 Incentive Compensation Plan

On February 29, 2012, our Board approved the 2012 Incentive Compensation Plan (the “2012 Plan”) and its submission to the stockholders for their approval.

Although a significant number of shares remain available for grant under the 2007 Incentive Compensation Plan (the “2007 Plan”), our Board believes it is appropriate to propose a replacement plan at this time in order to optimize our tax deduction under Section 162(m) of the Internal Revenue Code (the “Code”), which requires periodic stockholder approval of incentive compensation plans.

If the new 2012 Plan is approved by our stockholders, all granting authority under the 2007 Plan will be revoked and no new grants will be made from the 2007 Plan following the date of stockholder approval.

The following summary of the 2012 Plan is qualified by reference to the full text of the 2012 Plan, which is attached as Appendix III to this proxy statement and incorporated by reference into this proposal. The 2012 Plan is not tax-qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Purposes of the 2012 Plan

The primary purposes of the 2012 Plan are to attract employees and non-employee directors with valuable training, experience and ability, to retain the services of employees and non-employee directors with valuable training, experience and ability and to promote the active interest of such persons in the development and financial success of the Company and its subsidiaries. In accordance with these goals, the 2012 Plan is designed to enable employees and non-employee directors to acquire or increase their ownership of our common stock and to compensate employees and non-employee directors for creation of value for our stockholders. The 2012 Plan provides variable long-term compensation to our employees and non-employee directors, and our Board sees this as a means of further aligning the interests of our employees and non-employee directors with those of our stockholders.

Award Types Available for Grant under the 2012 Plan

The 2012 Plan authorizes the granting of awards, including shares of our common stock, in any combination of the following:

•	stock options, including incentive stock options and nonqualified stock options;

•	stock appreciation rights (“SARs”);

•	stock awards, restricted stock awards and other awards denominated or paid in common stock;

•	restricted stock units (which may include dividend equivalents);

•	cash awards; and

•	performance awards.

Approval of 2012 Incentive Compensation Plan (continued)

Eligibility

All employees of Marathon Oil and its subsidiaries are eligible to receive awards under the 2012 Plan. All of our non-employee directors are also eligible for awards under the 2012 Plan. We expect that awards under the Plan will generally be granted to our officers, managers and technical and professional employees, as well as to non-employee directors.

We anticipate that each non-employee director will receive an annual non-retainer grant of common stock units under the 2012 Plan. All other awards under the 2012 Plan will be granted at the discretion of the committee appointed by our Board to administer the Plan, as appropriate or by the delegate of such committee pursuant to the terms of the 2012 Plan. Therefore, the total benefits that will be received by any particular person or group under the 2012 Plan are not determinable at this time.

Authorized Shares and Limits

Subject to stockholder approval, we have reserved a total of 50,000,000 shares of our common stock for issuance in connection with the 2012 Plan. In connection with the granting of a stock award that is not a stock option or SAR, the number of shares of our common stock available for issuance under the 2012 Plan shall be reduced by 2.41 shares of common stock in respect of each share of common stock with respect to which the stock award is granted. As a result, no more than 20,746,887 shares may be used for stock awards other than stock options or SARs. The number of shares authorized to be issued under the 2012 Plan, as well as individual limits and exercise prices, are subject to adjustment for stock dividends, stock splits, recapitalizations, mergers, or similar corporate events.

The following limitations apply to any awards made under the 2012 Plan:

•	During any calendar year, no employee may be granted, stock options or SARs that are exercisable for or relate to more than 3,000,000 shares of common stock;

•	During any calendar year, no employee may be granted stock awards or restricted stock unit awards covering or relating to more than 1,000,000 shares of common stock; and

•	For any calendar year, no employee may be granted performance awards consisting of cash having a maximum value determined on the date of grant in excess of $30,000,000.

Historical Burn Rates

Our burn rate represents the total number of shares of our common stock subject to equity awards (stock options, stock appreciation rights, restricted stock and restricted stock units) granted in a given year divided by the weighted average number of outstanding shares for such year. Our burn rates for 2011, 2010 and 2009 were 0.74%, 0.76% and 1.51%, respectively. Our three-year average burn rate was 1.00%. Following the Spin-off, we have changed our equity granting practices to be more consistent with those of our new peer group, which is composed primarily of independent exploration and production companies. As a result, we anticipate that our burn rate will increase from our 2009 and 2010 historical levels.

Approval of 2012 Incentive Compensation Plan (continued)

Potential Dilution

The maximum number of shares of our common stock that may be issued under the 2012 Plan is 50,000,000, which represents approximately 7.1 percent of the total number of shares of our common stock outstanding on February 27, 2012, excluding treasury shares. This level of dilution is comparable to that of companies in our new upstream peer group. The closing price per share of our common stock on February 27, 2012 as reported on the New York Stock Exchange was $35.03.

Administration of the 2012 Plan

Our Board will designate an independent committee to determine the types of awards made under the 2012 Plan and to designate the employees and non-employee directors who are to be the recipients of the awards. The committee will administer the 2012 Plan with respect to awards. The committee has full and exclusive power to administer and interpret the 2012 Plan. The committee may adopt guidelines for administering the 2012 Plan as it deems necessary or proper.

The committee may also correct any defect, supply any omission or reconcile any inconsistency in the 2012 Plan or in any award. Any decision of the committee in the interpretation and administration of the 2012 Plan is within its sole and absolute discretion and is final, conclusive, and binding on all parties concerned.

The committee may, in its discretion, extend or accelerate the exercisability of, accelerate the vesting of, or eliminate or make less restrictive any restrictions contained in any award, waive any restriction or other provision of the 2012 Plan or in any award, or otherwise amend or modify any award in a manner that either is not adverse to the participant or is consented to by the participant.

The committee and our Board may delegate to our chief executive officer and other senior officers their authority under the 2012 Plan. Either may engage third-party administrators to carry out administrative functions under the 2012 Plan.

Awards that are stock options or SARs may not be repriced, replaced, or regranted through cancellation or modified without stockholder approval (except if in connection with a change in our capitalization) if the effect would be to reduce the underlying grant price.

Employee Award Terms

All awards to employees under the 2012 Plan are subject to the terms, conditions, and limitations as determined by the committee. Awards may be made in combination with, in replacement of, or as alternatives to, grants under the 2012 Plan or other plans of our Company or subsidiaries, including plans of an acquired entity.

A stock option granted to an employee under the 2012 Plan may consist of either an incentive stock option that complies with the requirements of Section 422 of the Code or a nonqualified stock option that does not comply with those requirements. Incentive stock options and

Approval of 2012 Incentive Compensation Plan (continued)

nonqualified stock options must have an exercise price per share that is not less than the fair market value of the common stock on the date of grant and, subject to certain adjustment provisions of the 2012 Plan that apply only upon the occurrence of significant corporate events, the exercise price of an option granted under the Plan may not be decreased. The term of a stock option may not extend more than ten years after the date of grant.

A stock appreciation right, or SAR, may be granted under the 2012 Plan with respect to all or a portion of the shares of common stock subject to a stock option or may be granted separately. The exercise price of a SAR may not be less than the fair market value of the common stock on the date of grant and its term shall extend no more than ten years from the date of grant.

Stock awards consist of restricted and non-restricted grants of common stock. Rights to dividends may be extended to and made part of any stock award at the discretion of the committee. The committee may also establish rules and procedures for the crediting of interest or other earnings on deferred cash payments. Subject to earlier vesting upon death, disability, retirement or change in control, stock awards settled in stock that are not performance-based will vest over a minimum period of three years, and stock awards settled in stock that are performance-based will vest over a minimum period of one year.

Restricted stock unit awards consist of awards of units denominated in common stock. Rights to dividend equivalents may be extended to and made part of any restricted stock unit award at the discretion of the committee. The committee may also determine when and if all, or any portion, of an award may be deferred and may also establish procedures for crediting of interest on deferred awards or dividend equivalents. Subject to earlier vesting upon death, disability, retirement or change in control, restricted stock unit awards settled in stock that are not performance-based will vest over a minimum period of three years, and restricted stock unit awards settled in stock that are performance-based will vest over a minimum period of one year.

Cash awards, which consist of grants denominated in cash, may also be granted to employees under the 2012 Plan.

Performance awards consist of grants made subject to the attainment of one or more performance goals and may be intended to meet the requirements of qualified performance-based compensation under Section 162(m) of the Code. The goals intended to satisfy Section 162(m) of the Code must be established by the committee prior to the earlier of:

•	90 days after the commencement of the period of service to which the performance goals relate; and

•	the lapse of 25% of the period of service.

Approval of 2012 Incentive Compensation Plan (continued)

A performance goal intended to meet the requirements of Section 162(m) of the Code may be based upon one or more business criteria that apply to the employee, one or more business units of the Company, or the Company as a whole, and may include any of the following: revenue and income measures (which include revenue, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, taxes, depreciation and amortization (“EBIDTA”), and economic value added (“EVA”); expense measures (which include costs of goods sold, selling, finding and development costs, general and administrative expenses and overhead costs); operating measures (which include productivity, operating income, funds from operations, cash from operations, after-tax operating income, market share, margin and sales volumes); cash flow measures (which include net cash flow from operating activities and working capital); liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow); leverage measures (which include debt-to-equity ratio and net debt); market measures (which include market share, stock price, growth measure, total stockholder return and market capitalization measures); return measures (which include return on equity, return on assets and return on invested capital); corporate value and sustainability measures (which include compliance, safety, environmental and personnel matters); and other measures such as those relating to acquisitions, dispositions or customer satisfaction. Prior to the payment of any performance award based on the achievement of performance goals pursuant to Section 162(m) of the Code, the committee must certify in writing that the applicable performance goals and any material terms were, in fact, satisfied.

Non-Employee Director Award Terms

All awards to our non-employee directors under the 2012 Plan are subject to the terms, conditions, and limitations as determined by our Board or the committee appointed by our Board to administer the Plan. Awards may be made in combination or in tandem with, in replacement of, or as alternatives to, grants under the 2012 Plan or other plans of Marathon Oil Corporation or its subsidiaries, including plans of an acquired entity.

A stock option granted to a director under the 2012 Plan may consist of a nonqualified stock option that does not comply with the requirements of Section 422 of the Code. Nonqualified stock options must have an exercise price per share that is not less than the fair market value of the common stock on the date of grant and, subject to certain adjustment provisions of the 2012 Plan that apply only upon the occurrence of significant corporate events, the exercise price of an option granted under the 2012 Plan may not be decreased. The term of a stock option may not extend more than ten years after the date of grant.

A stock appreciation right, or SAR, may be granted under the 2012 Plan with respect to all or a portion of the shares of common stock subject to a stock option or may be granted separately. The exercise price of an SAR may not be less than the fair market value of the common stock on the date of grant and its term shall extend no more than ten years from the date of grant.

Stock awards consist of restricted and non-restricted grants of common stock. Rights to dividends may be extended to and made part of any stock award at the discretion of our Board or the committee appointed by our Board to administer the 2012 Plan. The Board or the committee may also establish rules and procedures for the crediting of interest or other earnings on deferred cash payments. Restricted stock unit awards consist of awards of units denominated in common stock. Rights to dividend equivalents may be extended to and made part of any restricted stock unit award at the discretion of the Board or the committee. Our Board or the committee may also establish rules and procedures for the crediting of interest or other earnings on deferred cash payments.

Performance awards consist of grants made subject to the attainment of one or more performance goals. Performance awards to non-employee directors are not required to meet the requirements of qualified performance-based compensation under Section 162(m) of the Code. Our Board or the committee shall determine the terms, conditions, limitations and performance goals with respect to performance awards to our non-employee directors.

Approval of 2012 Incentive Compensation Plan (continued)

Amendment of the 2012 Plan

The committee or our Board may amend or terminate the 2012 Plan in response to any legal requirements or for any other purpose permitted by law; provided, however, no amendment that would adversely affect the rights of a participant may be made without the consent of the participant, and no amendment may be effective prior to its approval by our stockholders if such approval is required by applicable law. We intend to make awards under the 2012 Plan that comply with, or are exempt from, the requirements of Section 409A of the Code, and the 2012 Plan shall not be amended in a manner that would cause the 2012 Plan or any amounts payable under the 2012 Plan to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the 2012 Plan.

Federal Income Tax Consequences of the 2012 Plan

The following is a discussion of material U.S. federal income tax consequences to participants in the 2012 Plan who either are U.S. citizens or residents based on U.S. tax law as in effect as of the date of this proxy statement. This discussion is limited, and does not cover state, local, or foreign tax treatment, and differences in participants’ situations may cause tax consequences to vary.

Participants will not realize taxable income upon the grant of a nonqualified stock option or SAR. Upon the exercise of a nonqualified stock option, the participant will generally recognize ordinary income in an amount equal to the excess of (a) the fair market value of the common stock over (b) the exercise price paid by the participant for the stock. Upon the exercise of a SAR, the participant will generally recognize ordinary income in an amount equal to the excess of (x) the fair market value of the common stock underlying the SAR over (y) the grant price of the SAR. In the case of our employees, we are required to withhold federal income tax on ordinary income. The participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a SAR, or pursuant to the exercise of a nonqualified stock option, that equals the fair market value of the shares on the date of exercise. Generally, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant. Upon a subsequent sale of the shares received upon exercise of a nonqualified stock option, any difference between the net proceeds on the sale and the fair market value of the shares on the date of exercise will be taxed as capital gain or loss (long- or short-term, depending on the holding period).

If a participant pays the exercise price of a nonqualified stock option in whole or in part by the surrender of shares he or she already owns, he or she will not recognize gain or loss on the surrender of such shares to the extent that their fair market value equals that of the shares received. To that extent, the shares received will have a tax basis equal to the basis of the shares surrendered, and the participant’s holding period of the shares received will include the holding period of the shares surrendered. To the extent that the value of the shares received upon exercise exceeds the value of the shares surrendered, such excess, reduced by the amount of any cash paid by the participant, will be ordinary income. Further, the shares received that represent such excess in value will have a basis equal to their fair market value. The participant’s holding period for any excess shares will commence on the day they are acquired.

Approval of 2012 Incentive Compensation Plan (continued)

Incentive stock options can only be granted to employees. An employee will not have taxable income upon the grant of an incentive stock option. To satisfy the employment requirement, a participant must exercise the incentive stock option not later than three months after he or she ceases to be an employee (one year if he or she is disabled). Upon the exercise of an incentive stock option, the employee will not have taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the incentive stock option over the exercise price will increase the alternative minimum taxable income of the employee, which may cause the employee to incur alternative minimum tax. The payment of any alternative minimum tax due to the exercise of an incentive stock option may be allowed as a credit against the employee’s regular tax liability in a later year.

If a participant pays the exercise price of an incentive stock option by the surrender of unrestricted shares he or she already owns, he or she will not recognize gain or loss on the surrender of such shares to the extent that their fair market value equals that of the shares received. To that extent, the shares received will have a basis equal to the basis of the shares surrendered, and the participant’s holding period of the shares received will include the holding period of the shares surrendered. To the extent that the value of the shares received exceeds the value of the shares surrendered, those shares received that represent such excess in value will have a basis equal to zero and a holding period that will commence on the day they are acquired. If a participant surrenders shares acquired through the previous exercise of an incentive stock option before the end of the requisite holding period, the participant may recognize ordinary income on the surrender of such shares.

Upon the disposition of stock received upon exercise of an incentive stock option that has been held for the requisite holding period (generally one year from the date of exercise and two years from the date of grant), the employee will generally recognize capital gain or loss equal to the difference between the amount received in the disposition and the exercise price paid. However, if an employee disposes of stock that has not been held for the requisite holding period, the employee will recognize ordinary income in the year of such a “disqualifying disposition” to the extent that the fair market value of the stock at the time of exercise of the incentive stock option, or, if less, the amount realized in the case of an arm’s-length disqualifying disposition to an unrelated party, exceeds the exercise price paid by the employee for the stock. The employee will also recognize capital gain, or, depending on the holding period, additional ordinary income, to the extent the amount realized in the disqualifying disposition exceeds the fair market value of the stock on the exercise date. If the exercise price paid for the stock exceeds the amount realized in the disqualifying disposition, in the case of an arm’s-length disposition to an unrelated party, the excess would ordinarily be a capital loss.

Stock options otherwise qualifying as incentive stock options will be treated as nonqualified stock options to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all of our plans and any of our subsidiaries’ plans) exceeds $100,000. This rule is applied by taking the stock options into account in the order granted.

We are generally not entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless the employee makes a disqualifying disposition of the stock. If an employee makes a disqualifying disposition, we will generally be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the employee.

Approval of 2012 Incentive Compensation Plan (continued)

An employee will recognize ordinary income upon receipt of cash pursuant to a cash award or performance award or, if earlier, at the time the cash is otherwise made available for the employee to draw upon it.

A participant will not have taxable income upon the grant of a stock award in the form of units denominated in common stock, but rather will generally recognize ordinary income at the time the participant receives common stock or cash in satisfaction of a stock unit award in an amount equal to the fair market value of the common stock or cash received. In general, a participant will recognize ordinary income as a result of the receipt of common stock pursuant to a stock award or performance award in an amount equal to the fair market value of the common stock when the stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock when it first becomes transferable or is no longer subject to a substantial risk of forfeiture, unless the participant makes an election to be taxed on the fair market value of the common stock when the stock is received.

An employee will be subject to tax withholding for federal, and generally for state and local, taxes at the time the employee recognizes income with respect to common stock or cash received pursuant to a cash award, performance award, stock award or stock unit award. Dividends that are received by a participant prior to the time that the common stock is taxed to the participant are taxed as additional compensation, not as dividend income. A participant’s tax basis in the common stock received will equal the amount recognized by the participant as income, and the participant’s holding period in the shares will commence on the date income is recognized.

To the extent that a participant recognizes ordinary income in the circumstances described above, the participant’s employer will be entitled to a corresponding deduction provided, among other things, that such deduction meets the test of reasonableness, is an ordinary and necessary business expense, is not disallowed by the $1 million limitation on certain executive compensation and is not an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 162(m) of the Code provides that certain compensation received in any year by a “covered employee” in excess of $1 million is non-deductible by the Company for federal income tax purposes. Section 162(m) provides an exception, however, for “performance-based compensation.” The 2012 Plan permits the committee to structure grants and awards made under the 2012 Plan to covered employees as performance-based compensation that is exempt from the limitations of Section 162(m). However, the committee may award compensation that is or may become non-deductible, and expects to consider whether it believes the grants are in the best interest of the Company, balancing tax efficiency with long-term strategic objectives.

We intend to make awards under the 2012 Plan that are either not subject to Section 409A of the Code or that comply with the requirements of Section 409A of the Code. Failure to comply with Section 409A of the Code may subject participants to potentially significant penalties, including current taxation at vesting and a 20 percent penalty tax.

Approval of 2012 Incentive Compensation Plan (continued)

Effective Date of the 2012 Plan

Subject to stockholder approval, the 2012 Plan will be effective May 1, 2012, and no grants have been, or will be, made under the Plan prior to that date.

Your Board of Directors recommends that you vote FOR Proposal No. 4 approving the 2012 Incentive Compensation Plan

Audit and Finance Committee Report

Our committee has reviewed and discussed Marathon Oil’s audited financial statements and its report on internal control over financial reporting for 2011 with Marathon Oil’s management. We have discussed with the independent auditors, PricewaterhouseCoopers LLP (“PwC”), the matters required to be discussed by Public Company Accounting Oversight Board’s AU Section 380 (Communication with Audit Committees). We have received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements and the report on internal control over financial reporting for Marathon Oil be included in the Company’s Annual Report on Form 10-K for 2011 for filing with the Securities and Exchange Commission.

Shirley Ann Jackson, Chair

Gregory H. Boyce

Linda Z. Cook

Michael E. J. Phelps

Dennis H. Reilley

Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence

Independent Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers for the years ended December 31, 2011 and 2010 were:

	2011 (in 000’s)	2010 (in 000’s)
Audit	$6,130	$10,802

Audit-Related	59	776

Tax

Tax Compliance	396	226

Other Tax	-	25

All Other	18	4
Total(1)	$6,603	$11,833

(1)	The Audit and Finance Committee adopted the Audit and Finance Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services. This policy is attached as Appendix II to this proxy statement. The Audit and Finance Committee has pre-approved all the fees and services for 2011 and 2010. The Audit and Finance Committee did not utilize the de minimus exception in either year.

The Audit fees for the years ended December 31, 2011 and 2010 were for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, statutory and regulatory audits, issuance of comfort letters, consents, and assistance with and review of documents filed with the SEC.

The Audit-Related fees for the years ended December 31, 2011 and 2010 were for assurance and related services related to employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

The Tax fees for the years ended December 31, 2011 and 2010 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, and requests for rulings or technical advice from tax authorities.

The All Other fees for the years ended December 31, 2011 and 2010 were for services rendered for accounting research, internal audit software licenses and other projects.

Compatibility of PricewaterhouseCoopers’ Services with its Independence

The Audit and Finance Committee has considered whether PricewaterhouseCoopers is independent for purposes of providing external audit services to the Company, and the committee has determined that it is.

Security Ownership of

Certain Beneficial Owners

The following table furnishes information concerning all persons known to Marathon Oil to beneficially own five percent or more of the common stock of Marathon Oil:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares

Blackrock, Inc.(1) 40 East 52nd Street New York, NY 10022	60,922,317(1)	8.66%(1)

(1)	Based on the Schedule 13G/A dated January 20, 2012 (filed: February 10, 2012) which indicates that it was filed by Blackrock, Inc. According to such Schedule 13G, Blackrock, Inc., through itself and being the parent holding company or control person over each of the following subsidiaries: Blackrock Japan Co., Ltd., Blackrock Advisors (UK) Limited, Blackrock Institutional Trust Company, N.A., Blackrock Fund Advisors, Blackrock Asset Management Canada Limited, Blackrock Asset Management Australia Limited, Blackrock Advisors, LLC, Blackrock Capital Management, Inc., Blackrock Financial Management, Inc., Blackrock Investment Management, LLC, Blackrock Investment Management (Australia) Limited, Blackrock Investment Management (Koreas) Ltd., Blackrock (Luxembourg) S.A., Blackrock (Netherlands) B.V., Blackrock Fund Managers Limited, Blackrock Pensions Limited, Blackrock Asset Management Ireland Limited, Blackrock International Limited, and Blackrock Investment Management (UK) Limited, each individually owning less than 5% is deemed to beneficially own 60,922,317 shares, and has sole voting power over 60,922,317 shares, shared voting power over no shares, sole dispositive power over 60,922,317 shares, and shared dispositive power over no shares.

Security Ownership of Directors

and Executive Officers

The following table sets forth the number of shares of Marathon Oil common stock beneficially owned as of January 31, 2012, except as otherwise noted, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. In calculating the percentage of outstanding stock, each listed person’s stock options or stock-settled stock appreciation rights that are or may be exercisable within sixty days have been added to the total outstanding shares.

Name	Shares	Restricted Stock(4)	Stock Options/ Stock Settled SARs Exercisable Prior to 04/01/12(5)(7)	Total Shares(8)		% of Total Outstanding(9)
Gregory H. Boyce	39,546(2)			39,546		*
Pierre Brondeau	10,620(2)			10,620		*
Clarence P. Cazalot, Jr.	900,328(6)		2,799,903	3,700,231		*
Linda Z. Cook	7,857(2)			7,857		*
Shirley Ann Jackson	78,723(2)(3)			78,723		*
Philip Lader	74,549(2)(3)			74,549		*
Michael E.J. Phelps	25,965(2)			25,965		*
Dennis H. Reilley	77,168(2)(3)			77,168		*
Eileen M. Campbell	70,364(3)	21,230	116,103	207,697		*
Janet F. Clark	160,909	76,134	525,052	762,095		*
Gary R. Heminger(1)	133,452(1)(3)		445,893	579,345		*
Sylvia J. Kerrigan	9,740(3)	31,275	85,000	126,015		*
David E. Roberts, Jr.	37,555(3)	127,210	405,193	367,411		*
All Directors and Executive Officers as a group (16 persons) (2)(3)(4)(5)(6)				6,525,397	(7)	*

(1)	Information relating to Gary R. Heminger is as of June 30, 2011, and reflects adjustments made upon the Spin-off of MPC, to his Marathon Oil unvested restricted stock awards, vested stock options and vested stock-settled SARs. Also includes shares held in the Marathon Oil common stock fund in the MPC Thrift Plan.
(2)	Includes deferrals of annual retainers into common stock units under the Deferred Compensation Plan for Non-Employee Directors and the 2003 Incentive Compensation Plan prior to January 1, 2006, and non-retainer annual director stock awards in common stock units, including the 2012 award of common stock units, under the 2007 Incentive Compensation Plan, including their respective dividend equivalent rights allocated in common stock units, as follows:

Name	Annual Retainer Deferred Into Common Stock Units	Non-Retainer Annual Common Stock Units
Gregory H. Boyce	0	29,546
Pierre Brondeau	0	10,620
Linda Z. Cook	0	7,857
Shirley Ann Jackson	23,878	52,503
Philip Lader	17,143	52,503
Michael E.J. Phelps	0	25,965
Dennis H. Reilley	20,465	52,503

(3)	Includes shares held under the Marathon Oil Thrift Plan, the Dividend Reinvestment and Direct Stock Purchase Plan, and the Non-Employee Director Stock Plan.
(4)	Reflects shares of restricted stock granted under the 2007 Plan, which are subject to limits on sale and transfer and can be forfeited under certain conditions.
(5)	The number of shares shown includes the shares each person would have received had they exercised their stock-settled SARs based on the fair market value (i.e., closing price) of Marathon Oil’s common stock on January 31, 2012.
(6)	Includes 49,450 shares indirectly held by Mr. Cazalot, as trustee of a grantor retained annuity trust, for the benefit of him and his children.
(7)	Includes vested options exercisable within sixty days of January 31, 2012, including the following number of options that are not-in-the-money as of January 31, 2012: C. P. Cazalot, Jr.: 496,630; E. M. Campbell: 30,549; J. F. Clark: 85,846; G. R. Heminger: 126,202; S. J. Kerrigan: 15,247; D. E. Roberts, Jr.: 90,788; and all other executive officers as a group: 50,186.
(8)	None of the shares are pledged as security.
* (9)	The percentage of shares beneficially owned by each director or nominee, or each executive officer does not exceed one percent of the common shares outstanding; and the percentage of shares beneficially owned by all directors and executive officers of the Company, as a group, does not exceed one percent of the common shares outstanding.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Based solely on the Company’s review of the reporting forms and written representations provided to the Company from the individuals required to file reports, the Company believes that each of its directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during the fiscal year ended December 31, 2011.

Compensation Committee Report

Our committee has reviewed and discussed Marathon Oil’s Compensation Discussion and Analysis report for 2011 with Marathon Oil’s management. Based on the review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis report be included in the Company’s 2012 proxy statement.

Gregory H. Boyce, Chair

Pierre Brondeau

Linda Z. Cook

Shirley Ann Jackson

Dennis H. Reilley

Compensation Discussion and Analysis

Executive Summary	2011 was a landmark year for Marathon Oil Corporation. With our highest level of rig activity in many years, production available for sale increased by seven percent to 395,000 barrels of oil equivalent per day (excluding Libya due to the significant political unrest that occurred there in 2011). We replaced 212 percent of our 2011 total production from our Exploration and Production and Oil Sands Mining segments, increasing our total proved reserves to 1.8 billion barrels of oil equivalent (boe), up from 1.6 billion boe at year end 2010. Importantly, we achieved these strong operational results while keeping capital spending below our original estimate, excluding acquisitions.

In November 2011, we purchased 141,000 net acres in the Eagle Ford Shale formation in Texas from Hilcorp Resources Holdings, L.P., plus an additional 26,000 net acres in this premier U.S. liquids play. Other key impact exploration activities during 2011 included our entry into the Iraqi Kurdistan Region.

Further, after operating for 87 years as an integrated oil and gas company, our refining, marketing and transportation business became a separate, publicly traded company on June 30, 2011 through the distribution of common shares of MPC to our stockholders. After the completion of this major transaction, Marathon Oil became an independent exploration and production (“E&P”), or upstream company.

Our stockholders benefited from this transformation as evidenced by an increase in our stock price, which was up approximately 30 percent for the year compared to an average decrease of 16 percent among our E&P industry peer companies. When combined with MPC, our stock price was up approximately 24 percent for the year compared to an average increase of 9 percent for integrated oil and gas companies.

We believe the Spin-off of MPC, our acquisitions in the Eagle Ford Shale formation which enhanced our position as an upstream company, as well as our strong operating results for 2011 will position us for success during 2012 and beyond. Decisions made by the Compensation Committee (the “Committee”) of our Board of Directors reflected these achievements. For example, the Committee approved bonus payments significantly above target for named executive officers based on our robust reserve additions, strong production, acquisition activity, as well as the successful completion of the Spin-off.

In 2011, over 70 percent of our stockholders approved our executive compensation programs by voting in favor of our Say On Executive Pay proposal. The Committee considered these voting results and made several adjustments to our programs, including those outlined below. The Committee believes these adjustments further align our executive compensation programs with the interests of our stockholders and current market practices. Additionally, these adjustments continue to advance our governance practices with the aim of further strengthening stockholder support:

•	Approved a new group of peer companies that reflects our key competitors for executive talent with primarily upstream operations, following the Spin-off of MPC;

•

Continued the practice of awarding our CEO long-term incentives that are aligned with stockholders, comprised only of performance units that require above-median total shareholder return (“TSR”) to vest above target level, and stock options that deliver value only through increases in our stock price;

•	Increased the stock ownership guideline for our CEO from a multiple of five times base salary to six times base salary; and

•

Adopted a new change-in-control plan that eliminates potential tax gross-up payments for newly hired or promoted officers as of October 26, 2011 and provides more limited severance benefits than our existing arrangement while still encouraging officers to engage in transactions that would be advantageous to stockholders.

Overall, the Committee believes that our programs benefit our stockholders through stringent pay-for-performance requirements, while also competing effectively for highly sought executive talent. To further demonstrate this performance philosophy, the following chart tracks our CEO’s pay with changes in our stock price over the last four years. CEO Total Annual Compensation includes all cash compensation received in 2011, as well as the value of the equity that vested in each year.

For purposes of this graph, CEO Total Annual Compensation is comprised of the components described below:

•	Base means base salary paid during each calendar year.

•	Bonus means the annual cash bonus paid for each calendar year.

•

Equity Vested means the value of the equity that vested each year as of the vesting date. For stock options, the value shown is the difference between an option’s exercise price and the stock price on the vesting date (regardless of whether options were actually exercised); for options the exercise price of which exceeds the stock price on the vesting date, the value shown is $0. (This number differs from the grant date fair value of stock and stock option awards granted in each year which appears in the Summary Compensation Table.)

•	Performance Units means the value of the performance unit payout made in each year. Performance Units generated zero payout for the 2007-2009 and 2008-2010 performance periods.

•

Accelerated Units means the value of the prorated performance unit payout made in 2011 upon the Spin-off of MPC. The original performance periods of these units were 2010-2012 and 2011-2013. This acceleration will reduce total compensation opportunities payable for performance periods ending in 2012 and 2013.

•

Adjusted Stock Price per Share means for 2011, the closing price of the Company’s common stock on December 31, 2011. For the years preceding 2011, Adjusted Stock Price per Share means the closing price for December 31 of that year, adjusted for a stock split and dividend distributions. For purposes of this calculation, the Spin-off of MPC was treated as a dividend equal to one-half of MPC’s closing “when issued” share price on June 30, 2011. Cash dividend adjustments were calculated based on the dividend as a percentage of the Company’s closing stock price immediately preceding the ex-dividend date.

Our named executive officers for 2011 are listed below.

Name	Job Title
Mr. C. P. Cazalot, Jr.	Chairman, President and Chief Executive Officer
Ms. J. F. Clark	Executive Vice President and Chief Financial Officer
Mr. D. E. Roberts, Jr.	Executive Vice President and Chief Operating Officer
Ms. S. J. Kerrigan	Vice President, General Counsel & Secretary
Ms. E. M. Campbell	Vice President, Public Policy
Mr. G. R. Heminger	Executive Vice President, Downstream (through June 30, 2011)

Compensation Objectives and Processes	Our executive compensation program is designed to achieve the following objectives:
•	Attract talented and experienced executive leaders by providing competitive incentives for them to accept the responsibilities and risks associated with their positions;

•	Motivate our executive officers by rewarding them for individual and collective contributions to financial and operational success, including increasing stockholder value; and

•	Retain knowledgeable and experienced executive officers who directly impact our current and future success.

Our executive compensation program furthers these objectives by allowing us to retain leaders who possess a high level of technical expertise and a long-term focus, both of which are critical to success in our industry.

All named executive officers are covered by the same compensation plans, policies, and practices, except that Mr. Cazalot, our Chairman, President and Chief Executive Officer, does not receive restricted stock. Mr. Heminger, who is now the President and Chief Executive Officer of MPC, is no longer covered by our compensation programs.

Components of Compensation

Our executive compensation program for named executive officers consists of the following elements, each of which serves a specific purpose as described below.

Component	Primary Purpose	Key Characteristics
Base Salary	Recognize overall responsibilities, established skills, experience and expertise	Paid in cash, little variance from year to year
Annual Cash Bonus	Reward the achievement of short-term financial, operating and strategic goals that drive stockholder value	Communicate common performance objectives, with specific individual accountabilities
Long-term Incentives
Performance Units	Reward total stockholder return (“TSR”) relative to peer companies	Equals between $0 to $2 per unit based on our ranking among a group of peer companies, paid in cash
Stock Options	Align interests of executives and stockholders by motivating continued growth and value creation	Equals stock price appreciation from grant date to time of exercise, settled in stock
Restricted Stock	Align interests of executives and stockholders and retain executive talent	Equals value of stock upon vesting, settled in stock
Benefits	Protect against financial and other risks	Includes benefits provided under broad-based employee plans such as health and retirement benefits

Variable Compensation

The graphs below illustrate the components of compensation for our named executive officers. Variable compensation, which includes annual cash bonus and long-term incentives, represents 89 percent of total target compensation for Mr. Cazalot, and 77 percent of total target compensation for our other named executive officers (excluding Mr. Heminger).

Governance and Risk Management Highlights	The Committee believes our executive compensation programs do not encourage excessive risk and oversees these programs under high standards of governance, independence and risk management. The Committee has evaluated and considered the role that executive compensation programs play in ensuring that our officers take only appropriate and prudent risks, and that compensation opportunities do not motivate excessive risk-taking. Below are some of the practices we employ.

•	All executive compensation decisions are made by the Committee, which is comprised of five independent directors.

•	Our Compensation Committee is advised by an independent compensation consultant that performs no other work for executive management or Marathon Oil.

•	Our executives do not have employment agreements.

•	Our compensation programs are competitive with those of peer companies, and we monitor our programs against trends in executive compensation on an annual basis.

•	Our compensation programs appropriately balance short-term and long-term incentives.

•

Our annual cash bonus program is based on a balanced set of metrics, which are objective and not driven by commodity prices. In addition, the Committee considers the achievement of individual performance commitments and overall corporate performance.

•	Annual cash bonuses are paid only after the Audit and Finance Committee of our Board has reviewed our audited financial statements for the performance year.

•

Our clawback policy applies to both annual cash bonuses and long-term incentives and would generally be triggered with respect to an executive officer in the event of a material accounting restatement due to noncompliance with financial reporting requirements, or the commission of fraud by such executive officer.

•	Our stock ownership guidelines described below encourage our executive officers to focus on creation of long-term value for our stockholders.

Compensation Committee of Our Board of Directors	The Committee is charged with overseeing and approving all compensation for our executive officers. The Committee is comprised only of independent, non-employee directors. The members who currently serve on the Committee are Mr. Boyce, who is the Chairman, Mr. Brondeau, Ms. Cook, Dr. Jackson and Mr. Reilley.

The Committee’s charter requires that it meet at least four times each year, and during 2011, the Committee met six times. At each of its meetings, the Committee has the opportunity to meet in executive session. When practicable, the Committee previews and discusses significant compensation decisions at one meeting before giving formal approval at a subsequent meeting. With the help of its compensation consultant and our staff, the Committee monitors and discusses legal and regulatory developments regarding executive compensation throughout the year.

The Role of the Chief Executive Officer

The Committee seeks significant input from the CEO on compensation decisions and performance appraisals for all other executive officers. However, all final compensation decisions for our executive officers are made by the Committee. The CEO does not provide recommendations or participate in Committee discussions concerning his own compensation.

The Committee’s Independent Consultant

In 2011, the Committee engaged the services of Meridian Compensation Partners LLC (“Meridian”) to provide consulting services and advice to the Committee on executive compensation matters. Meridian provides the Committee with information on industry trends and practices and updates on regulatory requirements. The terms of this relationship are set forth in an agreement between the Committee and Meridian. Meridian provides no other services to Marathon Oil or its executives. The Committee has the right to terminate the services of Meridian and appoint a new compensation consultant at any time.

While the Committee retains Meridian directly, Meridian interacts with several of our officers and employees in carrying out assignments in order to obtain compensation and performance data for the executive officers and our Company. In addition, Meridian may seek input and feedback from members of our management regarding its work product prior to presentation to the Committee in order to confirm that information is accurate or address other issues. We believe that Meridian provides an independent perspective to the Committee.

Setting Executive Compensation

Due to the technical requirements and long-term capital commitments inherent in our business, we operate in a highly competitive environment for talented executive leadership. Therefore, the Committee believes it is essential to review benchmark information from industry peers.

Peer Groups

We believe the choice of a peer group is foundational in ensuring that the Committee has meaningful information to compare our executive compensation levels and programs with peer companies within our industry with which we most often compete, both in the marketplace and for employee talent. In selecting the peer groups described below, the Committee also considered pertinent financial measures for each company including assets, revenue, market capitalization and total shareholder return.

Pre-Spin Peer Group

Prior to the Spin-off of MPC, our peer group consisted of the upstream, downstream and integrated companies listed below. This group of companies is referred to as our “pre-spin peer group.”

Upstream Peers	Integrated Peers	Downstream Peers
Anadarko Petroleum Corp.	Chevron Corp.	Sunoco Inc.
Apache Corp.	ConocoPhillips	Tesoro Corp.
Devon Energy Corp.	Hess Corp.	Valero Energy Corp.
Occidental Petroleum Corp.

Post-Spin Peer Group

In July 2011, the Committee approved a new peer group which reflects the companies against which we compete as an independent E&P company. This new peer group retains all of the upstream peer companies that were historically included in the pre-spin peer group, as well as one integrated company (Hess). Six new companies (indicated with an asterisk* below) were also added. This group of companies is referred to as our “post-spin peer group.”

Peers
Anadarko Petroleum Corp.	Encana Corp.*	Noble Energy Inc.*
Apache Corp.	EOG Resources Inc.*	Occidental Petroleum Corp.
Chesapeake Energy Corp.*	Hess Corp.	Talisman Energy*
Devon Energy Corp.	Murphy Oil Corp.*

*New peer company

Changing peer groups was a significant decision reflecting our transformation from an integrated company to an independent E&P company.

2010 Competitive Compensation Assessment

In late 2010, the Committee asked Meridian to conduct a comprehensive study and comparison of our executive compensation. Named executive officer positions were compared to comparable positions at select peer companies. This study was based on our pre-spin peer group and included information regarding base salaries, annual bonus levels and the mix and level of long-term incentives. Depending on the specific position, the companies used for comparison varied. Comparative information was available for all six named executive officer positions.

After collecting this data, Meridian assessed the competitiveness of our executive officer compensation programs and presented its analysis to the Committee in October 2010. The Committee used this analysis as one tool in evaluating our compensation practices and competitive pay levels for our named executive officers and making appropriate compensation decisions for 2011.

Our compensation philosophy states that overall, executive compensation is designed to provide total compensation that is at the 50th percentile for average performance and above the 50th percentile when short- and long-term incentive performance goals are exceeded. To accomplish this objective, the Committee reviewed the competitive analysis and made 2011 compensation decisions to establish total target compensation at or near the 50th percentile of the pre-spin peer group. A comparison of total target compensation to the 50th percentile for our named executive officers (except for Mr. Heminger, who left Marathon Oil in connection with the Spin-off of MPC) is shown in the table below. For purposes of this Compensation Discussion and Analysis, we use the term “Market” to refer to the 50th percentile of similar positions within the pre-spin peer group.

Name	Total Target Compensation	% of Market
Mr. Cazalot	$12,290,000	101.48%
Ms. Clark	$ 3,426,000	95.68%
Mr. Roberts	$ 4,555,000	90.44%
Ms. Kerrigan	$ 1,950,000	93.85%
Ms. Campbell	$ 1,381,500	104.06%

Decisions regarding base salaries and long-term incentive awards were made in February 2011, and decisions regarding 2011 annual cash bonus awards were made in February 2012, after 2011 business results were completed and measured.

Base Salary	The Committee considered each named executive officer’s current salary as compared to the 50th percentile of the pre-spin peer group, along with individual performance. While we do not utilize internal pay ratios, the Committee evaluates the relative value of each position to Marathon Oil and ensures that compensation levels are both internally equitable and consistent with the value assigned to each position. The Committee does not use a formula to calculate base salary increases for named executive officers.

Based on the above criteria, at its February 2011 meeting the Committee awarded base salary increases to two of our six named executive officers, which were effective in April 2011. Ms. Kerrigan received a base salary increase to align her salary more closely with the Market. The Committee’s philosophy is to increase salaries of recently promoted officers over a multi-year period, and Ms. Kerrigan was promoted to General Counsel in September of 2009.

Name	Base Salary Amount as of January 1, 2011	Base Salary Amount as of April 1, 2011	% of Market
Mr. Cazalot	$1,400,000	$1,400,000	91.06%
Ms. Clark	$ 680,000	$ 680,000	102.55%
Mr. Roberts	$ 900,000	$ 900,000	83.63%
Ms. Kerrigan	$ 415,000	$ 500,000	97.56%
Ms. Campbell	$ 445,000	$ 445,000	108.96%

Although Mr. Heminger was only employed by Marathon Oil through June 30, 2011, he received a salary increase in April 2011 from $925,000 to $1,000,000 in anticipation of his becoming President and Chief Executive Officer of MPC and his additional responsibilities related to the Spin-off.

Annual Cash Bonus	The named executive officers’ 2011 cash bonus closely linked annual bonus payments made to our named executive officers to both company performance and each officer’s individual performance for the year. The Committee determined the annual cash bonus for each named executive officer based primarily on the following criteria:

•	Company performance, including achievement of the specific performance metrics established by the Committee during the first quarter of 2011;

•	Individual performance, including demonstrated leadership and ethics; and

•	External competitiveness, with bonus targets set at or near the 50th percentile for similar positions within the pre-spin peer group.

Within the structure of the bonus program, the Committee ultimately uses its discretion to determine bonus payments for our named executive officers. The discussion below provides more information about the named executive officers’ annual cash bonus program for 2011, and the factors that influenced the Committee’s decisions.

2011 Bonus Targets

The Committee used competitive market data to establish a bonus target for each level of officer, expressed as a percentage of year-end base salary. Bonus targets were set at or near the 50th percentile of the pre-spin peer group for comparable positions. For 2011, the bonus targets for the named executive officers (excluding Mr. Heminger) were as follows:

Name	Officer Level	Bonus Target (as % of Base Salary)
Mr. Cazalot	CEO	135%
Ms. Clark	EVP	95%
Mr. Roberts	EVP	95%
Ms. Kerrigan	VP	70%
Ms. Campbell	VP	70%

Although targets are set at competitive levels, actual bonus payments varied from the target amount depending upon company, organizational and individual performance for the year. Mr. Heminger did not receive a bonus from Marathon Oil for 2011 because he was employed by MPC effective July 1, following the Spin-off.

2011 Bonus Performance Metrics

During the first quarter of 2011, the Committee established the performance metrics outlined in the table below for the upstream segments of our business. As part of this process, the Committee considers information provided by our compensation consultant regarding metrics commonly selected by our peer companies, which provide a meaningful way to measure success in our industry. Due to the significant political unrest that occurred in Libya in 2011, the Committee determined that Libya should be excluded from the E&P Net Production, Proved Reserve Additions, and Finding & Development Cost metrics.

The metrics reflect a combination of financial and operational measures, all of which are important indicators of our success. The Committee determined that a relative metric for net income was more appropriate than an absolute metric because it would not reward our named executive officers solely for high commodity prices.

Performance Metric	Description	Type of Metric	Relative or Absolute Metric
Adjusted Net Income per BOE vs. Peer Group	Measures adjusted income per barrel of oil equivalent as compared to our post-spin peer group	Financial	Relative
E&P Net Production, MBOED	Measures the rate of crude oil production of our E&P segment	Operational	Absolute
OSM Net Production, MSCOD	Measures the rate of net synthetic crude oil production of our Oil Sands Mining (“OSM”) segment	Operational	Absolute
Proved Reserve Additions, MMBOE	Measures the level of recoverable resource added to our proved reserves	Operational	Absolute
Finding & Development Cost, $/BOE	Measures the cost of finding and developing resource	Financial	Absolute
Environmental – Spills to the Environment	Measures the volume of spills of produced and chemically treated fluids that enter the environment	Operational	Absolute
Safety – OSHA Recordable Incident Rate	Measures the number of safety incidents, because safety is a core value of our company as well as a crucial business practice	Operational	Absolute
Safety – Process Safety Incidents	Measures the most serious process safety incidents that occur at designated facilities	Operational	Absolute

The Committee determined the target level of performance for each metric by evaluating factors such as performance achieved in the immediately preceding year, anticipated challenges for 2011, business plan and company strategy. The table below shows both the targets set by the Committee and our performance achieved during 2011. The metrics are described more fully in the footnotes to the table.

Performance Metric	Target Performance	Performance Achieved
Adjusted Net Income per BOE vs. Peer Group(a)	4th - 6th position out of 12 companies	4th position out of 12 companies
E&P Net Production, MBOED(b)	342	355
OSM Net Production, MSCOD(c)	40	38
Proved Reserve Additions, MMBOE(d)	90	244
Finding & Development Cost, $/BOE(e)	$35/BOE	$33/BOE
Environmental – Spills to the Environment(f)	105	84
Safety – OSHA Recordable Incident Rate(g)	0.50	0.56
Safety – Process Safety Incidents(h)	1	1

(a)	Total of 12 companies, including Marathon Oil. E&P segment income was adjusted to include Integrated Gas and Oil Sands Mining segment income. Comparator company income was also adjusted for special items or other like items. The comparator companies for this metric were the companies included in our post-spin peer group (Anadarko, Apache, Chesapeake, Devon, Encana, EOG Resources, Hess, Murphy, Noble, Occidental and Talisman). This is a non-GAAP metric. This metric is calculated as the sum of our E&P segment income, Integrated Gas segment income, and Oil Sands Mining segment income as presented in our audited consolidated financial statements, divided by total worldwide sales. To ensure consistency of this metric when comparing to our comparator companies, adjustments to comparator company segment income are sometimes necessary to reflect certain unusual items reflected in their results.
(b)	E&P Net Production is calculated as production available for sale and then adjusted for pricing effects as a result of production sharing contracts, catastrophic events, and acquisitions and divestitures; also adjusted for project deferrals associated with capital constraints. This number differs from the reported level of average E&P production available for sale of 365,000 barrels of oil equivalent per day, which is from continuing operations and does not include these adjustments. Production available for sale during the year can differ from production sold primarily as a result of the timing of international crude oil liftings and natural gas sales.
(c)	OSM Net Production is calculated as net synthetic crude oil (SCO) production (bitumen after royalties and upgrading, excluding blend-stocks) and then adjusted for price, acquisitions and divestitures; also adjusted for project deferrals associated with capital constraints.
(d)	Proved Reserve Additions exclude dispositions, price related changes, and Oil Sands Mining.
(e)	Finding & Development Cost includes capital expenditures, capitalized interest, and capitalized asset retirement obligations from E&P and Integrated Gas. Reserves exclude dispositions, price related changes, and Oil Sands Mining.
(f)	Spills to the Environment include the number of all produced and chemically treated fluid spills with a volume greater than one barrel outside of secondary containment.
(g)	In the event of a fatality, payout is determined by the Committee. The Occupational Safety and Health Administration (“OSHA”) Recordable Incident Rate is representative of the number of recordable injuries which occurred per 100 man-years of work. It is calculated by taking the total number of OSHA recordable incidents and dividing by the ratio of total number of hours worked over 200,000.
(h)	Process Safety Incidents include those incidents that occurred at Marathon Oil designated facilities which meet the definition of a Process Safety Event Tier 1 as defined by API Recommended Practice 754 (Process Safety Performance Indicators for the Refining and Petrochemical Industries).

2011 Bonus Organizational and Individual Goals

At the beginning of each year, each named executive officer develops performance goals relative to his or her organizational responsibilities, which are directly related to our business objectives. All performance goals are discussed with and approved by the CEO (and in the case of the CEO, the Board). Examples of named executive officers’ performance goals for 2011 include: rate of production, reserve replacement, income per barrel, cost management, improved safety and environmental performance, financial discipline, development of governmental and community relationships, provision of financial services and systems, and continued evaluation and management of risk.

In evaluating the individual performance of each named executive officer, the most significant factor is achievement of business objectives within his or her organization. At the end of each year, each named executive officer’s performance is measured against his or her previously established performance goals.

Another significant consideration is the named executive officer’s adherence to Marathon Oil’s core values, which emphasize health and safety, environmental stewardship, honesty and integrity, corporate citizenship, high performance, and diversity. These values are essential to our culture and drive how we accomplish our business objectives. For example, our health and safety commitment is reflected in officer performance goals regarding personal and process safety. Additional information about our values and our commitment to social responsibility may be found in the annual Living Our Values Corporate Social Responsibility Report available on our website.

The CEO evaluates the individual performance of all other named executive officers and makes bonus recommendations to the Committee. The Committee then reviews this information with the CEO and determines the bonus award for each named executive officer. The Committee evaluates the CEO’s performance and determines his bonus in an executive session. No formal weightings of individual performance commitments or formulas are used to calculate the annual cash bonus.

2011 Annual Bonus Performance Achievements

In evaluating the contributions made by our named executive officers, the Committee considered the following achievements during 2011:

•	Completed the Spin-off of the Refining, Marketing and Transportation business as an independent company.

•	Completed on time.
•	Both companies have common stock listed on the New York Stock Exchange.
•	Both companies have investment grade ratings.

•	Increased 2011 production available for sale, excluding Libya, by 7 percent to 395,000 barrels of oil equivalent per day (boed).

•	Replaced 212 percent of 2011 production.

•	Continued liquids-focused growth from U.S. resource plays.

•	Acquired significant Texas Eagle Ford position of 167,000 net acres largely in the core of this premier U.S. liquids play.
•	Increased resource play holdings to more than 1 million net acres at the end of 2011 compared to 600,000 net acres at the end of 2010.
•	Ramped up activity with 28 drilling rigs and eight hydraulic fracturing crews working at the end of 2011.
•	Spud 126 gross operated wells, compared to 54 wells in 2010.

•	Announced two non-operated discoveries in the Iraqi Kurdistan Region and began drilling in Poland.

The Committee also considered the adverse impacts of failure to achieve target performance on our OSHA recordable incident rate for safety. Additionally, the Committee weighed the general competitiveness of our annual cash bonus program in light of our post-spin peer group. Finally, the Committee took into account the specific contributions made by each named executive officer in 2011 in preparing for and completing the Spin-off of our downstream business, as well as our other significant achievements described above.

2011 Annual Bonus Payments

The Committee rewarded our named executive officers with annual cash bonus payments significantly above target for their contributions to our outstanding operating and financial results.

Grants of Long-Term Incentive Awards	Each year, the Committee grants annual awards of long-term incentives in the form of performance units, stock options and restricted stock. While each long-term incentive award type rewards performance over a multi-year period, the primary purpose and structure of the award types differ as described in the table on page 49.

The Committee grants annual long-term incentive awards at its regularly-scheduled February meeting, the date of which is generally set at least one year in advance. The effective date for grants of awards to named executive officers is the date the Committee meets; however, if the Committee grants awards after the market has closed, the grant date is the next trading day. The grant price for stock options is equal to the closing price of a share of our common stock on the grant date.

Long-term incentive award mix (based on intended value) CEO: 50% Performance units 50% Stock options Other Named Executive Officers: 40% Performance units 40% Stock options 20% Restricted stock

Due to the nature of long-term incentive awards, the actual long-term incentive value realized by each named executive officer depends on the price of the underlying stock at the time of vesting or exercise.

The Committee believes the mix of long-term incentive awards shown in the adjacent box generally provides an appropriate balance between the dual objectives of tying compensation to stock performance and providing retention incentives. The Committee believes that the CEO’s ability to realize compensation from his long-term incentives should depend fully on the performance of our stock; thus, he does not receive any restricted stock.

February 2011 Grants

After considering competitive market data, the Committee granted long-term incentive awards to each named executive officer on February 23, 2011. These grants were made according to our normal annual grant timeline and grant levels were at or near the 50th percentile of our pre-spin peer group.

Name	Total LTI Intended Value*	% of Market
Mr. Cazalot	$9,000,000	104.03%
Ms. Clark	$2,100,000	90.49%
Mr. Roberts	$2,800,000	97.08%
Ms. Kerrigan	$1,100,000	97.38%
Ms. Campbell	$ 625,000	98.69%

*The Committee makes its compensation decisions based on intended value. Intended value reflects established valuation methodologies and differs from the grant date fair values determined for accounting purposes under U.S. generally accepted accounting principles and shown in the Summary Compensation and Grants of Plan-based Awards tables. For example, to determine the number of performance units awarded in February 2011, the targeted dollar value was divided by an expected value ratio, which incorporates factors such as stock price volatility and risk of forfeiture.

Mr. Heminger received a long-term incentive award with a total intended value of $2,800,000 in February 2011; however, all of the stock options and restricted stock granted to him in February 2011 were converted to stock options and restricted stock of MPC in connection with the Spin-off.

In 2011, the Committee adopted a new valuation methodology for long-term incentive awards, based on recommendations from its independent compensation consultant. This new methodology is more conservative than our previous methodology and is not based on expected value ratios. Under this new methodology, performance units will be valued at their target value of $1 per unit and restricted stock will be valued based on a 30 day average stock price. When applied to stock options, this methodology will track more closely the Black-Scholes valuation methodology used to determine our book expense under generally accepted accounting principles. This new methodology will apply to grants made after 2011.

Each of our long-term incentive award types is discussed in more detail below.

Performance Units

The Committee believes that a performance unit program based on TSR relative to peer companies offers a valuable complement to stock options and restricted stock.

TSR is determined by taking the sum of stock price appreciation or reduction per share, plus cumulative dividends per share for the performance period, and dividing that total by the beginning stock price per share. For purposes of this calculation, the beginning and ending stock prices are the averages of the closing stock prices for the month immediately preceding the beginning and ending dates of the performance period.

The target value of each performance unit is $1, with the actual payout varying from $0 to $2 (0% to 200% of target) based on Marathon Oil’s relative TSR ranking for the measurement period. For example, a 100% payout percentage pays out at $1 per unit. Because our TSR ranking for the last two completed performance periods (2007-2009 and 2008-2010) was in the bottom quartile of the peer group, named executive officers did not receive any payout for those performance periods. Payments made in 2011 are described in more detail below.

Performance Units Granted in February 2011

The Committee granted performance unit awards to our named executive officers in February 2011, according to our normal annual grant timeline. While the intention to spin-off MPC had been announced in January, the Committee believed that this annual grant should be made based on the existing program design, given that Marathon Oil was an integrated company at the time the grants were made and completion of the Spin-off was not certain.

Performance Units Timeline
•	December 2010 – Board determines methodology for prorated pay out of existing performance units upon Spin-off
•	January 2011 – Public announcement of intent to Spin-off of MPC
•	June 30, 2011 – Spin-off complete; relative TSR performance measured
•	July 2011 – Existing performance units paid out; performance units granted under new program with new upstream peer group

Under the terms of the award agreements, vesting of these units was tied to Marathon Oil’s TSR compared to the TSR of each of the member companies within the XOI for the 2011-2013 performance period. The XOI is a published stock index which represents a cross-section of publicly-traded upstream, downstream, and integrated corporations involved in various phases of the oil and gas industry. This index provided a meaningful benchmark for comparing our stock performance.

Treatment of Performance Units upon Spin-off of MPC

Because we would no longer be an integrated company following the Spin-off and a relative comparison against the XOI group of companies would be less meaningful, the Committee decided to pay out all outstanding performance units based on performance through the date of the Spin-off. This decision was disclosed in the Form 10 Information Statement for MPC, which was initially filed on January 25, 2011.

At the time of the Spin-off, three groups of performance unit grants were outstanding: the 2009 grant for the 2009-2011 performance period; the 2010 grant for the 2010-2012 performance period; and the 2011 grant for the 2011-2013 performance period.

The Committee determined the value of these performance units by comparing our TSR to the TSR of each company in the XOI in accordance with the original program design. However, the effective date of the Spin-off (rather than the end of each three-year performance period) was treated as the measurement date for the relevant performance period for purposes of this calculation. While the 2009 grant was not prorated, a proration factor was applied to the 2010 and 2011 grants based on the portion of the performance period which had elapsed. The treatment of each outstanding performance unit grant is summarized below:

Performance Period	Total Shareholder Return Results	Relative Performance as of 6/30/2011	Payout Earned (200% vesting percentage)	Proration Factor
2009 – 2011	116%	#1 of 13 companies	$2.00 per unit	100% (full 36 months)
2010 – 2012	67%	#1 of 13 companies	$2.00 per unit	50% (18 of 36 months)
2011 – 2013	45%	#1 of 13 companies	$2.00 per unit	16.67% (6 of 36 months)

For example, the 2010 grant of performance units was valued based on Marathon Oil’s relative TSR performance from January 1, 2010 through June 30, 2011, which ranked first among the 13 XOI companies, resulting in the maximum payout of $2 per unit. The value of the units was then multiplied by 50 percent to reflect the fact that 50 percent of the original performance period was completed as of June 30, 2011.

Payout details for each named executive officer are shown below:

Name	2009 – 2011 Performance Period	2010 – 2012 Performance Period	2011 – 2013 Performance Period	Total Payout
Mr. Cazalot	$11,270,800	$5,615,100	$1,935,500	$18,821,400
Ms. Clark	$ 2,705,000	$1,032,700	$ 361,300	$ 4,099,000
Mr. Roberts	$ 2,930,400	$1,445,700	$ 481,733	$ 4,857,833
Ms. Kerrigan	N/A	$ 361,400	$ 189,233	$ 550,633
Ms. Campbell	$ 648,000	$ 335,600	$ 107,533	$ 1,091,133
Mr. Heminger	$ 3,155,800	$1,342,500	$ 481,733	$ 4,980,033

This payout will reduce total compensation opportunities payable for performance periods ending in 2012 and 2013. Grants of performance units following the Spin-off are described below.

Performance Units Granted in July 2011

To continue our strategy of measuring relative TSR performance over multi-year periods, the Committee made two grants of performance units in July: Transition Award #1 for a period of 18 months and Transition Award #2 for a period of 30 months. The performance periods for these transition awards were selected to reflect the remaining periods of the original 2010 and 2011 grants as illustrated below.

Original Performance Period	Months Remaining in Original Performance Period	New Grant Name	New Performance Period
2010 – 2012	18 (of 36 months)	Transition Award #1	July 2011 – December 2012
2011 – 2013	30 (of 36 months)	Transition Award #2	July 2011 – December 2013

To determine the number of units for each transition award, the Committee multiplied the original number of units granted by a proration factor representing the remainder of each original performance period (50% for the 2010 grant and 83.33% for the 2011 grant). This approach maintains the $1 per unit target value of the original awards. The number of units granted to each named executive officer is shown in the table below:

			50% of Original Target	83.33% of Original Target
Name	Original Grant Date	Performance Units Granted (original # of units)	Transition Award #1 (# of units)	Transition Award #2 (# of units)
Mr. Cazalot	2/24/2010	5,615,100	2,807,550
	2/23/2011	5,806,500		4,838,750
Ms. Clark	2/24/2010	1,032,700	516,350
	2/23/2011	1,083,900		903,250
Mr. Roberts	2/24/2010	1,445,700	722,850
	2/23/2011	1,445,200		1,204,333
Ms. Kerrigan	2/24/2010	361,400	180,700
	2/23/2011	567,700		473,083
Ms. Campbell	2/24/2010	335,600	167,800
	2/23/2011	322,600		268,833

Under the terms of the award agreements, vesting of these performance unit transition awards is tied to Marathon Oil’s TSR compared to the TSR of each company in our post-spin peer group for the applicable performance period. Other than the change in the peer group, which reflects our transformation to an independent E&P company, the terms of the awards remain the same as those of the original grants.

Stock Options

Stock options provide a direct link between officer compensation and the value delivered to stockholders. The Committee believes that stock options are inherently performance-based, as option holders only realize compensation if the value of our stock increases following the date of grant.

The grant price of our stock options is equal to the closing sales price per share of our common stock on the grant date, which was February 23, 2011 for the options granted to named executive officers during 2011. Stock options have a three-year pro-rata vesting period and a maximum term of ten years.

Treatment of Stock Options upon Spin-off of MPC

The Board decided that the treatment of stock options upon the Spin-off of MPC would depend on whether the options were vested or unvested at the time of the Spin-off. Vested stock options were split such that the holder of each vested stock option received both MPC and Marathon Oil options. Unvested stock options were adjusted such that Marathon Oil employees received only Marathon Oil stock options and MPC employees received only MPC stock options. The number of stock options and exercise price for each option were adjusted in a manner that was agreed upon with MPC in the Employee Matters Agreement relating to the Spin-off, which generally was designed to preserve the intrinsic value of the option awards as of the time of the Spin-off.

Restricted Stock

The Committee granted restricted stock to the named executive officers, other than Mr. Cazalot, for diversification of the mix of long-term incentive awards and for retention purposes. Restricted stock also provides consistent alignment between executives and stockholders.

Restricted stock awards vest in full on the third anniversary of the date of grant. Prior to vesting, restricted stock recipients have the right to vote and receive dividends on the restricted shares.

Treatment of Restricted Stock upon Spin-off of MPC

All restricted stock is unvested. Therefore, the Board decided that restricted stock would be adjusted such that Marathon Oil employees received only Marathon Oil restricted stock and MPC employees received only MPC restricted stock. The number of shares was adjusted to reflect the Spin-off of MPC as agreed upon with MPC in the Employee Matters Agreement relating to the Spin-off, which generally was designed to preserve the value of the awards as of the time of the Spin-off.

Post-Employment Benefits	Retirement

We sponsor and contribute to both tax-qualified defined benefit and defined contribution retirement plans for a broad-based group of employees. Eligible employees can contribute to our defined contribution retirement plan. We also sponsor retiree medical plans for a broad-based group of employees. Our named executive officers (excluding Mr. Heminger) are eligible to participate in these defined benefit and defined contribution retirement plans, as well as the retiree medical plans.

In addition, our named executive officers participate in unfunded, nonqualified defined benefit and defined contribution retirement plans. Similar nonqualified benefit arrangements are provided by the majority of companies in both our pre-spin and post-spin peer groups. Our Committee has determined that providing retirement benefits on the full amount of an executive’s compensation plays a meaningful role in attracting and retaining qualified executives.

Each named executive officer is also eligible to participate in our elective nonqualified deferred compensation plan. Under this plan, our named executive officers are eligible to defer up to 20 percent of their salary and bonus each year.

Distributions from our nonqualified plans are made following separation from service in the form of a lump sum and are compliant with Section 409A of the Internal Revenue Code to the extent required.

Benefits payable under our qualified and non-qualified plans are described in detail on pages 78-82.

In addition, named executive officers’ stock options immediately vest and become exercisable upon retirement, which is a common practice in our industry. Unvested restricted stock awards are forfeited upon retirement, except in the case of mandatory retirement. For performance units, in the case of retirement where a named executive officer has worked more than half of the performance period, awards may be vested on a prorated basis at the discretion of the Committee.

Mandatory Retirement

Under our mandatory retirement policy, an officer must retire on the earlier of the first day of the month coincident with or immediately following the officer’s 65th birthday. In addition to receiving the vested benefits he or she has accrued under our benefit programs, outstanding restricted stock awards vest in full. Stock options and performance units follow the vesting treatment described above for retirements.

Death or Disability

In the event of death or disability, our named executive officers would be entitled to the vested benefits they have accrued under our standard benefits programs. Long-term incentive awards would immediately vest in full upon the death of a named executive officer, with performance units vesting at the target level. In the event of disability, long-term incentive awards would continue to vest as if the named executive officer remained employed during the period of disability.

Other Termination

Our named executive officers do not have employment agreements and are not entitled to any special executive severance payments, other than the change-in-control termination benefits described below. Marathon Oil has a policy requiring that our Board seek stockholder approval or ratification of certain severance agreements for senior executive officers that would require payment of cash severance benefits exceeding 2.99 times the officer’s salary plus bonus for the prior calendar year.

Change-in-Control Termination

We believe that our named executive officers should be encouraged to act in the best interests of our stockholders if a change-in-control transaction is under consideration. For this reason, in 2002 we adopted our executive change-in-control severance benefits policy, which provides certain benefits upon a change-in-control of Marathon Oil and is designed to ensure continuity of management through a change-in-control transaction.

No changes, except as necessary to comply with law, have been made to our current executive change-in-control severance benefits policy. However, the Committee adopted a new change-in-control plan for newly hired or promoted officers as of October 26, 2011. This plan provides a more limited severance benefit than our existing arrangement, yet still encourages officers to engage in transactions that would be advantageous to stockholders. The new program includes no provisions to reimburse or “gross-up” tax obligations following a change-in-control.

Under both our current plan and the plan for newly hired or promoted officers, all of our named executive officers’ long-term incentive awards would become fully vested and exercisable upon a change-in-control, which is a common practice in our industry. Outstanding performance units would vest at the target value upon a change-in-control. The benefits payable to named executive officers in the event they are terminated following a change-in-control or in connection with a “potential change-in-control” are outlined on pages 83-86, where our executive change-in-control policy is described in more detail.

Other Benefits and Perquisites	We offer very limited perquisites to our named executive officers. Our named executive officers may seek reimbursement for certain tax, estate, and financial planning services up to a specified annual maximum each year, including the year following death or retirement. Our named executive officers are also offered an enhanced annual physical examination.

Unless otherwise authorized by the CEO (or in the case of the CEO, the Lead Director), our named executive officers may not use corporate aircraft for personal use. Occasionally spouses or other guests will accompany our named executive officers on our aircraft when space is available on business-related flights.

Stock Ownership Requirements and Anti-Hedging Policy	All of our officers who are “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, are subject to our stock ownership requirements, which are intended to reinforce the alignment of interests between our officers and stockholders. The stock ownership requirements are as follows:

•	Chief Executive Officer – multiple of six times base salary;

•	Executive Vice Presidents – multiple of four times base salary; and

•	Vice Presidents – multiple of two times base salary.

Executive officers have five years from their respective appointment dates to achieve the designated stock ownership level. The Committee reviews each executive officer’s progress towards the requirements on at least an annual basis. Executive officers who have not reached the required level of stock ownership are expected to hold the shares they receive upon exercise of stock options (after payment of exercise prices and after taxes) so that they meet their requirement in a timely manner. Our named executive officers currently either meet the stock ownership requirements or are still within five years from their appointment dates.

In order to ensure that officers bear the full risks of stock ownership, our corporate policies prohibit officers from engaging in hedging transactions related to our stock. Officers are also prohibited from pledging or creating a security interest in any Marathon Oil shares they hold, including shares in excess of the applicable ownership requirement.

Tax Considerations	The Committee considers the tax effects to both Marathon Oil and the named executive officers when making executive compensation decisions and has a practice of delivering compensation in a tax-efficient manner whenever reasonable. However, the priority of the Committee is to provide performance-based and competitive compensation. Therefore, some compensation paid to named executive officers is not deductible by Marathon Oil due to the limitations of Section 162(m) of the Internal Revenue Code.

Section 162(m) provides that the amount of compensation that we may deduct each year for our Chief Executive Officer and each of the three most highly paid officers (other than our Chief Financial Officer) is $1,000,000. Elements of compensation which qualify as “performance-based compensation” are deductible even if in excess of this $1,000,000 limit. The Committee approved a base salary for Mr. Cazalot that exceeds the Section 162(m) limitation of $1,000,000, and therefore his base salary is not deductible in full.

As required under Section 162(m), our stockholders approved the material terms of performance goals for awards to named executive officers, which are contained in our 2007 Incentive Compensation Plan. These performance goals include both financial and operational measures. For Section 162(m) tax purposes in 2011, we used both financial and operational goals to establish a bonus pool for named executive officers. However, the determination of actual annual cash bonus payments for named executive officers is described in the Annual Cash Bonus section beginning on page 54.

Other than time-based restricted stock, long-term incentives awarded to our named executive officers in 2011 were designed to be performance-based compensation and, therefore, fully deductible. However, because the performance period for outstanding performance units was shortened due to the Spin-off of MPC, the performance unit payouts made in July 2011 were not performance-based compensation for purposes of Section 162(m) and are only deductible up to the $1,000,000 limit. To the extent that non-performance-based compensation exceeds $1,000,000, time-based restricted stock awards would not be deductible.

We believe our nonqualified deferred compensation plans and other benefits comply with Section 409A of the Internal Revenue Code. In general, Section 409A imposes additional income taxes, as well as premium interest, unless the form and timing of deferred compensation payments have been fixed in order to eliminate both officer and company discretion.

Executive Compensation Tables and Other Information

The following table summarizes the total compensation awarded to, earned by, or paid to Mr. Cazalot, Chairman, President and Chief Executive Officer, Ms. Clark, Executive Vice President and Chief Financial Officer, and the other three most highly compensated executive officers of Marathon Oil who were serving as officers at the end of 2011, as well as Mr. Heminger who served as an executive officer through June 30, 2011 upon the Spin-off of MPC (collectively, “named executive officers”) for services rendered as named executive officers during 2011, 2010 and 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensa- tion(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compen- sation(7) ($)	Total ($)
C. P. Cazalot, Jr. Chairman, President and Chief Executive Officer	2011 2010 2009	1,400,000 1,400,000 1,400,000	3,000,000 2,500,000 2,100,000	0 0 0	6,414,055 4,656,517 2,845,791	18,821,400 0 0	1,617,757 1,397,592 2,458,412	276,207 256,394 225,403	31,529,419 10,210,503 9,029,606
J. F. Clark Executive Vice President and Chief Financial Officer	2011 2010 2009	680,000 672,500 650,000	1,000,000 775,000 750,000	531,144 425,882 531,186	1,197,162 856,813 683,305	4,099,000 0 0	406,341 355,795 547,779	105,057 103,609 106,881	8,018,704 3,189,599 3,269,151
D. E. Roberts, Jr. Executive Vice President and Chief Operating Officer	2011 2010 2009	900,000 875,000 775,000	1,200,000 1,000,000 1,000,000	713,111 1,195,970 576,444	1,596,752 599,684 740,196	4,857,833 0 0	466,309 412,145 339,158	136,207 135,227 131,824	9,870,212 4,218,026 3,562,622
S. J. Kerrigan Vice President, General Counsel & Secretary	2011 2010	478,750 405,000	600,000 400,000	280,326 148,767	627,238 299,842	550,633 0	516,760 304,974	64,628 52,676	3,118,335 1,611,259
E. M. Campbell Vice President, Public Policy	2011	445,000	390,000	157,376	356,604	1,091,133	492,516	67,207	2,999,836
G. R. Heminger Executive Vice President, Downstream (through June 30, 2011)	2011 2010 2009	481,250 918,750 900,000	0 1,200,000 950,000	713,110 554,230 619,320	1,596,755 1,113,088 797,088	4,980,033 0 0	0 2,159,968 3,609,445	3,872 144,492 156,399	7,775,020 6,090,528 7,032,252

(1)	The salaries shown in this column reflect three months at one annual salary rate and nine months at the new annual salary rate for Ms. Kerrigan and Mr. Heminger, which was effective April 1, 2011. Mr. Cazalot, Ms. Clark, Mr. Roberts and Ms. Campbell did not receive salary increases in 2011.
(2)	The amounts shown in this column reflect the value of annual cash bonus awards. Because Mr. Heminger became an employee of MPC upon the Spin-off, he did not receive an annual cash bonus award from Marathon Oil.
(3)	This column reflects the aggregate grant date fair value in accordance with generally accepted accounting principles in the United States regarding stock compensation. Assumptions used in the calculation of this amount are included in footnote 21 to the Company’s financial statement for the fiscal year ended December 31, 2011, footnote 21 to the Company’s financial statement for the fiscal year ended December 31, 2010, and footnote 23 to the Company’s financial statement for the fiscal year ended December 31, 2009. Upon the Spin-off of MPC, the stock award granted to Mr. Heminger in February 2011 was converted to shares of MPC. Assumptions used in the calculation of these amounts for Mr. Heminger are included in MPC’s financial statement for the fiscal year ended December 31, 2011.
(4)	This column reflects the aggregate grant date fair value in accordance with generally accepted accounting principles in the United States regarding stock compensation. Assumptions used in the calculation of this amount are included in footnote 21 to the Company’s financial statement for the fiscal year ended December 31, 2011, footnote 21 to the Company’s financial statement for the fiscal year ended December 31, 2010, and footnote 23 to the Company’s financial statement for the fiscal year ended December 31, 2009. Upon the Spin-off of MPC, the option award granted to Mr. Heminger in February 2011 was converted to shares of MPC. Assumptions used in the calculation of these amounts for Mr. Heminger are included in MPC’s financial statement for the fiscal year ended December 31, 2011.

(5)	The amounts shown in this column reflect the vested value of performance units earned by our named executive officers during the performance periods that ended on June 30, 2011, December 31, 2010, and December 31, 2009, respectively. Outstanding performance units for the 2009-2011, 2010-2012, and 2011-2013 performance periods were paid out upon the Spin-off of MPC which occurred on June 30, 2011; our TSR ranking at that time for each of these three performance periods was #1 out of 13 comparator companies. There was no payout for the cycles that ended in 2010 and 2009. See pages 58 to 62 for a more thorough explanation of performance units.
(6)	This column reflects the annual change in accumulated benefits under Marathon Oil’s retirement plans. See pages 78-80 for more information about the Company’s defined benefit plans and the assumptions used in the calculation of these amounts. There are no deferred compensation earnings reported in this column because the Company’s non-qualified deferred compensation plans do not provide above-market or preferential earnings. Following the Spin-off of MPC, Mr. Heminger is no longer entitled to any pension benefits under our plans.
(7)	Marathon Oil offers very limited perquisites to named executive officers, which together with company contributions to defined contribution plans, comprise the All Other Compensation column. All Other Compensation for 2011 is summarized below:

Name	Personal Use of Company Aircraft(a) ($)	Company Physicals(b) ($)	Tax & Financial Planning(c) ($)	Miscellaneous Perks & Related Tax Gross Ups ($)	Company Contributions to Defined Contribution Plans(d) ($)	Total All Other Compensation ($)

C. P. Cazalot, Jr.	0	3,207	0	0	273,000	276,207

J. F. Clark	0	3,207	0	0	101,850	105,057

D. E. Roberts, Jr.	0	3,207	0	0	133,000	136,207

S. J. Kerrigan	0	3,207	0	0	61,421	64,628

E. M. Campbell	0	3,207	8,000	0	56,000	67,207

G. R. Heminger	0	3,207	665	0	0	3,872

(a)	The amounts shown in this column reflect the aggregate incremental cost of personal use of Marathon Oil aircraft by our named executive officers for the period from January 1, 2011 through December 31, 2011. Spouses and invited guests of executives occasionally fly on the corporate airplane as additional passengers on business flights. In those cases, the aggregate incremental cost to Marathon is a de minimis amount, and as a result, no amount is reflected in the table.
(b)	All employees, including our named executive officers, are eligible to receive an annual physical. However, officers may receive an enhanced physical under the executive physical program. This column reflects the average incremental cost of the executive physical program over the employee physical program. Due to Health Insurance Portability and Accountability Act (“HIPAA”) confidentiality requirements, the Company cannot disclose actual usage of this program by individual officers.
(c)	This column reflects reimbursement for professional advice related to tax, estate, and financial planning up to a specified maximum, not to exceed $15,000 for a calendar year.
(d)	This column reflects amounts contributed by the Company under the tax-qualified Marathon Oil Company Thrift Plan and related non-qualified deferred compensation plans. See pages 81-82 for more information about the non-qualified plans. All contributions and liabilities related to Mr. Heminger were transferred to MPC or tax-qualified MPC plans upon the Spin-off.

Grants of Plan-Based Awards in 2011

The following table provides information about all non-equity incentive plan awards (performance units) and equity awards (stock options and restricted stock) granted to each named executive officer during 2011. The awards listed in the table were granted under the 2007 Incentive Compensation Plan (the “2007 Plan”) and are described in more detail in the Compensation Discussion and Analysis beginning on page 46. The number of shares subject to equity awards and exercise price of option awards reflects the adjustments made on account of the Spin-off of MPC.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards:	All Other Option Awards: Number of	Exercise or	Grant Date Fair Value
Name	Type of Award	Grant Date	Unit Price(1) ($)	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#)	Securities Underlying Options (#)	Base Price of Option Awards ($)	of Stock and Option Awards(2) ($)

C. P. Cazalot, Jr.	Performance Units	2/23/2011	1	2,903,250	5,806,500	11,613,000
	Stock Options	2/23/2011						642,054	30.81	6,414,055
	Performance Units	7/27/2011	1	1,881,059	2,807,550	5,615,100
	Performance Units	7/27/2011	1	3,241,963	4,838,750	9,677,500

J. F. Clark	Performance Units	2/23/2011	1	541,950	1,083,900	2,167,800
	Stock Options	2/23/2011						119,836	30.81	1,197,162
	Restricted Stock	2/23/2011					17,238			531,144
	Performance Units	7/27/2011	1	345,955	516,350	1,032,700
	Performance Units	7/27/2011	1	605,178	903,250	1,806,500

D. E. Roberts, Jr.	Performance Units	2/23/2011	1	722,600	1,445,200	2,890,400
	Stock Options	2/23/2011						159,835	30.81	1,596,752
	Restricted Stock	2/23/2011					23,144			713,111
	Performance Units	7/27/2011	1	806,903	1,204,333	2,408,666
	Performance Units	7/27/2011	1	484,310	722,850	1,445,700

S. J. Kerrigan	Performance Units	2/23/2011	1	283,850	567,700	1,135,400
	Stock Options	2/23/2011						62,786	30.81	627,238
	Restricted Stock	2/23/2011					9,098			280,326
	Performance Units	7/27/2011	1	121,069	180,700	361,400
	Performance Units	7/27/2011	1	316,966	473,083	946,166

E. M. Campbell	Performance Units	2/23/2011	1	161,300	322,600	645,200
	Stock Options	2/23/2011						35,695	30.81	356,604
	Restricted Stock	2/23/2011					5,108			157,376
	Performance Units	7/27/2011	1	180,118	268,833	537,666
	Performance Units	7/27/2011	1	112,426	167,800	335,600

G. R. Heminger(3)	Performance Units	2/23/2011	1	722,600	1,445,200	2,890,400
	Stock Options	2/23/2011						118,372	41.69	1,596,755
	Restricted Stock	2/23/2011					17,106			713,110

(1)	This column reflects the target dollar value of each performance unit.
(2)	The amounts shown in this column reflect the total grant date fair value of stock options and restricted stock granted in 2011 in accordance with generally accepted accounting principles in the United States regarding stock compensation. With the exception of awards made to Mr. Heminger, the Black-Scholes value used for the stock options granted on February 23, 2011 was $9.99 and the fair market value used for restricted stock awards granted on February 23, 2011 was $30.81. Assumptions used in the calculation of these amounts are included in footnote 21 to the Company’s financial statement for the fiscal year ended December 31, 2011. These values have been adjusted to reflect the Spin-off of MPC.
(3)	The restricted stock and stock option awards granted to Mr. Heminger were adjusted upon the Spin-off of MPC and the numbers shown reflect shares of MPC common stock underlying the awards. Similarly, the exercise price shown is the exercise price for MPC stock options. The Black-Scholes value used for the stock options granted on February 23, 2011 was $13.49 and the fair market value used for restricted stock awards granted on February 23, 2011 was $41.69. Assumptions used in the calculation of these amounts are included in MPC’s financial statement for the fiscal year ended December 31, 2011.

Performance Units (Non-Equity Incentive Plan Awards)

On February 23, 2011, the Compensation Committee granted performance units to our named executive officers under the 2007 Plan. Vesting of these units is tied to Marathon Oil’s Total Shareholder Return (“TSR”) as compared to the TSR of each of the member companies within the AMEX Oil Index (“XOI”) for the 2011 through 2013 performance period. Each performance unit has a target value of $1 and is payable in cash, with payout varying from $0 to $2 per unit based on actual performance. No dividends are paid and no interest accrues on outstanding performance units. If an officer retires after completing half of the performance period, at the Committee’s discretion the officer will be eligible to receive a payout on a prorated basis. In the event of the death of an officer or a change-in-control of Marathon Oil before the end of the performance period, all performance units would immediately vest at target levels. If an officer terminates employment under any other circumstance, the award would be forfeited.

Due to the Spin-off of MPC on June 30, 2011, the performance units granted in February 2011 were prorated and paid out early based on our relative TSR performance as of the date of the Spin-off. Similarly, the outstanding performance units for the 2009-2011 and 2010-2012 performance periods were also paid out upon the Spin-off. To continue our strategy of measuring relative TSR performance over multi-year periods, the Committee made two new grants of performance units in July: Transition Award #1 for a period of 18 months and Transition Award #2 for a period of 30 months. The performance periods for these transition awards were selected to reflect the remaining periods of the original 2010 and 2011 grants. See pages 59-62 for more information about performance units.

Stock Options (Option Awards)

As noted in the table, stock options were granted to our named executive officers on February 23, 2011, under the 2007 Plan. The options will vest in one-third increments on the first, second, and third anniversaries of the date of grant. In the event of the death or retirement of the officer, the options would immediately vest in full. Upon voluntary or involuntary termination, unvested options are forfeited. Following the retirement (whether mandatory or not) or death of an officer, the options would remain exercisable until the earlier of February 23, 2021 or five years from the date of retirement or death. In the event of a change-in-control, the options would immediately vest in full and remain exercisable for the original term of the option. See pages 58 and 63 for more information about stock options and granting practices.

Restricted Stock (Stock Awards)

As noted in the table, the Compensation Committee granted restricted stock to our named executive officers other than Mr. Cazalot on February 23, 2011. The restricted stock awards will vest in full on the third anniversary of the grant date. Dividends are paid on all restricted stock at the same time and in the same manner that dividends are paid to other stockholders. If an officer retires under our mandatory retirement policy, unvested restricted stock would vest in full upon the mandatory retirement date (the earlier of the first day of the month coincident with or immediately following the officer’s 65th birthday). In the event of the death of the officer or a change-in-control, the restricted stock award would immediately vest in full. If the officer retires or otherwise leaves Marathon prior to the vesting date, the award would be forfeited. See page 63 for more information about restricted stock awards.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information about the unexercised stock options (vested and unvested), vested stock appreciation rights “SARs”, and unvested restricted stock held by each named executive officer as of December 31, 2011. The outstanding MPC stock options and SARs listed below result from awards made prior to the Spin-off of MPC by Marathon Oil. Employees who continued to work for Marathon Oil following the Spin-off and held vested Marathon Oil stock options and SARs received additional MPC stock options and SARs. The vesting and expiration dates of these MPC stock options and SARs are the same as those that applied to the original Marathon Oil stock options.

The number of Marathon Oil shares subject to equity awards and the exercise price of option awards reflects the adjustments made on account of the Spin-off of MPC. Effective June 30, 2011 Marathon Oil and MPC were separate companies. However, because Marathon Oil and MPC were affiliated for part of 2011, we have included outstanding MPC stock options held by named executive officers (except for Mr. Heminger) in the table below.

		Stock Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5)	Market Value of Shares or Units of Stock That Have Not Vested(6)
		(#)	(#)	($)		(#)	($)
C. P. Cazalot, Jr.
MRO	5/26/2004 5/25/2005 6/01/2006 5/30/2007 2/27/2008 2/25/2009 2/24/2010 2/23/2011	571,278 336,696 361,322 284,289 212,341 298,382 173,026 0 2,237,334	0 0 0 0 0 250,103 (1) 580,176 (2) 642,054 (3) 1,472,333	10.530 14.930 23.690 38.250 34.060 14.920 18.280 30.810	5/26/2014 5/25/2015 6/01/2016 5/30/2017 2/27/2018 2/25/2019 2/24/2020 2/23/2021
MPC	5/26/2004 5/25/2005 6/01/2006 5/30/2007 2/27/2008 2/25/2009 2/24/2010	285,639 168,348 180,661 142,144 106,170 149,191 86,513 1,118,666	0 0 0 0 0 0 0	14.250 20.200 32.060 51.750 46.080 20.190 24.730	5/26/2014 5/25/2015 6/01/2016 5/30/2017 2/27/2018 2/25/2019 2/24/2020

Outstanding Equity Awards at 2011 Fiscal Year-End (continued)

		Stock Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5)	Market Value of Shares or Units of Stock That Have Not Vested(6)
		(#)	(#)	($)		(#)	($)
J. F. Clark
MRO	1/16/2004 5/25/2005 6/01/2006 5/30/2007 2/27/2008 2/25/2009 2/24/2010 2/23/2011	12,694 112,168 57,491 45,509 40,337 71,644 31,836 0 371,679	0 0 0 0 0 60,053 (1) 106,753 (2) 119,836 (3) 286,642	10.470 14.930 23.690 38.250 34.060 14.920 18.280 30.810	1/16/2014 5/25/2015 6/01/2016 5/30/2017 2/27/2018 2/25/2019 2/24/2020 2/23/2021
						76,134	2,228,442
MPC	1/16/2004 5/25/2005 6/01/2006 5/30/2007 2/27/2008 2/25/2009 2/24/2010	6,347 56,084 28,745 22,754 20,168 35,822 15,918 185,838	0 0 0 0 0 0 0	14.160 20.200 32.060 51.750 46.080 20.190 24.730	1/16/2014 5/25/2015 6/01/2016 5/30/2017 2/27/2018 2/25/2019 2/24/2020
D. E. Roberts, Jr.
MRO	6/01/2006 6/28/2006 5/30/2007 2/27/2008 2/25/2009 2/24/2010 2/23/2011	35,979 22,847 39,796 50,992 77,609 22,282 0 249,505	0 0 0 0 65,052 (1) 74,716 (2) 159,835 (3) 299,603	23.690 25.380 38.250 34.060 14.920 18.280 30.810	6/01/2016 6/28/2016 5/30/2017 2/27/2018 2/25/2019 2/24/2020 2/23/2021
						127,210	3,723,437
MPC	6/01/2006 6/28/2006 5/30/2007 2/27/2008 2/25/2009 2/24/2010	17,989 11,423 19,898 25,496 30,000 0 104,806	0 0 0 0 0 0	32.060 34.340 51.750 46.080 20.190 24.730	6/01/2016 6/28/2016 5/30/2017 2/27/2018 2/25/2019 2/24/2020

Outstanding Equity Awards at 2011 Fiscal Year-End (continued)

		Stock Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5)	Market Value of Shares or Units of Stock That Have Not Vested(6)
		(#)	(#)	($)		(#)	($)
S. J. Kerrigan
MRO	6/01/2006 5/30/2007 5/28/2008 5/27/2009 2/24/2010 2/23/2011	10,851 8,568 6,679 8,154 11,141 0 45,393	0 0 0 6,837 (4) 37,358 (2) 62,786 (3) 106,981	23.690 38.250 32.060 18.320 18.280 30.810	6/01/2016 5/30/2017 5/27/2018 5/27/2019 2/24/2020 2/23/2021
						31,275	915,419
MPC	6/01/2006 5/30/2007 5/28/2008 5/27/2009 2/24/2010	5,425 4,284 3,339 4,077 5,570 22,695	0 0 0 0 0	32.060 51.750 43.380 24.790 24.730	6/01/2016 5/30/2017 5/27/2018 5/27/2019 2/24/2020
E. M. Campbell
MRO	6/01/2006 5/30/2007 2/27/2008 2/25/2009 2/24/2010 2/23/2011	14,468 14,852 15,697 17,132 10,347 0 72,496	0 0 0 14,361 (1) 34,698 (2) 35,695 (3) 84,754	23.690 38.250 34.060 14.920 18.280 30.810	6/01/2016 5/30/2017 2/27/2018 2/25/2019 2/24/2020 2/23/2021
						21,230	621,402
MPC	6/01/2006 5/30/2007 2/27/2008 2/25/2009 2/24/2010	7,234 7,426 7,848 8,566 5,173 36,247	0 0 0 0 0	32.060 51.750 46.080 20.190 24.730	6/01/2016 5/30/2017 2/27/2018 2/25/2019 2/24/2020
G. R. Heminger(7)
MRO	5/26/2004 5/25/2005 6/01/2006 5/30/2007 2/27/2008 2/25/2009 2/24/2010 2/23/2011	74,456 73,319 71,959 71,024 55,178 83,575 41,359 0 470,870	0 0 0 0 0 0 0 0	10.530 14.930 23.690 38.250 34.060 14.920 18.280 30.810	5/26/2014 5/25/2015 6/01/2016 5/30/2017 2/27/2018 2/25/2019 2/24/2020 2/23/2021

(1)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The remaining unvested portion of the grant will become exercisable on February 25, 2012.
(2)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The remaining unvested portion of the grant will become exercisable in one half increments on February 24, 2012 and February 24, 2013.
(3)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The unvested portion of the grant will become exercisable in one third increments on February 23, 2012, February 23, 2013, and February 23, 2014.
(4)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The remaining unvested portion of the grant will become exercisable on May 27, 2012.
(5)	This column reflects the number of shares of unvested restricted stock held by our named executive officers on December 31, 2011. All restricted stock grants are generally scheduled to vest on the third anniversary of the date of grant. The only exception is one of the grants made to Ms. Kerrigan on September 1, 2009, which vests in one-third increments over a three-year period.

Name	Grant Date	# of Unvested Shares	Vesting Date
J. F. Clark	2/25/2009 2/24/2010 2/23/2011	35,593 23,303 17,238 76,134	2/25/2012 2/24/2013 2/23/2014
D. E. Roberts, Jr.	2/25/2009 2/24/2010 2/23/2011	38,626 65,440 23,144 127,210	2/25/2012 2/24/2013 2/23/2014
S. J. Kerrigan	9/01/2009 2/24/2010 2/23/2011	14,036 8,141 9,098 31,275	9/01/2012 2/24/2013 2/23/2014
E. M. Campbell	2/25/2009 2/24/2010 2/23/2011	8,460 7,662 5,108 21,230	2/25/2012 2/24/2013 2/23/2014

(6)	This column reflects the aggregate value of all shares of unvested restricted stock held by our named executive officers on December 31, 2011, using the year-end closing stock price of $29.27.
(7)	The awards shown for Mr. Heminger are solely Marathon Oil awards outstanding as of December 31, 2011. Because Mr. Heminger became an employee of MPC following the Spin-off, data regarding MPC stock options and stock awards is maintained by MPC and is not available to us. Please refer to the MPC proxy statement for information on Mr. Heminger’s MPC awards.

Option Exercises and Stock Vested in 2011

The following table provides certain information concerning stock options exercised during 2011 by each named executive officer, as well as restricted stock vesting during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)

C. P. Cazalot, Jr.	494,994	20,216,768	0	0

J. F. Clark	143,582	4,990,726	11,812	365,930

D. E. Roberts, Jr.	11,141	160,340	14,844	459,885

S. J. Kerrigan	12,697	369,882	4,272	120,694

E. M. Campbell	93,501	2,968,172	4,629	143,405

G. R. Heminger(3)	38,076	1,197,472	16,121	499,445

(1)	This column reflects the actual pre-tax gain realized by our named executive officers upon exercise of an option, which is the fair market value of the shares on the date of exercise less the grant price.
(2)	This column reflects the actual pre-tax gain realized by the named executive officers upon vesting of restricted stock, which is the fair market value of the shares on the date of vesting.
(3)	Reflects stock options exercised and restricted stock vested through June 30, 2011.

Pension Benefits

We provide tax-qualified retirement benefits to our employees, including the named executive officers, under the Retirement Plan of Marathon Oil Company (the “Retirement Plan”). In addition, we sponsor the Marathon Oil Company Excess Benefit Plan (the “Excess Plan”) for the benefit of a select group of management and highly compensated employees.

The pension table below shows the actuarial present value of accumulated benefits payable to each of the named executive officers under the Retirement Plan and the defined benefit portion of the Excess Plan as of December 31, 2011. These values have been determined using actuarial assumptions consistent with those used in our financial statements.

2011 Pension Benefits

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
C. P. Cazalot, Jr.	Retirement Plan of Marathon Oil Company	11.75	593,736	0
	Marathon Oil Company Excess Benefit Plan	11.75	10,670,734	0
J. F. Clark	Retirement Plan of Marathon Oil Company	7.92	309,266	0
	Marathon Oil Company Excess Benefit Plan	7.92	1,744,091	0
D. E. Roberts, Jr.	Retirement Plan of Marathon Oil Company	5.58	169,863	0
	Marathon Oil Company Excess Benefit Plan	5.58	1,229,289	0
S. J. Kerrigan	Retirement Plan of Marathon Oil Company	14.67	409,247	0
	Marathon Oil Company Excess Benefit Plan	14.67	832,052	0
E. M. Campbell	Retirement Plan of Marathon Oil Company	20.33	722,022	0
	Marathon Oil Company Excess Benefit Plan	20.33	2,183,468	0

(1)	The number of years of credited service shown in the table represents the number of years the named executive officer has participated in the plan. However, Plan Participation Service, used for the purpose of calculating each participant’s benefit under the legacy final average pay formula was frozen as of December 31, 2009.
(2)	The present value of accumulated benefits was calculated assuming a discount rate of 4.45 percent, a lump sum interest rate of 1.95 percent, the RP2000 mortality table, a 96 percent lump sum election rate, and retirement at age 62.

Marathon Oil Retirement Plan

In general, our employees who are age 21 or older and have completed one year of service were eligible to participate in the Retirement Plan during 2011. Beginning in 2012, the requirements to be age 21 and to have completed one year of service were removed, and all regular full-time and part-time employees participate in the Retirement Plan effective as of their date of hire. The monthly benefit under the Retirement Plan was determined under the following formula until December 31, 2009:

[	1.6%	×	Final Average Pay	×	Years of Participation	]	–	[	1.33%	×	Estimated Primary SS Benefit	×	Years of Participation	]

Effective January 1, 2010, the Retirement Plan was amended so that participants do not accrue additional years of participation. No more than 37.5 years of participation may be recognized under the formula. Final average pay is equal to the highest average eligible earnings for three consecutive years in the last ten years before retirement. Eligible earnings under the Retirement Plan primarily include base salary and annual cash bonuses (including 401(k) plan deferrals but excluding amounts deferred under our non-qualified Deferred Compensation Plan). Long-term incentive compensation is not included. Final average pay, vesting service and age will continue to be updated under the legacy benefit formula.

Benefit accruals for years beginning in 2010 are determined under a cash-balance formula. Under the cash-balance formula, each year plan participants receive pay credits equal to a percentage of compensation based on their plan points. Plan points equal the sum of a participant’s age and cash-balance service. Participants with less than 50 points receive a 7 percent pay credit percentage; participants with 50 to 69 points receive a 9 percent pay credit percentage; and participants with 70 or more points receive an 11 percent pay credit percentage.

For 2011, Mr. Cazalot and Ms. Campbell received pay credits equal to 11 percent of compensation as determined under the plans; Ms. Clark, Mr. Roberts and Ms. Kerrigan received pay credits equal to 9 percent of compensation as determined under the plans. Mr. Heminger did not receive a pay credit under the Retirement Plan for 2011.

Participants in the Retirement Plan become fully vested upon the completion of three years of vesting service. Normal retirement age for both the cash-balance and final-average-pay benefit formulas is age 65. However, retirement-eligible participants are able to retire and receive an unreduced benefit under the final-average-pay formula after reaching age 62. The forms of benefit available under the Retirement Plan include various annuity options and lump sum distributions.

Participants are eligible for early retirement upon reaching age 50 and completing ten years of vesting service. If an employee retires between the ages of 50 and 62, the amount of benefit under the final average pay formula is reduced such that if the employee retires at age 50, he or she will be entitled to 55 percent of the accrued benefits based on the single-life annuity form of benefit. There are no early retirement subsidies under the cash balance formula. Of the named executive officers, Mr. Cazalot and Ms. Campbell are currently eligible for early retirement benefits under the Retirement Plan.

Marathon Oil Excess Plan

Marathon Oil also sponsors the unfunded, nonqualified Excess Plan for the benefit of a select group of management and highly compensated employees. This plan provides benefits that participants, including our named executive officers, would have otherwise received under our tax-qualified retirement plans but which they did not receive because of Internal Revenue Code limitations. Eligible earnings under the Excess Plan include the items listed above for the Retirement Plan, as well as deferred compensation contributions. The Excess Plan also provides an enhancement for officers based on the three highest bonuses earned during their last ten years of employment, instead of the consecutive bonus formula in place for non-officers. The benefit formula used for non-officers is based on the highest consecutive three-year compensation, including bonuses, earned during the last ten years of employment, which may or may not include the participant’s three highest bonuses. We believe this enhancement is appropriate in light of the greater volatility of officer bonuses. Distributions under the Excess Plan are made following retirement or other separation from service in the form of a lump sum and are consistent with Section 409A of the Internal Revenue Code to the extent required.

We have not granted extra years of service to any named executive officer for purposes of retirement benefit accruals.

Following the Spin-off of MPC, Mr. Heminger is not entitled to any benefits under the Retirement Plan or the Excess Plan.

Nonqualified Deferred Compensation

The Nonqualified Deferred Compensation table below shows information about the Company’s nonqualified savings and deferred compensation plans.

Name	Plan Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
C. P. Cazalot, Jr.	Marathon Oil Company Excess Benefit Plan	0	0	23,365	0	1,074,020
	Marathon Oil Company Deferred Compensation Plan	0	258,462	-131,199	0	1,453,020
J. F. Clark	Marathon Oil Company Deferred Compensation Plan	0	84,700	-48,647	0	1,297,039
D. E. Roberts, Jr.	Marathon Oil Company Deferred Compensation Plan	0	120,750	-14,811	0	639,037
S. J. Kerrigan	Marathon Oil Company Excess Benefit Plan	0	0	879	0	40,388
	Marathon Oil Company Deferred Compensation Plan	80,000	44,271	4,480	0	242,337
E. M. Campbell	Marathon Oil Company Excess Benefit Plan	0	0	1,907	0	87,676
	Marathon Oil Company Deferred Compensation Plan	0	51,208	-21,639	0	363,139

(1)	The amounts shown in this column are also included in the salary and bonus columns for 2011 of the Summary Compensation Table on page 68.
(2)	The amounts shown are also included in the all other compensation column of the Summary Compensation Table on page 68.
(3)	Of the totals in this column, the following amounts, which represent contributions attributable to 2011, are also reported in the Summary Compensation Table on page 68: Mr. Cazalot, $258,462; Ms. Clark, $84,700; Mr. Roberts, $120,750; Ms. Kerrigan, $44,271; and Ms. Campbell, $51,208. Certain portions of the total for each officer were also reported in the Summary Compensation Tables of our proxy statements in prior years.

We sponsor the Marathon Oil Company Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is an unfunded, nonqualified plan in which named executive officers may participate. Participants may defer up to 20 percent of their salary and bonus each year. Deferral elections are made in December of each year for amounts to be earned in the following year and are irrevocable. Participants are fully vested in their deferrals under the plan.

In addition, the Deferred Compensation Plan provides benefits for participants equal to the company matching contributions they would have otherwise received under the tax-qualified Marathon Oil Company Thrift Plan but which they did not receive because of Internal Revenue Code limitations. The Marathon Oil Company Thrift Plan currently provides for company matching contributions of up to 7 percent of eligible earnings. Participants in both the Marathon Oil Company Thrift Plan and the Deferred Compensation Plan are vested in their company matching contributions upon the completion of three years of vesting service.

The investment options available under the Deferred Compensation Plan generally mirror the investment options offered to participants under the Marathon Oil Company Thrift Plan, with the exception of Marathon Oil common stock, which is not an investment option for named executive officers under the Deferred Compensation Plan. All participants in the Deferred Compensation Plan will receive their benefits as a lump sum following separation from service with Marathon Oil.

Prior to January 1, 2006, executive officers who elected not to participate in the Deferred Compensation Plan were eligible to receive defined contribution accruals under the Excess Plan. The defined contribution formula in the Excess Plan is designed to allow eligible employees to receive company matching contributions equal to the amount they would have otherwise received under the tax-qualified Marathon Oil Company Thrift Plan but which they did not receive because of Internal Revenue Code limitations. Participants are vested in these contributions upon the completion of three years of vesting service.

Defined contribution accruals in the Excess Plan are credited with interest equal to that paid in the “Marathon Oil Stable Value Fund” option of the Marathon Oil Company Thrift Plan. The annual rate of return on this option for the year ended December 31, 2011 was 2.22 percent. Distributions from the Excess Plan are paid in the form of a lump sum following the participant’s separation from service with Marathon Oil.

Distributions from all nonqualified deferred compensation plans in which our named executive officers participate are consistent with Section 409A of the Internal Revenue Code to the extent required. As a result, distribution of amounts subject to Section 409A of the Internal Revenue Code will be delayed for six months following retirement or other separation from service where the participant is considered a “specified employee” for purposes of Section 409A.

Following the Spin-off of MPC, Mr. Heminger is not entitled to any benefits under the Deferred Compensation Plan or the Excess Plan.

Potential Payments upon Termination or Change in Control

Retirement

Our employees are eligible for retirement once they reach age 50 and have ten or more years of vesting service with Marathon Oil. The named executive officers who are currently retirement eligible are Mr. Cazalot and Ms. Campbell.

Upon retirement, our named executive officers are entitled to receive their vested benefits that have accrued under Marathon Oil’s broad-based and executive benefit programs. For more information about the retirement and deferred compensation programs, see pages 78-82.

In addition, upon retirement, unvested stock options for named executive officers would become immediately exercisable according to the grant terms. All outstanding stock appreciation rights were fully vested on December 31, 2011. Unvested restricted stock awards are forfeited upon retirement (except in the case of mandatory retirement at age 65). For performance units, in the case of retirement where a named executive officer has worked more than half of the performance period, awards may be vested on a prorated basis at the discretion of the Committee.

Death or Disability

In the event of death or disability, our named executive officers would be entitled to the vested benefits they have accrued under Marathon Oil’s broad-based and executive benefits programs. Long-term incentive awards would immediately vest in full upon the death of a named executive officer, with performance units vesting at the target level. In the event of disability, long-term incentive awards would continue to vest as if the named executive officer remained employed for up to 24 months during the period of disability.

Other Termination

No special employment or severance agreements are in place for our named executive officers, except for our Executive Change in Control Severance Benefits Plan, which is described in more detail below. Effective February 1, 2005, we adopted a policy stating that our Board should seek stockholder approval or ratification of severance agreements for senior executive officers (other than agreements consistent with Marathon Oil’s change-in-control policy adopted in 2001, which is reflected in the Executive Change in Control Severance Benefits Plan) that generally requires payment of cash severance benefits exceeding 2.99 times a senior executive officer’s salary plus bonus for the prior calendar year.

Change in Control

We believe that if a change-in-control of Marathon Oil is under consideration, our named executive officers should be encouraged to continue their dedication to their assigned duties. For this reason, we have a plan that provides the following severance benefits if a named executive officer’s employment is terminated under certain circumstances following a change-in-control. Our Executive Change in Control Severance Benefits Plan provides:

•	a cash payment of up to three times the sum of the named executive officer’s current salary plus the highest bonus paid in the three years before the termination or change-in-control;

•	life and health insurance benefits for up to 36 months after termination, at the lesser of the current cost or the active employee cost;

•	an additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits;

•

a cash payment equal to the actuarial equivalent of the difference between amounts receivable by the named executive officer under the final average pay formula in our pension plans and those which would be payable if (a) the named executive officer had an additional three years of participation service credit, (b) the named executive officer’s final average pay would be the higher of salary at the time of the change-in-control event or termination plus his or her highest annual bonus from the preceding three years, (c) for purposes of determining early retirement commencement factors, the named executive officer had three additional years of vesting service credit and three additional years of age, and (d) the named executive officer’s pension had been fully vested;

•

a cash payment equal to the difference between amounts receivable under our defined contribution plans and amounts which would have been received if the named executive officer’s savings had been fully vested; and

•	a cash payment of the amount necessary to ensure that the payments listed above are not subject to net reduction due to the imposition of federal excise taxes.

The severance benefits are payable if a named executive officer is terminated or resigns for good reason. However, benefits are not payable if the termination is for cause or due to mandatory retirement, death, disability, or resignation (other than for good reason) by the named executive officer.

If our named executive officers had actually been terminated following a change-in-control on December 31, 2011, they would have received benefits (in addition to vesting of equity-based awards and performance units, as discussed below) valued as follows:

Name	Value due to Termination Following Change in Control(1)
C. P. Cazalot, Jr.	$14,822,840
J. F. Clark	$ 7,101,470
D. E. Roberts, Jr.	$ 6,560,476
S. J. Kerrigan	$ 4,768,400
E. M. Campbell	$ 4,266,924

(1)	Retirement benefits included in these amounts were calculated using the following assumptions: individual life expectancies using the RP2000 Combined Healthy Table weighted 75 percent male and 25 percent female; a discount rate of 1.25 percent for named executive officers who are retirement eligible (taking into account the additional three years of age and service credit) and 1.25 percent for named executive officers who are not retirement eligible; the current lump sum interest rate for the relevant plans; and a lump sum form of benefit. Health and welfare plans reflect the incremental cost of coverage under the policy using the assumptions used for financial reporting purposes under ASC 715. These amounts include an excise tax gross-up for Ms. Kerrigan for tax imposed under Sections 280G and 4999 of the Internal Revenue Code. This gross-up was calculated using the highest marginal federal individual income tax rate and assuming no state or local income tax because our named executive officers are residents of Texas.

The Executive Change in Control Severance Benefits Plan continues during a potential change-in-control period and for two years after a change-in-control.

In addition, immediately upon a change-in-control or upon a named executive officer’s termination of employment during a potential change-in-control, outstanding stock options, stock appreciation rights, and restricted stock would become fully vested. If a change-in-control occurs prior to the end of a performance period, then outstanding performance units would be fully vested at the target level.

If a change-in-control had occurred on the last business day of 2011, our named executive officers, whether terminated or not, would have been entitled to receive benefits valued as follows due to the accelerated vesting of their outstanding performance unit awards and restricted stock awards:

Name	Value due to Accelerated Vesting of Long-Term Incentives
C. P. Cazalot, Jr.	$17,611,412
J. F. Clark	$ 5,683,018
D. E. Roberts, Jr.	$ 7,405,245
S. J. Kerrigan	$ 2,054,632
E. M. Campbell	$ 1,645,446

These values were calculated using the 2011 year-end closing market price for Marathon Oil common stock of $29.27. These values also assume that performance units awarded in July 2011 would vest and would be paid out at the target level of $1 per unit.

The definition of a change-in-control for purposes of the Executive Change in Control Severance Benefits Plan is complex but is summarized as follows. It includes any change-in-control required to be reported in response to Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and provides that a change-in-control will have occurred if:

•	any person not affiliated with Marathon Oil acquires 20 percent or more of the voting power of our outstanding securities;

•

our Board no longer has a majority made up of (1) individuals who were directors on the date of the agreements and (2) new directors (other than directors who join our Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the date of the agreements or (b) were themselves previously approved by our Board in this manner;

•	we merge with another company and, as a result, our stockholders hold less than 50 percent of the voting power of the surviving entity immediately after the transaction;

•	our stockholders approve a plan of complete liquidation of Marathon Oil; or

•	we sell all or substantially all of our assets.

In addition, if any person takes certain actions that could result in a change-in-control, a potential change-in-control will have occurred. The definition of a potential change-in-control for purposes of the Executive Change in Control Severance Benefits Plan is complex but, in general, a potential change-in-control would occur upon: Marathon Oil entering into an agreement which could result in a change-in-control; any person becoming the owner of 15 percent or more of our common stock; a public announcement by any person or entity stating an intention to take over Marathon Oil; or a determination by our Board that a potential change-in-control has occurred.

Certain Relationships and Related Person Transactions

Officers, Directors and Immediate Family	During 2011, Marathon Petroleum Timor Gap West Ltd., an indirect wholly-owned subsidiary of Marathon Oil Corporation, received from Peabody (Wilkie Creek) Pty. Ltd., an indirect wholly-owned subsidiary of Peabody Energy Corporation, a royalty payment for coal mined in Australia in the amount of $379,742. Gregory H. Boyce, a director of our Board, is chairman and chief executive officer of Peabody Energy Corporation.

Policy and Procedures with Respect to Related Person Transactions	Our policy with respect to related person transactions contains procedures for monitoring, reviewing, approving or ratifying related person transactions. As stated in the policy, it is the Company’s intent to enter into or ratify related person transactions only when the Board of Directors, acting through the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and its stockholders.

The material features of the policy and procedures for monitoring, reviewing, approving or ratifying related person transactions are as follows.

•

Each director and executive officer is required to submit the following information: (a) a list of his or her immediate family members; (b) for each person listed and, in the case of a director, the person’s employer and job title or brief job description; (c) for each person listed and for the director or executive officer, each firm, corporation or other entity in which such person is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest; and (d) for each person listed and for the director or executive officer, each charitable or non-profit organization for which the person is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

•

With respect to five percent owners, the Company is required to create a list, to the extent the information is publicly available, of (a) if the person is an individual, the same information as is requested of directors and executive officers under this policy, and (b) if the person is a firm, corporation or other entity, a list of principals or executive officers of the firm, corporation or entity.

•

Prior to entering into a related person transaction (a) the related person, (b) the director, executive officer, nominee or beneficial owner of more than five percent of any class of the Company’s voting securities who is an immediate family member of the related person, or (c) the business unit or department leader responsible for the potential related person transaction, is required to provide the requisite notice containing the facts and circumstances of the proposed related person transaction.

•

In the event a related person transaction is pending or ongoing, it is required to be submitted to the committee or Chair, and the committee or Chair is required to consider all of the relevant facts and circumstances available. Based on the conclusions reached, the committee or the Chair is further required to evaluate all options, including ratification, amendment or termination of the related person transaction. If the transaction has been completed, the committee or Chair is required to evaluate the transaction to determine if rescission of the transaction is appropriate.

•

At a committee’s meeting in each fiscal year, the committee is required to review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000.

•

No immediate family member of a director or executive officer is permitted to be hired as an employee of the Company unless the employment arrangement is approved by the committee. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the committee, except if the immediate family member is an executive officer of the Company.

Compensation Policies and Practices for Employees

We offer our employees a competitive pay package that includes base pay, annual cash bonuses and long-term incentives for qualifying employees. We do not believe that our compensation policies or practices for any employees are reasonably likely to have a material adverse effect on Marathon Oil.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple Marathon Oil Stockholders

If you have consented to the delivery of only one set of proxy materials to multiple Marathon Oil stockholders who share your address, then only one proxy statement is being delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at (713) 629-6600 (please ask for Investor Relations) or write to us at Marathon Oil Corporation, Investor Relations Office, 5555 San Felipe Street, Houston, Texas, 77056-2701. Stockholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. The Company has retained Alliance Advisors to assist with the solicitation of proxies for a fee not to exceed $5,500, plus reimbursement for out-of-pocket expenses. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

By order of the Board of Directors,

Sylvia J. Kerrigan

Secretary

March 8, 2012

APPENDIX I

MARATHON OIL CORPORATION

Audit and Finance Committee Charter

(Amended and Restated Effective November 1, 2011)

Statement of Purpose

The Audit and Finance Committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”). The purpose of the Committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the engagement of the independent auditor and the evaluation of the independent auditor’s qualifications, independence and performance, (ii) the performance of the internal audit function, (iii) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls, (iv) the annual independent audit of the Company’s financial statements, (v) the compliance by the Company with legal and regulatory requirements, and (vi) the fulfillment of the other responsibilities set forth herein.

Authority

The Committee has authority to conduct or authorize investigations into any matters within the scope of its responsibility. The Committee shall have full authority (i) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, (ii) to retain outside legal, accounting or other consultants to advise the Committee, and (iii) to request any officer or employee of the Company, the Company’s outside counsel, inside counsel, independent auditors or internal auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Membership

The Committee shall be comprised of not less than three nor more than ten members. Each member shall be a member of the Board and shall be independent and qualified under standards established by applicable law, stock exchange listing standards, and the Company’s Corporate Governance Principles. At least one member of the Committee shall be a “financial expert,” as defined by applicable law. No director who serves on the audit committees of more than two other public companies may serve on the Committee, unless the Board determines that such simultaneous service will not impair the ability of such director to effectively serve on the Committee. Except in any such member’s capacity as a member of the Committee, the Board, or any other board committee, no member shall accept any consulting, advisory, or other compensatory fee from the Company, or be an affiliated person of the Company or any subsidiary thereof.

Meetings

The Committee will meet at least five times a year, with authority to convene additional meetings as circumstances require. All Committee members are expected to attend each meeting, in person or via teleconference. The Committee may invite members of management, auditors, or others to attend meetings and provide pertinent information, as necessary. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes of each meeting will be prepared. If requested by any member of the Committee, time shall be allotted for an executive session of Committee members only and any executives or outside advisors they might want to invite.

Quorum

A majority of the total number of Committee members then in office shall constitute a quorum for the transaction of business at any meeting. All matters shall be decided by the affirmative vote of a majority of members present in person or via teleconference at a meeting duly called and held.

Relationship with Independent Auditor

One of the important duties of the Committee is the relationship of the Company with its independent auditor. The independent auditor is ultimately accountable to the Board and the Committee as representatives of the shareholders. The independent auditor shall report directly to the Committee.

Responsibilities

The following shall be the principal responsibilities of the Committee:

Independent Auditor Matters

1.

Recommendation and Engagement of Independent Auditor.    The Committee shall recommend annually to the Board the firm of independent auditors to be nominated for ratification by the shareholders to audit the financial statements of the Company, and the Committee shall appoint, replace, compensate and oversee the work of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

2.

Approval of Audit and Non-Audit Fees and Services of Independent Auditor.    The Committee shall review the fees proposed for the coming year and approve the final fees and expenses of the independent auditor for audit, audit-related, tax, and permissible non-audit services performed by the independent auditor for the past year, and approve in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor, however, in accordance with and as defined by applicable law, in no event shall the non-audit services include (i) bookkeeping or other services related to the accounting records or financial statements of the Company, (ii) financial information systems design and implementation, (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports, (iv) actuarial services, (v) internal audit outsourcing services, (vi) management functions or human resources, (vii) broker or dealer, investment adviser, or investment banking services, (viii) legal services and expert services unrelated to the audit, and (ix) any other service that the Board determines, by regulation, is impermissible. The Chair of the Committee is hereby given authority to approve fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services in an amount not to exceed $500,000.

3.

Determination of Independence of Independent Auditor.    The Committee shall annually review the independence letter issued by the independent auditors, actively engage in a dialogue with the independent auditor with respect to any relationships disclosed in that letter, discuss the independence matters required by the Public Company Accounting Oversight Board rules, as may be modified or supplemented, and report to the Board any appropriate action necessary to maintain the auditor’s continuing independence.

4.

Evaluation of Independent Auditor.    The Committee shall annually review a report by the independent auditor, which sets forth (i) the firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (iii) (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

5.

Rotation of Lead Audit Partner and Audit Firm.    The Committee shall assure the regular rotation of the lead audit partner as required by law and consider whether there should be a rotation of the audit firm itself.

6.

Guidelines for Employment of Staff of Independent Auditor.    The Committee shall establish guidelines for the Company’s hiring of employees or former employees of the independent auditor, which shall meet the requirements of applicable law and listing standards.

Independent and Internal Auditor Matters

7.

Audits by Independent and Internal Auditors.    The Committee shall review annually the scope of audit activities of both the independent auditor and the internal audit staff, including a review of risk assessment strategies.

8.

Meetings with Independent and Internal Auditors and Management.    The Committee shall meet separately and periodically with the independent auditor, the internal audit staff and management with respect to the status and results of their activities including, without limitation, with respect to the independent auditor (i) any audit problems and management’s response thereto, (ii) all critical accounting policies and practices used, (iii) all alternative treatments of financial information within generally accepted accounting principles discussed with management, including ramifications with respect thereto and the treatment preferred by the independent auditor, and (iv) other material written communications between the independent auditor and management.

9.	Review of Benefit Plans. The Committee shall receive and review the audit plans and audit reports of the Company’s benefit plans.

Internal Auditor Matters

10.

Internal Auditors’ Access to Board, Committee and Management.    The Committee shall ensure that the internal audit function is structured in a manner that permits the internal audit staff to have full and unrestricted access to the Board, the Committee, management, and the Company’s records, personnel and physical properties relevant to the fulfillment of its duties.

11.

Review of Internal Auditors’ Charter, Qualifications and Quality Control.    The Committee shall annually review the internal audit department’s charter and the experience and qualifications of the senior members of the internal audit staff and the quality control procedures of the internal auditors.

Financial Statement, Proxy Statement and Other Disclosure Matters

12.

Review of Annual and Quarterly SEC Filings.    The Committee shall review, approve and discuss with management and the independent auditor the annual and quarterly financial statements, including Forms 10-K and 10-Q prior to their filing, giving special consideration in any such review to material changes in accounting policy and assessing the fairness of the financial statements and disclosures including, without limitation, the Company’s disclosures in Management’s Discussion and Analysis contained in any such report.

13.

Review of Earnings Releases.    The Committee or Committee Chair shall review quarterly earnings press releases, as well as discuss financial information and earnings guidance provided to analysts and rating agencies.

14.

Review and Approve Internal Control Reports.    The Committee shall review and approve the internal control reports to be included in the annual and quarterly reports, which shall provide that it is the responsibility of management to establish and maintain an adequate internal control structure and procedures for financial reporting, and contain an assessment of the effectiveness of such structure and procedures as of the end of the period covered by the report.

15.

Review of Disclosure Controls and Procedures.    The Committee shall review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel, the Company’s disclosure controls and procedures and shall review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

16.

Preparation of Disclosures for Proxy Statement.    The Committee shall produce the Committee disclosures required by the Securities and Exchange Commission rules and regulations to be included in the Company’s annual proxy statement.

17.	Review of Other Matters. The Committee shall review the year-end hydrocarbon reserve estimates and tax reserves.

Finance and Benefit Plan Matters

18.	Recommendations on Dividends. The Committee shall make recommendations to the Board concerning dividends.

19.

Approve and Recommend Financings.    Within the authority levels established by the Board, the Committee shall approve financings by the Company (except financings which involve the issuance of common stock), including the recommendation of action to subsidiaries, partnerships and joint ventures.

20.

Loans, Guarantees and Other Uses of Credit.    Within the authority levels established by the Board, the Committee shall authorize loans to outside entities, guarantees by the Company of the credit of others, and other uses of the Company’s credit.

21.

Report on Financial Covenant Compliance.    The Committee shall periodically review and report to the Board concerning the Company’s compliance with financial covenants and other terms of loans and other agreements.

22.

Pension and Benefit Plans.    The Committee shall periodically review the (i) funding policies, and (ii) performance of the investment managers, trustees and investment committees, for the Company’s and its subsidiaries’ pension and other post-employment benefit plans.

Other Matters

23.

Review Codes of Conduct and Compliance.    The Committee shall review codes of conduct applicable to directors, officers and employees of the Company and its subsidiaries, including reports from management concerning compliance with corporate policies dealing with business conduct.

24.	Review of Business Expense Reporting. The Committee shall annually review the business expense reporting of the officers of the Company.

25.	Review of Contingency Plans. The Committee shall review contingency plans in the event of a failure of information technology systems.

26.	Review of Organizational Structures. The Committee shall periodically review the organizational structures and capitalization of entities through which the Company conducts its business.

27.

Review of Legal and Regulatory Compliance.    The Committee shall periodically review with management, including the General Counsel, and the independent auditor any correspondence with, or other action by, regulators or governmental agencies and any complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Code of Business Conduct or Whistleblowing Procedures. The Committee shall also meet periodically and separately with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

28.

Discuss Policies with Respect to Risk Assessment and Risk Management.    The Committee shall discuss with management, including the Chief Executive Officer, guidelines and policies to govern the process by which risk assessment and risk management is undertaken by the Company.

29.	Performance Evaluation. The Committee shall complete an annual performance evaluation of this Committee and its members consistent with the responsibilities set forth in this charter.

30.

Delegation.    The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, including the authority to grant preapprovals of audit, audit-related, tax, and permissible non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

32.	Other Delegated Responsibilities. The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

33.	Review of Charter. The Committee shall reassess and report to the Board on the adequacy of this charter on an annual basis.

APPENDIX II

Marathon Oil Corporation

Audit and Finance Committee Policy

For

Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-

Audit Services

General Purpose

To establish the procedures for pre-approval of all audit, audit-related, tax and permissible non-audit services provided by Marathon Oil Corporation’s (the “Corporation”) independent auditor.

Policy Statement

In accordance with Section 202 of the Sarbanes-Oxley Act of 2002, all audit, audit-related, tax and permissible non-audit services, to be provided to the Corporation by its independent auditor, require prior approval by the Audit and Finance Committee (the “Committee”) of the Board before the commencement of such services. Appendices to this policy describe the audit (Appendix A), audit-related (Appendix B), tax (Appendix C) and permissible non-audit (Appendix D) services that shall require prior approval by the Committee.

The Committee may pre-approve any audit, audit-related, tax and permissible non-audit services up to twelve months in advance for the following year.

The Committee may pre-approve services by specific categories pursuant to a forecasted budget.

The Chief Financial Officer (“CFO”) shall present a forecast of audit, audit-related, tax and permissible non-audit services for the following year to the Committee for approval. Throughout said year, on an “as needed” basis, the CFO shall, in coordination with the independent auditor, provide an updated budget of audit, audit-related, tax and permissible non-audit services to the Committee.

The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Committee. The Committee will pre-approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Corporation structure or other matters. The Committee will also consider and approve as a whole the audit services listed in Appendix A. All audit services not listed on Appendix A must be separately pre-approved by the Committee.

The performance of audit-related services, defined as services reasonably related to the performance of the audit or review of the Corporation’s financial statements and that are traditionally performed by the independent auditor, will not be considered an impairment of the independence of the auditor. The audit-related services listed in Appendix B are expressly pre-approved by the Committee. All other audit-related services not listed on Appendix B must be separately pre-approved by the Committee.

Tax services include services such as tax compliance, tax planning and tax advice. The performance of tax services does not impair the independence of the auditor, and the Committee expressly pre-approves the tax services listed in Appendix C. All tax services not listed on Appendix C must be separately pre-approved by the Committee.

Permissible non-audit services are the services set forth in Appendix D hereto. The performance of permissible non-audit services does not impair the independence of the auditor, and the Committee expressly pre-approves the services listed in Appendix D. All permissible non-audit services not listed on Appendix D must be separately pre-approved by the Committee.

The Committee may delegate to one or more independent members of the Committee the authority to grant approvals required herein. The decisions of any member to whom authority is delegated to pre-approve an activity hereunder shall be presented to the full Committee at its next regularly scheduled meeting. Pursuant to the above authority, the Committee has delegated pre-approval authority of up to $500,000 to the Chair of the Committee for unbudgeted items. The Chair shall report the items pre-approved under this delegation of authority at the next scheduled Committee meeting.

The Committee has not delegated to the Corporation’s management any of its responsibilities to approve services performed by the independent auditor.

When requested by the Committee, the independent auditor shall provide detailed supporting documentation for each service provided hereunder.

Policy Application

This policy applies to Marathon Oil Corporation and its wholly or majority owned subsidiaries.

Policy Implementation

The CFO shall coordinate the implementation of this policy.

Policy Exceptions

The requirement for prior approval of permissible non-audit services provided above is waived, provided the following criteria are satisfied:

i.

the aggregate amount of all such services provided to the Corporation constitutes not more than 5% of the total amount of revenues paid by the Corporation to the independent auditor during the fiscal year in which the permissible non-audit services are provided;

ii.	at the time of engagement with the independent auditor such services were not recognized by the Corporation to be non-audit services; and

iii.

such services are promptly brought to the attention of the Committee and approved by the Committee prior to the completion of the audit or by one or more designated members of the Committee to whom authority to grant such approvals has been delegated by the Committee.

Notwithstanding these exceptions, it is the intent of the Committee that standard practice will be to pre-approve all permissible non-audit services.

References

None

Appendix A

Audit Services

The following audit services are subject to pre-approval by the Audit and Finance Committee.

Financial Statement Audit – Statutory audits or financial audits for the Corporation, and subsidiaries and affiliates thereof.

Regulatory Financial Filings – Services related to the Securities Act of 1933 and the Securities Exchange Act of 1934 filings (e.g., registration statements, and current and periodic reports), including issuance of comfort letters, review of documents, consents, and assistance in responding to Securities and Exchange Commission (“SEC”) comment letters.

Attest Services Required by Statute or Regulation – Attestation services required by statute or regulation including, without limitation, the report on the Corporation’s internal controls as specified in Section 404 of the Sarbanes-Oxley Act of 2002.

Appendix B

Audit-Related Services

The following audit-related services are subject to pre-approval by the Audit and Finance Committee.

Employee Benefit Plan Audits – Audit of pension and other employee benefit plans.

Financial Due Diligence – Assistance in financial due diligence with respect to pre- and post-business combinations or acquisitions, including review of financial statements, financial data and records, and discussions with Corporation or counter-party finance and accounting personnel regarding, among other things, purchase accounting issues.

Application and General Control Reviews – Review of information technology and general controls related to specific applications, including overall general computer controls, excluding those that are a part of the financial statement audit.

Consultations Regarding GAAP – Consultations by the Corporation’s management as to the accounting or disclosure treatment of transactions or events and/or the actual impact of final or proposed rules, standards or interpretations by the SEC, PCAOB, FASB, or other regulatory or standard setting bodies.

Attestation – Attestation and agreed-upon procedures engagements.

Other Audits – Subsidiary, equity investee or other related entity audits or audits of pools of assets not required by statute or regulation that are incremental to the audit of the consolidated financial statements.

Appendix C

Tax Services

The following tax services are subject to pre-approval by the Audit and Finance Committee.

Federal and State Tax Compliance – Preparation and/or review of tax returns, including sales and use tax, excise tax, income tax, and property tax. Consultation regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the Corporation.

International Tax Compliance – Preparation and review of income and local, tax returns. Consultation regarding appropriate handling of items on the returns, required disclosures, elections and filing positions available to the Corporation. Preparation or review of U.S. filing requirements for foreign corporations.

Federal and State Tax Consulting – Assistance with tax audits. Responding to requests from the Corporation’s Tax Organization regarding technical interpretations, applicable laws and regulations, and tax accounting. Tax advice on mergers, acquisitions, and restructurings.

International Tax Consulting – Assistance with tax examinations. Advice on various matters including foreign tax credit, foreign income tax, tax accounting, foreign earnings and profits, U.S. treatment of foreign subsidiary income, excise tax or equivalent taxes in each applicable jurisdiction. Tax advice on restructurings, mergers and acquisitions.

Transfer Pricing – Advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Corporation to comply with taxing authority documentation requirements regarding inter-company pricing and assistance with tax exemptions.

Customs and Duties – Compliance reviews and advice on compliance in the areas of tariffs and classification, origin, pricing, and documentation. Assistance with customs audits.

Expatriate Tax Services – Preparation of individual income tax returns, advice on impact of changes in local tax laws and consequences of changes in compensation programs or practices.

Appendix D

Permissible Non-Audit Services

The following permissible non-audit services are subject to pre-approval by the Audit and Finance Committee.

•	Assistance with preparation of statutory financial statements
•	Assistance with filing of statistical information with governmental agencies
•	Accounting research software license

Appendix E

Prohibited Services

The independent auditor shall be prohibited from performing the following services for the Corporation:

•	Bookkeeping or other services related to the accounting records or financial statements of the Corporation;
•	Financial information systems design and implementation;
•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
•	Actuarial services;
•	Internal audit outsourcing services;
•	Management functions or human resources function;
•	Broker or dealer, investment adviser, or investment banking services;
•	Legal services and expert services unrelated to the audit; and
•	Any other service that is prohibited by applicable law or regulation or that the Committee determines is impermissible.

APPENDIX III

MARATHON OIL CORPORATION

2012 INCENTIVE COMPENSATION PLAN

1. Purposes. This Marathon Oil Corporation 2012 Incentive Compensation Plan (this “Plan”) was adopted by the Board of Directors of Marathon Oil Corporation (the “Corporation”) in order to retain Employees and Non-Employee Directors with valuable training, experience and ability, to attract new Employees and Non-Employee Directors with valuable training, experience and ability, to encourage the sense of proprietorship of such persons and to promote the active interest of such persons in the development and financial success of the Corporation and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants with a proprietary interest in the growth and performance of the Corporation and its Subsidiaries.

2. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Award” means an Employee Award or a Director Award.

“Award Agreement” means an Employee Award Agreement or a Director Award Agreement. The Committee may, in its discretion, require that the Participant execute such Award Agreement, or may provide for procedures through which Award Agreements are made available but not executed. Any Participant who is granted an Award and who does not affirmatively reject the applicable Award Agreement shall be deemed to have accepted the terms of Award as embodied in the Award Agreement.

“Board” means the board of directors of the Corporation.

“Cash Award” means an Award denominated in cash.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Change in Control” means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

(i) any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that for purposes of this Plan the term “Person” shall not include (A) the Corporation or any of its Subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its

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Subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below);

(ii) the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest including but not limited to a consent solicitation, relating to the election of Directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date this Plan became effective or whose appointment, election or nomination for election was previously so approved; or

(iii) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation (an “Excluded Transaction”) which would result in the holders of the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation, or there is consummated the sale or other disposition of all or substantially all of the Corporation’s assets.

Notwithstanding any other provision to the contrary, in no event shall the transfer of ownership interests in the Corporation in and of itself constitute a Change in Control under this Award Agreement.

“Committee” means the Compensation Committee of the Board, and any successor committee to the Compensation Committee of the Board or such other committee of the Board, including but not limited to the full Board, as may be designated by the Board to administer this Plan in whole or in part.

“Common Stock” means the common stock, par value $1.00 per share, of the Corporation.

“Corporation” has the meaning set forth in Section 1.

“Director” means an individual serving as a member of the Board.

“Director Award” means any Non-Qualified Stock Option, SAR, Restricted Stock Award, Restricted Stock Unit Award, Cash Award or Performance Award granted, whether singly, in combination, or in tandem, to a Participant who is a Non-Employee Director pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of this Plan.

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“Director Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to a Director Award.

“Disability” means, with respect to a Participant, that such Participant either (i) has been determined to be disabled under any long term disability plan that the Corporation or a Subsidiary sponsors or maintains or to which the Corporation or a Subsidiary contributes, or (ii) can provide proof of a Social Security determination of disability or a determination of disability by an analogous non-U.S. governmental agency, if applicable.

“Dividend Equivalents” means, with respect to Restricted Stock Units, with respect to which shares are to be issued at the end of the Restriction Period, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period on a like number of shares of Common Stock.

“Employee” means an employee of the Corporation or any of its Subsidiaries or an individual who has agreed to become an employee of the Corporation or any of its Subsidiaries and actually becomes such an employee within the following six months.

“Employee Award” means any Incentive Stock Option, Non-Qualified Stock Option, SAR, Restricted Stock Award, Restricted Stock Unit Award, Cash Award or Performance Award granted, whether singly, in combination, or in tandem, to a Participant who is an Employee pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of this Plan.

“Employee Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Employee Award.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Executive Officer” means a “covered employee” within the meaning of Section 162(m)(3) or any other executive officer designated by the Committee for purposes of exempting compensation payable under this Plan from the deduction limitations of Section 162(m).

“Fair Market Value” means, with respect to a share of Common Stock on a particular date, the closing price per share of the Common Stock, as reported on the consolidated transaction reporting system for the New York Stock Exchange for that date, or, if there shall have been no such reported prices for that date, the reported closing price on the last preceding date on which a closing price for shares of Common Stock was reported on the consolidated transaction reporting system for the New York Stock Exchange. However, (1) if the closing price of Common Stock ceases being reported on the consolidated transaction reporting system for the New York Stock Exchange, Fair Market Value shall mean the reported closing price on a particular date (or, if there shall have been no such reported prices for that date, the last preceding date) on which a composite sale or sales were effected on one or more of the exchanges on which the shares of Common Stock were traded, and (2) if the shares of Common Stock cease to be readily tradable on an established securities market, Fair Market Value shall be determined by reasonable application of a reasonable valuation method selected by the Board.

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“Grant Date” means the later of (i) the date on which an Award is granted to a Participant or (ii) the effective date of the Award, in the case of a Committee action or other granting action that specifies that an Award shall be granted as of a future effective date.

“Grant Price” means the price at which a Participant may exercise an Option, SAR or other right to receive cash or Common Stock, as applicable, under the terms of an Award.

“Incentive Stock Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

“Non-Employee Director” means an individual serving as a member of the Board who is not an Employee of the Corporation or any of its Subsidiaries.

“Non-Qualified Option” means an Option that is not intended to comply with the requirements set forth in Section 422 of the Code.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified price.

“Participant” means an Employee or a Non-Employee Director to whom an Award has been granted under this Plan.

“Performance Award” means an award made pursuant to this Plan to a Participant, which Award is subject to the attainment of one or more Performance Goals.

“Performance Goal” means a standard established by the Committee, to determine in whole or in part whether a Performance Award shall be earned.

“Plan” has the meaning set forth in Section 1.

“Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.

“Restricted Stock Unit” means a unit evidencing the right to receive one share of Common Stock or equivalent value (as determined by the Committee) that is restricted or subject to forfeiture provisions.

“Restriction Period” means a period of time beginning as of the date upon which an Award of Restricted Stock or Restricted Stock Units is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Award is issued (if not previously issued) and no longer restricted or subject to forfeiture provisions.

“Retirement” means termination of employment with the Corporation or its Subsidiaries after a Participant is either (i) eligible for retirement under the Retirement Plan of Marathon Oil Company or (ii) has attained age 50 and completed ten consecutive years of employment with the Corporation and its Subsidiaries.

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“Section 162(m)” means Section 162(m) of the Code and any Treasury Regulations and guidance promulgated thereunder.

“Section 409A” means Section 409A of the Code and any Treasury Regulations and guidance promulgated thereunder.

“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price, in each case, as determined by the Committee.

“Stock Award” means an award in the form of shares of Common Stock or units denominated in shares of Common Stock.

“Subsidiary” means (i) in the case of a corporation, any corporation of which the Corporation directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation, (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Corporation directly or indirectly owns 50% or more of the voting, capital, or profits interests (whether in the form of partnership interests, membership interests or otherwise), and (iii) any other corporation, partnership or other entity that is a “subsidiary” of the Company within the meaning of Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

3. Eligibility. All Employees and Non-Employee Directors of the Corporation or a Subsidiary are eligible for Awards under this Plan in the sole discretion of the Committee. No Employee or Non-Employee Director who owns directly or indirectly stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Corporation or any Subsidiary is eligible to participate in this Plan.

4. Common Stock Available for Awards. Subject to the provisions of Section 13 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including Options or SARs that may be exercised for or settled in Common Stock) an aggregate of 50,000,000 shares of Common Stock.

(a) In connection with the granting of an Option or SAR, the number of shares of Common Stock available for issuance under this Plan shall be reduced by the number of shares of Common Stock in respect of which the Option or SAR is granted or denominated. For example, upon the grant of stock-settled SARs, the number of shares of Common Stock available for issuance under this Plan shall be reduced by the full number of SARs granted, and the number of shares of Common Stock available for issuance under this Plan shall not thereafter be increased upon the exercise of the SARs and settlement in shares of Common Stock, even if the actual number of shares of Common Stock delivered in settlement of the SARs is less than the full number of SARs exercised. In connection with the granting of a Stock Award that is not an Option or SAR, the number of shares of Common Stock available for issuance under this Plan shall be reduced by a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock in respect of which the Stock Award is granted and (ii) 2.41. However, Awards that by their terms do not permit settlement in shares of Common Stock shall not reduce the number of shares of Common Stock available for issuance under this Plan.

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(b) Any shares of Common Stock that are tendered by a Participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under this Plan shall not be added back to the number of shares of Common Stock available for issuance under this Plan.

(c) Whenever any outstanding Option or other Award (or portion thereof) expires, is cancelled or forfeited or is otherwise terminated for any reason without having been exercised or payment having been made in the form of shares of Common Stock, the number of shares of Common Stock available for issuance under this Plan shall be increased by the number of shares of Common Stock allocable to the expired, forfeited, cancelled or otherwise terminated Option or other Award (or portion thereof). To the extent that any Award is forfeited, or any Option or SAR terminates, expires or lapses without being exercised, the shares of Common Stock subject to such Awards will not be counted as shares delivered under this Plan.

(d) Shares of Common Stock delivered under the Plan in settlement of an Award issued or made (i) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an acquired entity or (ii) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the stockholder approval requirements of the New York Stock Exchange for equity compensation plans applies.

(e) Awards valued by reference to Common Stock that may be settled in equivalent cash value will count as shares of Common Stock delivered to the same extent as if the Award were settled in shares of Common Stock.

Consistent with the requirements specified above in this Section 4, the Committee may from time to time adopt and observe such procedures concerning the counting of shares against this Plan maximum as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national securities exchange on which the Common Stock is listed or any applicable regulatory requirement. The Committee and the appropriate officers of the Corporation shall be authorized to, from time to time, take all such actions as any of them may determine are necessary or appropriate to file any documents with governmental authorities, stock exchanges and transaction reporting systems as may be required to ensure that shares of Common Stock are available for issuance pursuant to Awards.

5. Administration.

(a) Authority of the Committee. This Plan shall be administered by the Committee, which shall have the powers vested in it by the terms of this Plan, such powers to include the authority (within the limitations described in this Plan):

•	to select the Participants to be granted Awards under this Plan;

•	to determine the terms of Awards to be made to each Participant;

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•	to determine the time when Awards are to be granted and any conditions that must be satisfied before an Award is granted;

•	to establish objectives and conditions for earning Awards;

•	to determine the terms and conditions of Award Agreements (which shall not be inconsistent with this Plan) and which parties must sign each Award Agreement;

•	to determine whether the conditions for earning an Award have been met and whether a Performance Award will be paid at the end of an applicable performance period;

•	except as otherwise provided in Sections 7(a) and 11, to modify the terms of Awards made under this Plan;

•	to determine if, when and under what conditions payment of all or any part of an Award may be deferred;

•	to determine whether the amount or payment of an Award should be reduced or eliminated; and

•	to determine the guidelines and/or procedures for the payment or exercise of Awards.

The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the objectives of this Plan. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole discretion and shall be final, conclusive and binding on all parties concerned. All decisions and selections made by the Committee pursuant to the provisions of the Plan shall be made by a majority of its members unless subject to the Committee’s delegation of authority pursuant to Section 6.

(b) Limitation of Liability. No member of the Committee or officer of the Corporation to whom the Committee has delegated authority in accordance with the provisions of Section 6 of this Plan shall be liable for any act or omission to be done by him or her, by any member of the Committee or by any officer of the Corporation in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(c) Prohibition on Repricing of Awards. No Option or SAR may be repriced, replaced, regranted through cancellation or modified without stockholder approval (except in connection with a change in the Corporation’s capitalization), if the effect would be to reduce the exercise price for the shares underlying such Option or SAR.

6. Delegation of Authority. Except with respect to matters related to Awards to Executive Officers or other Awards intended to qualify as qualified performance-based compensation under Section 162(m), the Committee may delegate to the Chief Executive Officer and to other senior officers of the Corporation or to such other committee of the Board its duties under this Plan pursuant to such conditions or limitations as the Committee may establish.

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7. Awards.

(a) The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Awards. Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion. Awards may consist of those listed in this Section 7(a). Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Corporation or any of its Subsidiaries, including the plan of any acquired entity; provided that, except as contemplated in Section 13 hereof, no Option may be issued in exchange for the cancellation of an Option with a higher exercise price, nor may the exercise price of any Option be reduced. No Option may include provisions that “reload” the option upon exercise or that extend the term of an Option beyond what is the maximum period is specified in the Plan or Award Agreement. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Corporation and its Subsidiaries or achievement of specific Performance Goals. Upon the termination of employment or service as a Non-Employee Director by a Participant, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement. Subject to the provisions below applicable to each type of Award, the terms, conditions and limitations applicable to any Awards shall be determined by the Committee.

(i) Option. An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Non-Qualified Option and will be designated accordingly at the time of grant. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. The term of an Option shall not exceed ten years from the date of grant.

(ii) Stock Appreciation Right. An Award may be in the form of a Stock Appreciation Right. The strike price for a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock on the date on which the Stock Appreciation Right is granted. The term of a Stock Appreciation Right shall not exceed ten years from the date of grant.

(iii) Stock Award. An Award may be in the form of a Stock Award. Any Stock Award which is not a Performance Award shall have a minimum Restriction Period of three years from the date of grant, provided that (i) the Committee may provide for earlier vesting following a change of control or other specified events involving the Corporation or upon an Employee’s termination of employment or a Non-Employee Director’s ceasing to serve on the Board by reason of death, disability or Retirement, and (ii) vesting of a Stock Award may occur incrementally over the three-year minimum Restricted Period.

(iv) Cash Awards. An Award may be in the form of a Cash Award.

(v) Performance Award. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. Any Stock Award which is a Performance Award shall have a minimum Restriction Period of one year from the date of grant, provided that the Committee may provide for earlier vesting following a change of control or other

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specified events involving the Corporation, or upon a termination of employment or service as a Non-Employee Director by reason of death, Disability or Retirement. The Committee shall set Performance Goals in its sole discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant or the portion of an Award that may be exercised.

A. Non-Qualified Performance Awards. Performance Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Section 162(m) shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

B. Qualified Performance Awards. Performance Awards that are intended to qualify as qualified performance-based compensation under Section 162(m) shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established and administered by the Committee in accordance with Section 162(m) prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. Such a Performance Goal may be based on one or more business criteria that apply to a Participant, one or more business units, divisions or sectors of the Corporation, or the Corporation as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following and need not be the same for each Participant.

•

revenue and income measures (which include revenue, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, taxes, depreciation and amortization (“EBIDTA”), and economic value added (“EVA”);

•	expense measures (which include costs of goods sold, selling, finding and development costs, general and administrative expenses and overhead costs);

•	operating measures (which include productivity, operating income, funds from operations, cash from operations, after-tax operating income, market share, margin and sales volumes);

•	cash flow measures (which include net cash flow from operating activities and working capital);

•	liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow);

•	leverage measures (which include debt-to-equity ratio and net debt);

•	market measures (which include market share, stock price, growth measure, total stockholder return and market capitalization measures);

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•	return measures (which include return on equity, return on assets and return on invested capital);

•	corporate value and sustainability measures (which include compliance, safety, environmental and personnel matters); and

•	other measures such as those relating to acquisitions, dispositions or customer satisfaction.

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo, performance relative to a peer group determined by the Committee or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and qualified Performance Awards, it is the intent of this Plan to conform with Section 162(m), including, without limitation, Treasury Regulation §1.162-27(e)(2)(i), as to grants pursuant to this subsection and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions.

(b) The Committee shall adjust the Performance Goals (either up or down) and the level of the Performance Award that a Participant may earn under this Plan, but only to the extent permitted pursuant to Section 162(m), if it determines that the occurrence of external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Corporation’s ability to meet them, including without limitation, events such as material acquisitions, changes in the capital structure of the Corporation, and extraordinary accounting changes. In addition, Performance Goals and Performance Awards shall be calculated without regard to any changes in accounting standards that may be required by the Financial Accounting Standards Board after such Performance Goals are established.

(c) Notwithstanding anything to the contrary contained in this Plan, no Participant may be granted, during any one-year period, Awards collectively consisting of (i) Options or Stock Appreciation Rights that are exercisable for more than 3,000,000 shares of Common Stock, or (ii) Stock Awards covering or relating to, more than 1,000,000 shares of Common Stock (these limitations referred to as the “Stock-based Awards Limitations”). No Plan Participant who is an employee may be granted Awards consisting of cash (including Cash Awards that are granted as Performance Awards) in respect of any calendar year having a value determined on the Grant Date in excess of $30,000,000.

8. Award Payment; Dividends; Substitution; Fractional Shares.

(a) General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the applicable Award Agreement relating to such shares shall specify whether they are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and

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conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restricted Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b) Dividends and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Award consisting of shares of Common Stock or units denominated in shares of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. No rights to dividends or Dividend Equivalents shall be extended to Options or SARs, and no dividends or Dividend Equivalents shall be payable with respect to Performance Awards prior to attainment of the Performance Goal or Performance Goals applicable to such Performance Awards. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and Dividend Equivalents for Awards consisting of shares of Common Stock or units denominated in shares of Common Stock.

(c) Fractional Shares. No fractional shares shall be issued or delivered pursuant to any Award under this Plan. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional shares, or whether fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

9. Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if elected by the Participant, the Participant may purchase such shares by means of tendering Common Stock valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock or other Awards. In accordance with the rules and procedures established by the Committee for this purpose and subject to applicable law, Options may also be exercised through “cashless exercise” procedures approved by the Committee.

10. Taxes. The Corporation shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Corporation of shares of Common Stock previously owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

11. Amendment, Modification, Suspension or Termination. The Board or the Committee may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Corporation to the extent stockholder approval is otherwise required by applicable legal requirements or the requirements of any exchange on which the Common Stock is listed.

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Notwithstanding the foregoing, no amendment may cause an Option or SAR to be repriced, replaced, regranted through cancellation or modified without stockholder approval (except in connection with a change in the Corporation’s capitalization as provided in Section 13), if the effect of such amendment would be to reduce the exercise price for the shares underlying such Option or SAR.

12. Assignability. Unless otherwise determined by the Committee in the Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 12 shall be null and void.

13. Adjustments.

(a) The existence of this Plan and Awards granted pursuant to this Plan shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the shares of Common Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Except as provided in this Section 13, the issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon exercise of rights or warrants to subscribe for such shares or securities, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards granted hereunder.

(c) The shares of Common Stock with respect to which Awards may be granted under this Plan are shares of the Common Stock of the Corporation as presently constituted, but if, and whenever, prior to the delivery by the Corporation or a Subsidiary of all of the shares of Common Stock which are subject to the Awards or rights granted under this Plan, the Corporation shall effect a subdivision or consolidation of shares or other capital readjustments, the payment of a stock dividend or other increase or reduction of the number of shares of the Common Stock outstanding without receiving compensation therefore in money, services or property, the number of shares of Common Stock subject to the Plan, as well as the Stock-based Awards Limitations described in Section 7(c) of this Plan, shall be proportionately adjusted and the number of shares of Common Stock with respect to which outstanding Awards or other property subject to an outstanding Award granted hereunder shall:

(i) in the event of an increase in the number of outstanding shares, be proportionately increased, and the cash consideration (if any) payable per share of Common Stock shall be proportionately reduced; and

(ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the cash consideration (if any) payable per share of Common Stock shall be proportionately increased.

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(d) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, spinoff, reorganization or liquidation, the Board shall make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its sole discretion, (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award, or (iii) to cancel any such Awards and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or Stock Appreciation Rights shall be the excess of the Fair Market Value of Common Stock on such date over the exercise price of such Award (for the avoidance of doubt, if the exercise price is less than Fair Market Value the Option or Stock Appreciation Right may be canceled for no consideration).

(e) Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section 13 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in a manner which is intended to not result in accelerated or additional tax to a Participant pursuant to Section 409A; (ii) any adjustments made pursuant to this Section 13 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner intended to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A or (B) do not result in accelerated or additional tax to a Participant pursuant to Section 409A; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to this Section 13 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the date of grant to be subject thereto as of the date of grant.

14. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Corporation shall be satisfied based on the advice of its counsel that such issuance will be in compliance with including, but not limited to, applicable federal and state securities laws. The Participant shall not exercise or settle any Award granted hereunder, and the Corporation or any Subsidiary shall not be obligated to issue any shares of Common Stock or make any payments under any such Award if the exercise of an Award or if the issuance of such shares of Common Stock or if the payment made will constitute a violation by the recipient or the Corporation or any Subsidiary of any provision of any applicable law or regulation of any governmental authority or any securities exchange on which the Common Stock is listed. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

15. Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash,

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Common Stock or rights to cash or Common Stock under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Corporation shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights to cash or Common Stock, nor shall this Plan be construed as providing for such segregation, nor shall the Corporation, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights to cash or Common Stock to be granted under this Plan. Any liability or obligation of the Corporation to any Participant with respect to an Award of cash, Common Stock or rights to cash or Common Stock under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation. Neither the Corporation nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

16. Section 409A. This Plan is intended to provide compensation which is exempt from or which complies with Section 409A, and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. This Plan shall not be amended in a manner that would cause the Plan or any amounts payable under the Plan to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Plan. The Corporation shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Plan if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A. For purposes of Section 409A, each payment under this Plan shall be deemed to be a separate payment.

Notwithstanding any provision of this Plan to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination of employment and the Corporation determines, in good faith, that immediate payment of any amounts or benefits under this Plan would cause a violation of Section 409A, then any amounts or benefits which are payable under this Plan upon the Participant’s “separation from service” within the meaning of Section 409A which (i) are subject to the provisions of Section 409A; (ii) are not otherwise excluded under Section 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service, shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the date of termination or (2) the date of the Participant’s death.

17. Governing Law. This Plan and all determinations made and actions taken pursuant to this Plan, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

18. No Right to Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Corporation or a Subsidiary to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Corporation or any Subsidiary.

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19. Successors. All obligations of the Corporation under this Plan with respect to Awards granted under this Plan shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Corporation.

20. Tax Consequences. Nothing in this Plan or an Award Agreement shall constitute a representation by the Corporation to a Participant regarding the tax consequences of any Award received by a Participant under this Plan. Although the Corporation may endeavor to (i) qualify a Performance Award for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment (e.g. under Section 409A), the Corporation makes no representation to that effect and expressly disavows any covenant to maintain favorable or unavoidable tax treatment. The Corporation shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under this Plan.

21. Non-United States Participants. The Committee may grant awards to persons outside the United States under such terms and conditions as may, in the judgment of the Committee, be necessary or advisable to comply with the laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans, modified vesting, exercise or settlement procedures and other terms and procedures. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Exchange Act of 1934, the Code, any securities law, any governing statute, or any other applicable law.

22. Effectiveness. This Plan is effective as of May 1, 2012. This Plan shall continue in effect for a term of ten years from May 1, 2012, unless sooner terminated by action of the Board.

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Marathon Oil Corporation 5555 San Felipe Street Houston, TX 77056

Marathon Oil Corporation C/O SHAREHOLDER SERVICES P.O. BOX 4813 HOUSTON, TX 77210-4813 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on April 24, 2012 for shares held by registered holders directly and 11:59 p.m. EDT on April 22, 2012 for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on April 24, 2012 for shares held by registered holders directly and 11:59 p.m. EDT on April 22, 2012 for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Marathon Oil Corporation, c/o Broadridge Financial Solutions,Inc., 51 Mercedes Way, Edgewood, NY 11717. The Internet and telephone voting facilities will close at 11:59 p.m. EDT on April 24, 2012, for shares held by registered holders directly and at 11:59 p.m. EDT on April 22, 2012, for shares held in the Marathon Oil Company Thrift Plan. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M42147-P21648-Z8392 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MARATHON OIL CORPORATION Your Board of Directors recommends you vote “FOR” Items 1a. through 1h. 1. Election of directors for a one-year term expiring in 2013 NOMINEES: For Against Abstain 1a. Gregory H. Boyce ! ! ! 1b. Pierre Brondeau ! ! ! 1c. Clarence P. Cazalot, Jr. ! ! ! 1d. Linda Z. Cook ! ! ! 1e. Shirley Ann Jackson ! ! ! 1f. Philip Lader ! ! ! 1g. Michael E.J. Phelps ! ! ! 1h. Dennis H. Reilley ! ! ! Your Board of Directors recommends you vote “FOR” For Against Abstain Item 2 2. Ratification of the selection of PricewaterhouseCoopers LLP ! ! ! as our independent auditor for 2012. Your Board of Directors recommends you vote “FOR” Item 3 3. A non-binding advisory vote to approve our executive ! ! ! compensation. Your Board of Directors recommends you vote “FOR” Item 4 4. Approval of our 2012 Incentive Compensation Plan ! ! ! Please indicate if you plan to attend this meeting. ! ! Yes No Please indicate if you wish to view meeting materials ! ! electronically via the Internet rather than receiving a hard copy; please note that you will continue to receive a proxy card for voting purposes only. Yes No Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Marathon Oil Corporation 2012 ANNUAL MEETING OF STOCKHOLDERS ATTENDANCE CARD You are cordially invited to attend the Annual Meeting of Stockholders on Wednesday, April 25, 2012. The Meeting will be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas 77056 at 10:00 A.M. Central Time. (Please detach this card from your proxy card and bring it with you as identification. A map to the meeting site is inscribed on this card for your convenience. The use of an attendance card is for our mutual convenience, however your right to attend without an attendance card, upon proper identification, is not affected.) Sylvia J. Kerrigan Secretary (FOR THE PERSONAL USE OF THE NAMED STOCKHOLDER(S) ON THE BACK—NOT TRANSFERABLE.) Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The 2012 Notice of Annual Meeting of Stockholders and Proxy Statement, and the Letter to Stockholders and 2011 Annual Report on Form 10-K are available at www.proxyvote.com. (Proxy must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing.) M42148-P21648-Z8392 Proxy and Voting Instruction Form This Proxy and Voting Instruction is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on April 25, 2012 For shares held by registered holders The undersigned hereby appoints Clarence P. Cazalot, Jr., Dennis H. Reilley and Janet F. Clark, or any of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of Marathon Oil Corporation on Wednesday, April 25, 2012 and at any meeting resulting from any adjournment(s) or postponement(s) thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the 2012 Notice of Annual Meeting and Proxy Statement for such Meeting with respect to which the proxies are instructed to vote as directed on reverse side. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote the shares unless you sign and return the proxy card. For shares held in Marathon Oil Company Thrift Plan These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Oil Company Thrift Plan (the “Marathon Oil Plan”). The undersigned, as a participant in the Marathon Oil Plan, hereby directs the Trustee to vote the number of shares of Marathon Oil Corporation common stock credited to the undersigned’s account under the Marathon Oil Plan at the Annual Meeting of Stockholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the 2012 Notice of Annual Meeting and Proxy Statement. In the Trustee’s discretion, it may vote upon such other matters as may properly come before the Meeting. Your vote is confidential. The shares credited to the account will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by April 22, 2012, the shares credited to the account will not be voted. You cannot vote the shares in person at the Annual Meeting; the Trustee is the only one who can vote the shares. PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE